    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 1998

                                                      REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                             UNDER THE SECURITIES
                                  ACT OF 1933

                               ---------------

                          UNIGRAPHICS SOLUTIONS INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                     7372                     75-2728894
    (STATE OR OTHER           (PRIMARY STANDARD           (I.R.S. EMPLOYER
    JURISDICTION OF              INDUSTRIAL              IDENTIFICATION NO.)
   INCORPORATION OR          CLASSIFICATION CODE
     ORGANIZATION)                 NUMBER)

                             13736 RIVERPORT DRIVE
                       MARYLAND HEIGHTS, MISSOURI 63043
                                (314) 344-5900
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                                JOHN J. MAZZOLA
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          UNIGRAPHICS SOLUTIONS INC.
                             13736 RIVERPORT DRIVE
                       MARYLAND HEIGHTS, MISSOURI 63043
                                (314) 344-5900
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------

                                  COPIES TO:

          MICHAEL A. SASLAW                      JERRY V. ELLIOTT
        BAKER & BOTTS, L.L.P.                   SHEARMAN & STERLING
          2001 ROSS AVENUE                     599 LEXINGTON AVENUE
         DALLAS, TEXAS 75201                 NEW YORK, NEW YORK 10022
           (214) 953-6500                         (212) 848-4000

                               ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                               ---------------

                        CALCULATION OF REGISTRATION FEE

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
      TITLE OF EACH CLASS OF            PROPOSED MAXIMUM          AMOUNT OF
   SECURITIES TO BE REGISTERED     AGGREGATE OFFERING PRICE(2) REGISTRATION FEE
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
Class A Common Stock, par value
 $.01 per share(1)...............         $125,000,000             $36,875
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
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(1) In accordance with Rule 457(o) under the Securities Act the number of shares being registered and the proposed maximum offering price per share are not included in this table.
(2) Estimated solely for the purpose of calculating the registration fee.

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                               EXPLANATORY NOTE

  This registration statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent offering outside the United States and Canada (the "International Prospectus" and, together with the U.S. Prospectus, the "Prospectuses"). The Prospectuses are identical in all material respects except for the front cover page. The U.S. Prospectus is included herein and is followed by the alternate front cover page to be used in the International Prospectus. The alternate page for the International Prospectus included herein is labeled "Alternate Page for International Prospectus." Final forms of each Prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued March 19, 1998


                                       Shares
                           Unigraphics Solutions Inc.

                              CLASS A COMMON STOCK

                                  -----------

OF THE      SHARES OF CLASS A  COMMON STOCK BEING OFFERED,     SHARES ARE BEING
OFFERED INITIALLY IN THE UNITED STATES  AND CANADA BY THE U.S. UNDERWRITERS AND
     SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. ALL OF THE SHARES OF CLASS A COMMON STOCK BEING OFFERED ARE BEING SOLD BY UNIGRAPHICS SOLUTIONS INC., WHICH IS
  CURRENTLY A WHOLLY OWNED SUBSIDIARY OF ELECTRONIC DATA SYSTEMS CORPORATION. UPON COMPLETION OF THE OFFERING, EDS WILL OWN 100% OF THE OUTSTANDING
   CLASS B COMMON STOCK  OF THE COMPANY,  WHICH WILL REPRESENT  APPROXIMATELY
     % OF THE  COMBINED VOTING POWER OF  ALL CLASSES OF VOTING  STOCK IN THE
   COMPANY  (APPROXIMATELY    %  IF  THE U.S.  UNDERWRITERS'  OVER-ALLOTMENT
    OPTION IS EXERCISED IN FULL). SEE "RELATIONSHIP WITH EDS AND CERTAIN TRANSACTIONS." PRIOR TO THE OFFERING, THERE HAS BEEN NO PUBLIC MARKET
    FOR  THE CLASS A COMMON STOCK OR CLASS B COMMON  STOCK. IT IS CURRENTLY
     ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE PER SHARE OF CLASS A
     COMMON  STOCK WILL  BE BETWEEN $   AND $ .  SEE "UNDERWRITERS"  FOR A
      DISCUSSION OF  THE  FACTORS CONSIDERED  IN DETERMINING  THE  INITIAL
                            PUBLIC OFFERING PRICE.

                                  -----------

  HOLDERS OF CLASS A COMMON STOCK GENERALLY HAVE RIGHTS IDENTICAL TO THOSE OF
    HOLDERS OF CLASS B COMMON STOCK, EXCEPT THAT HOLDERS OF CLASS A COMMON STOCK ARE ENTITLED TO ONE VOTE PER SHARE WHILE HOLDERS OF CLASS B COMMON
    STOCK ARE ENTITLED TO 10 VOTES PER SHARE ON ALL MATTERS SUBMITTED TO A
     VOTE OF STOCKHOLDERS. HOLDERS OF CLASS A COMMON STOCK ARE GENERALLY
       ENTITLED TO VOTE WITH THE HOLDERS OF CLASS B COMMON STOCK AS ONE
        CLASS ON ALL MATTERS AS TO WHICH THE HOLDERS OF CLASS B COMMON
        STOCK ARE ENTITLED TO VOTE. SEE "DESCRIPTION OF CAPITAL STOCK."

                                  -----------

 APPLICATION WILL BE MADE TO LIST THE CLASS A COMMON STOCK FOR QUOTATION ON THE
                NASDAQ NATIONAL MARKET UNDER THE SYMBOL "UGSI."

                                  -----------

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY  REPRESENTATION  TO  THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
                                             -------- -------------- -----------
Per Share...................................   $           $              $
Total(3)....................................  $           $              $

-----
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
(2) Before deducting expenses payable by the Company estimated at $  .
(3) The Company has granted the U.S. Underwriters an option, exercisable within
    30 days of the date hereof, to purchase up to an aggregate of    additional
    Shares of Class A Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to Company
    will be $   , $    and $   , respectively. See "Underwriters."

                                  -----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Shearman & Sterling, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about    , 1998, at the office of
Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                  -----------

MORGAN STANLEY DEAN WITTER
            DONALDSON, LUFKIN & JENRETTE
                SECURITIES CORPORATION
                           HAMBRECHT & QUIST
                                  J.P. MORGAN & CO.
    , 1998

                         [PICTURES/GRAPHICS TO COME.]


  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE CLASS A COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, SHARES OF CLASS A COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

  NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE CLASS A COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

  Until    , 1998 (25 days after the date of this Prospectus), all dealers effecting transactions in the Class A Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                               ----------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    4
Risk Factors........................   11
Special Note Regarding Forward-
 Looking Statements.................   18
Use of Proceeds.....................   19
Dividend Policy.....................   19
Capitalization......................   20
Dilution............................   21
Pro Forma Financial Information.....   22
Selected Financial and Operating
 Data...............................   26
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   27
Business............................   36

                                                                         PAGE
                                                                         ----
Management.............................................................   51
Security Ownership of Management and Principal Stockholder.............   60
Relationship with EDS and Certain Transactions.........................   61
Description of Capital Stock...........................................   64
Shares Eligible for Future Sale........................................   73
Certain Federal Income Tax Consequences for Non-United States Holders..   75
Underwriters...........................................................   77
Legal Matters..........................................................   80
Experts................................................................   80
Additional Information.................................................   81
Index to Financial Statements..........................................  F-1

                               ----------------

  For investors outside the United States: No action has been or will be taken in any jurisdiction by the Company or any Underwriter that would permit a public offering of the Class A Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about, and to observe any restrictions as to, the offering of the Class A Common Stock and the distribution of this Prospectus.

  In this Prospectus, references to "dollar" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

                               ----------------

  The Company owns or otherwise has rights to trademarks and trade names that it uses in conjunction with the sale of its products. Unigraphics Solutions(TM), Unigraphics(R), Solid Edge(R), Parasolid(R) and IMAN(R), among others, are trademarks that are owned by the Company. This Prospectus also makes reference to trademarks of companies other than those of the Company.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus assumes that the U.S. Underwriters' over-allotment option is not exercised. As used herein, references to the "Company" include the historical operating results and activities of, and assets and liabilities assigned to, the business and operations which comprise the Company as of the date hereof. The following terms used in this Prospectus have the respective meanings assigned to them: (i) CAD--computer-aided design; (ii) CAM--computer-aided manufacturing; (iii) CAE--computer-aided engineering; (iv) MCAD--the mechanical CAD/CAM/CAE business; (v) PDM--product data management; and (vi) seat--a configuration of the Company's software products that can be operated by a single user.

                                  THE COMPANY

  The Company is a leading global provider of scalable, integrated, enterprise-level MCAD solutions that are used for virtual product development principally in the automotive and transportation, aerospace, consumer products, equipment and machinery and electronics industries. The Company's MCAD solutions consist of both software products and consulting services. The Company's software products allow customers to reduce design, engineering and manufacturing costs and minimize the time between a product's inception and its introduction to the market while simultaneously improving product quality. Through MCAD, product design is accomplished digitally, eliminating the need for paper drawings or physical prototypes. With digital assemblies, fit, tolerances and moving mechanisms, as well as design alternatives, can be tested before a physical product has been made. For example, automobile designers can virtually "open" the door or trunk and can "walk around" a digital three-dimensional ("3-D") model of a car to assess its design. MCAD systems produce large volumes of data which can be managed by the Company's product data management ("PDM") software. The Company's PDM software makes the most current product data readily accessible to all appropriate users throughout a manufacturing enterprise. Some of the Company's significant customers, located worldwide, include General Motors Corporation ("GM"), The Boeing Company ("Boeing"), Denso Co., Ltd. ("Denso") and General Electric Company ("GE").

  The Company offers a full line of design, analysis and manufacturing software products that meets the diverse needs of its customer base, which includes a spectrum of companies from multinational corporations to small machine shops. The Company addresses all aspects of digital product development, including (i) product modeling, (ii) product information management, (iii) data transfer and
(iv) process re-engineering. The Company's integrated, scalable software solutions range from Unigraphics, its high-end MCAD software product suite for complex design, manufacture and assembly projects, to Solid Edge, its Windows-based, easy-to-use design and drafting product. Both Unigraphics and the latest version of Solid Edge, Version 5.0 (which is expected to be released in May
1998), are based on the Company's core solid modeling kernel, Parasolid. As a result, the Company can differentiate itself from its competitors by enabling Unigraphics and Solid Edge to seamlessly share geometric data without the need for translation. The Company's PDM software, IMAN, works in conjunction with both the Company's and third parties' MCAD software to organize and manage the large volume of data and numerous versions associated with the typical digital product model. A key element of the Company's product development strategy is the management, visualization and simulation of product data across the World Wide Web ("Web") so that model data may be shared among all users of the Company's MCAD and PDM products and companion applications. In addition, the Company offers a full range of customization, implementation and integration consulting services that enables customers to re-engineer their methods of virtual product development by optimizing the use of the Company's software.

  Through its Unigraphics, Solid Edge, Parasolid and IMAN products, the Company served more than 4,000 customers worldwide at December 31, 1997, comprising an aggregate of over 93,000 seats. Of these seats, there were over 49,000 Unigraphics seats, over 9,000 Solid Edge seats, over 72,000 Parasolid seats (including over

49,000 seats embedded in Unigraphics) and over 12,000 IMAN seats. With its suite of core products, its large worldwide installed seat base and the continuing evolution of Parasolid as a solid modeling standard for MCAD software, the Company believes that it is well positioned to take advantage of the MCAD market's varying demands for software functionality, virtual product development and product data management.

BUSINESS STRATEGY

  Demand in MCAD and PDM markets is dictated by the needs of users throughout companies of all sizes and across extended enterprises to collaborate on virtual product development. These users often require different levels of software functionality. The Company's strategy is to offer a variable, customizable combination of software products and implementation and integration services to address the product and process complexities associated with design and assembly projects. The key elements of the Company's strategy include:

  PROVIDING A FULL RANGE OF INTEGRATED SCALABLE ENTERPRISE SOLUTIONS. The Company provides a full range of MCAD software products to meet the needs of its customers, from its high-end Unigraphics product suite to its mid-range offering, Solid Edge. Upon the release of Solid Edge 5.0, both it and Unigraphics will be integrated through the use of the Company's core solid modeler, Parasolid, thereby allowing Unigraphics and Solid Edge to seamlessly share geometric data without the need for translation. Unigraphics is scalable with the ability to add modules or features to fit the needs of the Company's customers, thereby reducing hardware system requirements. Solid Edge's Windows capabilities improve design engineering productivity, shorten learning curves and reduce training costs. The Company believes that it is well positioned because each of its customers can buy the precise software product or products that meet that customer's particular needs and allow its users to share data within a single organization or throughout several organizations.

  ESTABLISHING PARASOLID AS A SOLID MODELING STANDARD. The Company believes that Parasolid has emerged as the mid-range MCAD solid modeling standard while being fully capable of addressing the demanding requirements of high-end MCAD software. Unigraphics, the Company's high-end MCAD offering, is based on Parasolid. The Company licenses Parasolid for incorporation into mid-range MCAD software products such as Dassault Systemes S.A.'s ("Dassault") Solid Works and Parametric Technology Corporation's ("Parametric") DesignWave. In addition, Bentley Systems, Inc. ("Bentley") has recently converted its mid-range product, MicroStation Modeler, to Parasolid. The Company also licenses Parasolid to various third-party niche software application developers, who create Parasolid-compatible specialized applications that enhance the functionality of Unigraphics and Solid Edge. Accordingly, the Company expects that the growing prevalence of Parasolid-based applications will make Parasolid part of the buying criteria for MCAD software, thereby giving Unigraphics, the only high-end MCAD product to use Parasolid, an advantage over competing high-end products.

  OFFERING FULL FUNCTION PRODUCT DATA MANAGEMENT. The Company believes that IMAN is one of the industry's most functional product data management tools for engineering applications. IMAN captures, manages and provides enterprise-wide access to the large volume of data generated throughout the virtual product development cycle. IMAN's technology is scalable for use within a wide range of customer implementations, extending from small Unigraphics-centric design teams to globally distributed enterprises with thousands of concurrent users across many functional areas, such as engineering, manufacturing, marketing and procurement. The Company believes that IMAN's strengths lie in (i) its tight integration with Unigraphics, which enables IMAN to manage the complex interrelationships among Unigraphics files, (ii) its variant configuration modeling, which facilitates the definition of the modularized, rules-based views of the bill of materials that are required for efficient manufacturing of customized products and (iii) its object-oriented architecture, which enables designers to share data across an enterprise. A key element of the Company's PDM strategy is utilizing Web-based technologies to provide a common framework for the visualization, simulation and management of product data. The Company's Web technologies provide enterprise-wide access to the virtual product model and associated specification data, enabling organizations outside of the traditional users of the Company's MCAD products to utilize the data. For example, marketing departments can view virtual products and provide immediate feedback during the product development process.

  MAINTAINING TECHNOLOGICAL LEADERSHIP. The Company is focused on continually developing and acquiring the most technologically advanced MCAD products. Unigraphics' breadth of modeling functionality combines complex surface design capabilities with advanced feature and solid modeling while providing some of the most advanced CAM technology on the market today. Solid Edge, which has pioneered advances in ease of use, was developed with native Windows functionality, including familiar "drag and drop" features, menu driven options, dialog boxes and on-line help, and was the first mechanical CAD product to be certified as Microsoft Office compatible. In order to maintain its technological leadership, the Company releases major enhancements containing significant improvements to each of its four core products approximately twice per year. In addition, the Company has developed UG/WAVE, a next generation parametric approach to top-down product design that allows "what-if" evaluations of engineering alternatives. For example, UG/WAVE allows engineers to more efficiently evaluate at the system level the impact of changes in wing design on the aerodynamic performance of an airplane.

  LEVERAGING AND EXPANDING ITS CUSTOMER BASE. The Company intends to expand its user base by increasing sales to existing customers and to new customers by expanding its sales force and by utilizing Web-based distribution. The Company intends to increase the licensing of its MCAD software to its existing customer base by offering an affordable integrated scalable product line. The Company is targeting existing users of two-dimensional ("2-D") software by marketing the latest version of Solid Edge as an affordable, easy-to-use 3-D product. The Company intends to increase the size of its customer base by marketing to the suppliers of its aerospace and automotive original equipment manufacturers ("OEMs"). The Company believes that both of its MCAD software offerings are attractive to suppliers who seek to meet OEM requirements because (i) Unigraphics is available in discrete modules to allow users to purchase only the Unigraphics capabilities their businesses require and (ii) Solid Edge is an affordable easy-to-use MCAD software package that will have the ability to seamlessly transfer geometric data to high-end Unigraphics users. As part of the Solid Edge Acquisition (as hereinafter defined), the Company acquired Engineering Modeling Systems Software ("EMS"), a high-end MCAD product, which had over 6,000 seats at December 31, 1997. The Company will seek to convert EMS customers to Unigraphics or Solid Edge.

RECENT DEVELOPMENTS

  SOLID EDGE ACQUISITION. On March 2, 1998, the Company completed the acquisition (the "Solid Edge Acquisition") of the MCAD business of Intergraph Corporation ("Intergraph") consisting of the Solid Edge and EMS product lines (the "Solid Edge/EMS Business") for a purchase price of $105 million (excluding approximately $2 million of acquisition costs). The transfer of certain non-U.S. assets and personnel of the Solid Edge/EMS Business is expected to be completed on or about March 31, 1998, subject to receipt of relevant foreign government approvals. The Solid Edge Acquisition involved the direct transfer to the Company of the intellectual property rights (through the ownership of some intellectual property and a perpetual, royalty-free license for the remaining intellectual property) needed to modify and improve all acquired or licensed intellectual property and to own any modifications or improvements that it makes. Beginning with Version 5.0, the Company will replace Solid Edge's existing core modeler with Parasolid. Intergraph will continue to distribute Version 4.0 of Solid Edge (at no cost to the Company and with all proceeds for the benefit of the Company) in order to comply with the terms of Intergraph's license for the existing solid modeling kernel in Version 4.0 of Solid Edge. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Solid Edge Acquisition."

  Generally, Intergraph's customer contracts for Solid Edge and EMS also covered other products and services of Intergraph. Therefore, such contracts were not assigned to the Company. However, the Company will provide products and services under such contracts as they relate to the Solid Edge/EMS Business, and will receive the related economic benefits, until such time as the Company and those Solid Edge and EMS customers enter into new agreements.

  RELATIONSHIP WITH EDS. The Company is a newly-formed Delaware corporation and, prior to the Offering (as hereinafter defined), a direct wholly owned subsidiary of Electronic Data Systems Corporation ("EDS"). Upon completion of the Offering, EDS will own 100% of the outstanding Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), of the Company representing approximately % of the combined voting power of all classes of voting stock of the Company (approximately % if the U.S. Underwriters' over-allotment option is exercised in full). As long as EDS beneficially owns a majority of the combined voting power, it will have the ability to elect all of the members of the Board of Directors of the Company (the "Board of Directors") and ultimately to control the management and affairs of the Company. See "Risk Factors-- Relationship with EDS."

  Pursuant to a reorganization consummated effective as of January 1, 1998 (the "Reorganization"), the Company became the successor to the MCAD businesses of EDS which were formerly operated within several business units of EDS. In order to fund the purchase price and expenses in connection with the Solid Edge Acquisition, the Company borrowed $107 million from EDS pursuant to the Intercompany Credit Agreement (as hereinafter defined). In addition, effective March 6, 1998, the Company issued to EDS as a dividend a $73 million note (the "Intercompany Note"). In connection with the Reorganization, the Company entered into certain agreements with EDS and its affiliates, the terms of which were generally effective as of January 1, 1998. See "Risk Factors--Relationship with EDS," "Relationship with EDS and Certain Transactions--Contractual Arrangements" and "Pro Forma Financial Information."

                                ----------------

  The Company's executive offices are located at 13736 Riverport Drive, Maryland Heights, Missouri, 63043, and its telephone number is (314) 344-5900.

                                  THE OFFERING

  The offering hereby of    shares of Class A Common Stock, par value $.01 per
share (the "Class A Common Stock" and, together with the Class B Common Stock, the "Common Stock"), of the Company initially being offered in the United
States and Canada (the "U.S. Offering") and the offering of   shares of Class A
Common Stock initially being offered outside the United States and Canada (the "International Offering") are collectively referred to as the "Offering." The closing of each of the U.S. Offering and the International Offering is conditioned on the closing of the other.

Class A Common Stock
Offered:                        shares(1)
  U.S. Offering.........
  International
  Offering..............        shares
                                shares(1)
    Total..............

Common Stock to Be
Outstanding After the
Offering:
  Class A Common                shares(1)(2)
  Stock.................
  Class B Common                shares
  Stock.................
    Total..............         shares(1)(2)

Use of Proceeds...........  The net proceeds to the Company from the Offering
                             are estimated to be approximately $    million.
                             Such net proceeds will be used to repay
                             indebtedness outstanding under the Intercompany Credit Agreement and any remaining proceeds will be applied to reduce amounts outstanding under the Intercompany Note. See "Use of Proceeds."

Voting Rights.............  The holders of Class A Common Stock generally have rights identical to holders of Class B Common Stock, except that holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share. The Class A Common Stock and Class B Common Stock generally will vote together as a single class on all matters except as otherwise required by Delaware law. See "Description of Capital Stock--Common Stock--Voting Rights." Under certain circumstances, Class B Common Stock will automatically convert to Class A Common Stock. See "Description of Capital Stock--Common Stock-- Conversion."

Proposed Nasdaq National
Market Symbol.............  UGSI
--------
(1) Assumes the U.S. Underwriters' over-allotment option is not exercised.
(2) Does not include    shares of Class A Common Stock subject to issuance
    pursuant to options to be awarded under the Company's 1998 Incentive Plan. See "Management--1998 Incentive Plan."

                                  RISK FACTORS

  See "Risk Factors" immediately following the Prospectus Summary for a discussion of certain factors that should be considered in evaluating an investment in the Class A Common Stock.

                             SUMMARY FINANCIAL DATA

  The following summary financial data of the Company with respect to each of the years in the three-year period ended December 31, 1997 are derived from the financial statements of the Company prepared in accordance with generally accepted accounting principles. The summary historical statement of income and balance sheet data as of December 31, 1996 and 1997 and each of the years in the three-year period ended December 31, 1997 are derived from the financial statements of the Company, which were audited by KPMG Peat Marwick LLP, independent certified public accountants. The summary balance sheet data presented below as of December 31, 1995 are derived from the unaudited financial statements of the Company which, in the opinion of management of the Company, include all adjustments necessary for a fair presentation of the results of such unaudited periods. The historical financial information may not be indicative of the Company's future performance and does not necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate, stand-alone entity during the periods covered. The unaudited pro forma financial information below assumes the Reorganization, the Solid Edge Acquisition, the issuance of the Intercompany Note and the Offering and the application of the estimated net proceeds therefrom occurred on January 1, 1997 with respect to the income statement data and at December 31, 1997 with respect to the balance sheet data. The following information should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Pro Forma Financial Information and the financial statements and related notes thereto included elsewhere in this Prospectus.

                                                YEAR ENDED DECEMBER 31,
                                        ----------------------------------------
                                                                      PRO FORMA
                                          1995     1996      1997      1997(1)
                                        -------- --------- --------- -----------
                                                                     (UNAUDITED)
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Revenue:
  Software............................  $ 89,103 $ 209,480 $ 115,479  $134,463
  Services............................   111,575   121,528   137,794   154,028
  Hardware............................    66,944    83,201    61,320    61,320
                                        -------- --------- ---------  --------
    Total revenue.....................  $267,622 $ 414,209 $ 314,593  $349,811
                                        ======== ========= =========  ========
Gross profit(2).......................  $158,557 $ 274,389 $ 185,469  $203,981
Operating income .....................    29,872   134,779    34,731    17,888
Other income, net(3)..................       129       106     5,092      (108)
Net income............................    18,376    83,336    25,013    11,166
Diluted earnings per share(4).........                                $
Weighted average diluted common shares
 outstanding..........................
OTHER DATA:
Non-GM software revenue...............  $ 73,484 $  89,328 $ 115,479  $134,463
GM software revenue(5)................    15,619   120,152       --        --
                                        -------- --------- ---------  --------
    Total software revenue............  $ 89,103 $ 209,480 $ 115,479  $134,463
                                        ======== ========= =========  ========
BALANCE SHEET DATA (END OF PERIOD):
Working capital(6)....................  $ 34,091 $  87,835 $  52,958    53,178
Total assets..........................   146,907   231,206   166,790   238,028
Long-term debt........................       --        --        --
Stockholder's net
 investment/stockholders' equity......    90,770   132,147    88,350    88,974

                                            (footnotes appear on following page)

--------
(1) The pro forma information does not include a write-off of acquired in-process research and development costs of $42 million incurred in connection with the Solid Edge Acquisition. These pro forma results may not necessarily be indicative of future results of the combined entities.
(2) Gross profit for each of the years in the three-year period ended December 31, 1997 includes $13.4 million of amortization relating to EDS' acquisition of Unigraphics in 1991.
(3) The increase in other income, net in 1997 is due to gains on the sale of investment securities.
(4) Diluted earnings per share has not been presented for 1995, 1996 and 1997 since the Company was operated within several business units of EDS and not as a separate legal division or subsidiary. For purposes of the calculation of pro forma earnings per share, weighted average diluted common shares
    outstanding assumes     shares of Class A Common Stock issued in the
    Offering are outstanding for the entire period. Employee stock options for shares of Class A Common Stock to be issued upon completion of the Offering at the initial public offering price are assumed to have no dilutive effect on earnings per share. The Company plans on accounting for its employee stock options under the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees."
(5) In 1996, the Company's parent, EDS, entered into a corporate software license agreement with GM which provides for the delivery of up to 10,000 seats of Unigraphics and IMAN as well as the provision of maintenance services for an initial term of three years. Software license revenue of $110.3 million relating to this agreement was recognized in 1996. The Company has agreed to perform EDS' obligations to provide products and services under such agreement pursuant to the GM Subcontract (as hereinafter defined) executed in connection with the Reorganization.
(6) Working capital consists of total current assets less total current liabilities.

                     SUMMARY SOLID EDGE/EMS FINANCIAL DATA

  The following summary financial data of the Solid Edge/EMS Business with respect to each of the years in the three-year period ended December 31, 1997 are derived from the statements of revenues and direct expenses of the Solid Edge/EMS Business prepared in accordance with generally accepted accounting principles. Such statements were audited by Ernst & Young LLP, independent certified public accountants. The following information should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Solid Edge Acquisition" and the financial statements and related notes thereto included elsewhere in this Prospectus.

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1995      1996      1997
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
STATEMENT OF REVENUES AND DIRECT EXPENSES DATA:
Revenues:
 Software........................................ $ 14,800  $ 15,419  $ 18,984
 Maintenance and services........................   19,711    16,461    16,234
                                                  --------  --------  --------
  Total revenues................................. $ 34,511  $ 31,880  $ 35,218
                                                  ========  ========  ========
Excess of direct expenses over revenues.......... $ (6,327) $(10,122) $ (4,116)

                                 RISK FACTORS

  Prospective purchasers of the Class A Common Stock offered hereby should consider carefully the following risk factors in addition to the other information presented in this Prospectus.

RISKS ASSOCIATED WITH ABSENCE OF HISTORY AS A STAND-ALONE COMPANY AND INTEGRATION OF SOLID EDGE/EMS BUSINESS

  The Company, which was formed in October 1997, succeeded to the MCAD business of EDS in the United States effective as of January 1, 1998 (or later with respect to certain operations outside the United States). Prior to such time, the operations of the Company had been operated within several business units of EDS, and not as a separate legal division or subsidiary. After the Reorganization, the Company integrated its various operations into a single operating unit. Although management has extensive experience managing the Company as a part of EDS, there is no operating history of the Company as a stand-alone entity for a prospective investor to evaluate. There can be no assurance that the Company will be able to successfully integrate its operations into a single entity or that such integration will be achieved in an efficient and effective manner. After the Offering, the Company will be a subsidiary of EDS, but will operate as a stand-alone company, and EDS will have no obligation to provide assistance to the Company or any of its subsidiaries except for certain financial, tax and other services as described in "Relationship with EDS and Certain Transactions."

  The Company consummated the Solid Edge Acquisition on March 2, 1998, although the transfer of certain assets located outside the United States is expected to occur on or about March 31, 1998, subject to the receipt of relevant governmental approvals. Prior to the Solid Edge Acquisition, the Solid Edge/EMS Business had not been operated as a separate subsidiary or division of Intergraph but had been integrated with Intergraph's other operations. As a result, there is only limited financial and operating information for an investor to evaluate.

  Since the version of Solid Edge available at the time of the Solid Edge Acquisition incorporates the core modeling kernel of another company, the Company and Intergraph have agreed that Intergraph will make all license sales of Solid Edge and remit the proceeds thereof to the Company until the Company releases Solid Edge 5.0 (expected in May 1998), which will contain the Company's Parasolid solid modeling kernel. Management and operation of the Solid Edge/EMS Business will initially require a certain amount of coordination with Intergraph and must be integrated with the Company's other businesses and there can be no assurance that any such coordination or integration will be achieved in an efficient and effective manner. The Company continues to seek additional opportunities to acquire, or merge with, related businesses and is presently evaluating, as it does on a regular basis, potential opportunities. The Company is not currently engaged in negotiations for a material acquisition. There can be no assurance that the Company will be able to successfully integrate the Solid Edge/EMS Business or such other businesses into its operations or that the integration of the Solid Edge/EMS Business or any other acquired businesses will not materially limit the amount of time that management may devote to running the Company's day-to-day business or disrupt the Company's ongoing business. Further growth in the Company's operations from additional businesses may strain the Company's existing management resources and its financial and management systems and controls and may require the Company to make additional expenditures in such areas. See "Prospectus Summary--Recent Developments--Solid Edge Acquisition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELATIONSHIP WITH EDS

  EDS currently owns all of the outstanding capital stock of the Company. See "Relationship with EDS and Certain Transactions." Upon completion of the Offering, EDS will own 100% of the Company's outstanding Class B Common Stock, representing approximately % of the combined voting power of all classes of
voting stock of the Company (approximately   % if the U.S. Underwriters' over-
allotment option is exercised in full). The Class A Common Stock and the Class B Common Stock will be the only voting stock of the Company outstanding following the Offering. As long as EDS continues to beneficially own a majority of the combined voting power of the Common Stock, it will have the ability to elect all of the members of the Board of Directors and control the management and affairs of the Company, including any determinations with respect to mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company, the incurrence of indebtedness by the Company, the issuance of any additional Common Stock or other equity securities or the declaration and payment of any dividends on the Common Stock. In addition, EDS will be able to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval and to cause or prevent a change in control of the Company.

  The Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") provides that any amendment or termination of any agreement or arrangement, or any new agreement or arrangement, between the Company and EDS or its affiliates effected with the approval of a majority of the Company's directors who are not officers of either the Company or EDS or directors of EDS (the "Disinterested Directors") or consistent with guidelines or standards approved by the Disinterested Directors, or approved by the holders of a majority of the Company's outstanding voting stock (not including shares owned by EDS) shall be deemed fair to the Company and its stockholders. If such approval is not obtained, however, no presumption shall arise that such amendment or termination (or new agreement) is not fair to the Company and its stockholders. The Certificate of Incorporation also contains provisions allocating corporate opportunities that may be suitable for both EDS and the Company. See "Description of Capital Stock--Certificate of Incorporation and Bylaw Provisions."

  Certain intercompany agreements and arrangements exist between the Company, EDS and EDS' other subsidiaries, including a management services agreement and a subcontract arrangement with respect to the provision of Unigraphics and related services to GM. There can be no assurance that the services provided to the Company by EDS under the Affiliate Agreements (as hereinafter defined) will continue to be provided, and if not, whether or on what terms such licenses or services could be replicated. In addition, while the parties to the Affiliate Agreements endeavored to establish terms fair to both EDS and the Company, as a result of EDS' control of the Company none of such agreements resulted from "arm's-length" negotiations. There can be no assurance that the Company would not have received more favorable terms from an unaffiliated party. For a description of the Affiliate Agreements, see "Relationship with EDS and Certain Transactions."

  Conflicts of interest may arise between the Company and EDS in a number of areas relating to their past and ongoing relationships, including the nature and quality of services rendered by EDS and its affiliates to the Company, the performance by the Company of its obligation under the subcontract arrangement relating to products and services to be provided to GM, potential competitive business activities, tax and employee benefit matters, indemnity agreements, registration rights, sales or distributions by EDS of all or any portion of its ownership interest in the Company or EDS' ability to control the management and affairs of the Company. There can be no assurance that EDS and the Company will be able to resolve any potential conflict or that, if resolved, the Company would not have received more favorable resolution if it were dealing with an unaffiliated party. In addition, certain of the Affiliate Agreements contain specific procedures for resolving disputes between the Company and EDS with respect to the subject matter of those agreements. There can be no assurance that more favorable results to the Company would not be obtained under different procedures.

  Beneficial ownership of at least 80% of the total voting power and value of the outstanding Common Stock is required in order for EDS to continue to include the Company in its consolidated group for federal income tax purposes, and beneficial ownership of at least 80% of the total voting power and 80% of each class of nonvoting capital stock is required in order for EDS to effect a tax-free spin-off (as defined under "Description of Capital Stock--Common Stock--Conversion") of the Company or certain other tax-free transactions. Each member of a consolidated group for federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Each member of the EDS controlled group, which includes EDS, the Company and EDS' other subsidiaries, is also jointly and severally liable for pension and benefit funding and termination liabilities of other group members, as well as certain benefit plan taxes. Accordingly, the Company could be liable under such provisions in the event any such liability is incurred, and not discharged, by any other member of the EDS consolidated or controlled group. If the Company were no longer to be included in EDS' consolidated group for federal tax purposes, there is no assurance that the Company's tax position would not be less favorable than it is at present.

  In addition, by virtue of its controlling beneficial ownership and the terms of a Tax Sharing Agreement (as hereinafter defined) between the Company and EDS, EDS effectively controls all of the Company's tax decisions. Under the Tax Sharing Agreement, EDS has sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company's federal and combined state returns, to file all such returns on behalf of the Company and to determine the amount of the Company's liability to (or entitlement to payment from) EDS under the Tax Sharing Agreement. See "Relationship with EDS and Certain Transactions--Contractual Agreements--Tax Sharing Agreement." This arrangement may result in conflicts of interests between the Company and EDS. For example, under the Tax Sharing Agreement, EDS may choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to EDS and detrimental to the Company.

DEPENDENCE ON KEY CUSTOMERS/INDUSTRIES

  The Company's earnings are highly dependent on its business with GM. In connection with the split-off of EDS from GM in June 1996, EDS entered into a Master Services Agreement (the "EDS/GM MSA") and certain related agreements pursuant to which EDS serves as GM's principal supplier of information technology on a worldwide basis for an initial term of 10 years. The EDS/GM MSA serves as the framework for the negotiation and operation of service agreements between GM and EDS related to certain "in scope" services (as defined in the EDS/GM MSA). The EDS/GM MSA provides GM with termination rights under certain circumstances, including upon the occurrence of certain changes of control of EDS. EDS and GM entered into a Unigraphics Software Corporate License Agreement, effective as of July 1, 1996 (the "EDS/GM Site License Agreement"), which provided for the sale to GM of a perpetual license of up to 10,000 seats of Unigraphics, including IMAN, and the provision of three years of maintenance services for such products. These products and services are "in scope" services under the EDS/GM MSA. The EDS/GM Site License Agreement terminates on June 30, 1999. In connection with the Reorganization, EDS and the Company entered into a Memorandum of Understanding, effective January 1, 1998 (the "GM Subcontract"), pursuant to which the Company receives all revenues and performs EDS' obligations under the EDS/GM Site License Agreement and agrees to cooperate with EDS in providing additional products and services to GM under the EDS/GM MSA. The GM Subcontract further provides that the Company may provide directly to GM products and services that are outside of the scope of the EDS/GM MSA. Approximately 34%, or $139.4 million, of the Company's 1996 revenue was attributable to products and services provided to GM. Although less than 10% of the Company's 1997 revenue was attributable to the products and services provided to GM, approximately 48% of the Company's accounts receivable balance at December 31, 1997 was related to products and services provided to GM. If the EDS/GM MSA were to be terminated, or if the Company (as a subcontractor to EDS) and GM do not enter into a successor to the EDS/GM Site License Agreement upon termination of that agreement in 1999, the Company's financial condition and results of operations would be materially adversely affected.

  The Company's products are licensed to customers in a variety of industry sectors, but approximately 60% of the Company's 1997 revenue was derived from the automotive and transportation and aerospace industries. Both industries are relatively mature MCAD markets that have been substantially penetrated. The Company's future success will depend on its ability to maintain and increase product licensing in the automotive and transportation and aerospace industries, as well as other industries, and there can be no assurance that the Company will be able to achieve this objective. Additionally, both the automotive and transportation and aerospace industries are cyclical, and an economic downturn in one of these industries would likely have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Customers."

RAPID TECHNOLOGICAL CHANGE; NEW PRODUCTS

  The MCAD industry is characterized by rapidly changing technology and frequent new product introductions and product enhancements. Therefore, the Company's success is highly dependent upon its ability to enhance its existing products and to introduce new products in a cost-effective and timely manner to meet evolving customer requirements. The Company has committed and intends to continue to commit substantial resources to the development of new products. Because new product development commitments must be made well in advance of sales, however, new product decisions must anticipate both future demand and the technology that will be responsive to such demand. Delays in developing new products with anticipated technological advances or in commencing releases of new products may have a material adverse effect on the Company's financial condition and results of operations, as might the issuance of releases in which material defects or shortcomings emerge. There can be no assurance that new products will gain market acceptance or will not be adversely affected by technological changes or new product announcements by others. In addition, since many software users rely on databases of existing parts for new product designs, there can be no assurance that potential customers will switch to the Company's new products.

  The Company intends to introduce a number of new product innovations in the first half of 1998. The Company will introduce its Parasolid solid modeling kernel in Solid Edge 5.0 (expected in May 1998), replacing Solid Edge's current solid modeling kernel. New versions of Unigraphics contain significant changes in the software with the introduction of the UG/WAVE technology. There can be no assurance that future versions of Unigraphics and Solid Edge or any of the Company's other core products will perform as expected or that they will achieve market acceptance or contribute significantly to the Company's revenue. The Company's business strategy includes establishing Parasolid as the MCAD industry's solid modeling standard. Competitors of the Company could develop independent solid modeling kernels and license them to third parties. Although the Company believes that Parasolid is the emerging solid modeling standard for mid-range MCAD software, there can be no assurance that it will become the solid modeling standard or that a competitor of the Company will not develop a solid modeling kernel that will become the standard for the MCAD industry. If a competitor of the Company were to develop a product that became the solid modeling standard, it could have a material adverse effect not only on the future success of Parasolid, but also on the Company's other products which are based on the Parasolid solid modeling kernel.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

  The Company's success is heavily dependent upon its proprietary software technology. The Company relies on a combination of contracts, copyrights, trade secret laws and patents to establish and protect its proprietary rights in its technology. Effective copyright, trade secret and patent protection, however, may be unavailable or limited in certain countries. Litigation, which could demand financial and management resources, may be necessary to enforce its copyrights, patents or other intellectual property rights. There can be no assurance that the steps taken by the Company will be adequate to deter misappropriation or independent third party development of its technology.

  To date, the Company has not been involved in any litigation regarding copyrights, trademarks, trade secrets or other intellectual property rights alleging the possible infringement of such intellectual property rights of others. Litigation alleging infringement of the intellectual property rights of others is not uncommon in the MCAD and PDM industry and there can be no assurance that such litigation will not be commenced in the future against the Company. If litigation were to be commenced against the Company alleging infringement of the intellectual property rights of others, the Company could incur significant costs with respect to the defense thereof, irrespective of the validity or the successful assertion of such claims, which could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Intellectual Property" and "--Litigation."

COMPETITION

  Markets for the Company's products are highly competitive and characterized by rapidly changing technology and evolving standards. The Company's competitors include (i) generalist MCAD developers that offer broad-range systems, such as Dassault, Matra Datavision, Parametric and Structural Dynamic Research Corporation ("SDRC"); (ii) specialist software developers whose product lines are focused on CAD products, CAM products, CAE products or PDM products; and (iii) numerous smaller niche software developers.

  The Company has experienced and expects to continue to experience strong competition. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than the Company. Current and potential competitors may establish strategic alliances or undertake acquisitions to increase the ability of their products to address the needs of the Company's current and prospective customer base. For example, Dassault markets and distributes its software products through a non-exclusive marketing agreement with International Business Machines Corporation. See "Business--Competition."

DECLINING PRICES OF MCAD AND PDM PRODUCTS

  As is common in high technology industries, the MCAD industry is characterized by selling prices which have tended to decline for existing products over time due to competition, lower marginal costs and rapid technological change. In particular, increased competition from new sources, including the introduction of numerous lower priced, higher volume 3-D CAD products, the emergence of a mid-range market, and the increased penetration of niche players into the CAM and CAE markets, has led to price pressure on MCAD software products which is expected to continue. Despite declining unit prices, the total size of the MCAD global market, as measured by revenue, has increased over the past several years. See "Business--The MCAD Software Industry." There can be no assurance, however, the MCAD global market will continue to grow.

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends to a significant extent upon, among other factors, the continued service of its key senior executives and research and development, technical, support and other personnel, and on its ability to continue to attract, retain and motivate qualified personnel. The competition for such employees is intense, and the loss of the services of any of these key personnel without adequate replacement or the inability to attract new qualified personnel could have a material adverse effect on the Company. The Company will enter into employment contracts with certain executive officers prior to the consummation of the Offering. The Company generally does not maintain insurance with respect to the loss of its key personnel. See "Management."

RISKS IN INTERNATIONAL OPERATIONS

  As a global participant in the MCAD industry, the Company's business is subject to various risks beyond its control, such as instability of foreign economies and governments, changes in laws and policies affecting trade and investment, fluctuations in exchange rates and the slowdown in European business activity during the summer months. In 1997, approximately 54% of the Company's revenue was derived from sales outside the United States. There can be no assurance that the Company will not experience material adverse effects on its business and results of operations arising from its international operations and sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SIGNIFICANT QUARTERLY FLUCTUATIONS

  The Company's quarterly operating results have varied significantly and are likely to vary significantly in the future, depending on factors such as the number, timing and significance of product enhancements or new products by the Company or its competitors, the ability of the Company to develop, introduce and market new and enhanced versions of its products, customer order deferrals in anticipation of new or enhanced Company products, foreign currency exchange rates, general conditions in the MCAD and computer industries and regional economies and other events or factors. A substantial portion of the Company's orders and shipments typically occur in the last month of each quarter. Therefore, the timing of orders and shipments, unexpected delays or actions taken by competitors in reducing prices or introducing new products could result in significant quarterly fluctuations in the Company's results of operations. The Company's software revenue, total revenue, operating income and net income are generally lower in the first and third quarters of a given year than in the second and fourth quarters. Additionally, as is typical in the MCAD software industry, the Company historically has experienced its highest licensing activity for the year in December. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Quarterly Results of Operations."

YEAR 2000 COMPLIANCE

  Currently, there is a significant uncertainty in the software industry and among software users regarding the impact of the year 2000 on installed software. For example, many customers historically captured only two digit entries in the date code field. Software database modifications, and/or implementation modifications, are required to enable such software to distinguish between 21st and 20th century dates. Current versions of the Company's products are designed to be "Year 2000" compliant. The Company is in the process of determining the extent to which the customized implementations of, and third-party programs for, its software products are Year 2000 compliant, as well as the impact of any non-compliance on the Company and its customers. The Company does not currently believe that the effects of any Year 2000 non-compliance in the Company's installed base of software will result in any material adverse impact on the Company's business or results of operations. However, there can be no assurance that the Company will not be exposed to potential claims resulting from system problems associated with the century change.

  In accordance with the Management Services Agreement (as hereinafter defined), the Company will continue to use centralized internal accounting systems of EDS in the near term. EDS has completed the assessment and planning stages and has commenced the renovation process for its internal systems, including those used by the Company. The Company has been advised that EDS anticipates that this process and the subsequent testing and implementation of the modified code will be completed in stages, from mid-1998 through mid-1999. Costs incurred to make EDS' centralized internal accounting systems Year 2000 compliant will be paid entirely by EDS. The failure to complete the Year 2000 conversion process for EDS' internal systems on a timely basis would have a material adverse impact on the Company's business or results of operations.

LIMITED RELEVANCE OF HISTORICAL FINANCIAL INFORMATION

  The financial information included herein may not necessarily reflect the results of operations, financial position and cash flows of the Company in the future or what the results of operations, financial position and cash flows would have been had the Company been a separate, stand-alone entity during the periods presented. The financial information included herein does not reflect many significant changes that will occur in the funding and operations of the Company as a result of the Reorganization. In addition, the consolidated financial statements of the Company include certain assets, liabilities, revenues and expenses which were not historically recorded at the level of, but are associated with, the business transferred to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Financial Information."

  There are no financial or operating data, other than statements of assets sold and revenues and direct expenses, for the Solid Edge/EMS Business for each of the years in the three-year period ended December 31, 1997, as there is not sufficient data available to permit the preparation of a complete set of financial statements in accordance with generally accepted accounting principles. During such periods, the Solid Edge/EMS Business did not comprise a separate business unit of Intergraph and was not a material part of its overall business. As a result, there is only limited financial and operating information available for a potential investor to evaluate trends in gross profit, expenses or net income. In addition, because the Solid Edge/EMS Business was operated as part of the software product business of Intergraph during each of the years in the three-year period ended December 31, 1997, various costs incurred by Intergraph during such years were allocated to the Solid Edge/EMS Business based on estimates described in the notes to the financial statements included elsewhere in this Prospectus. As a result, the financial and operating data presented for the Solid Edge/EMS Business for such years may not reflect the costs and expenses that would have resulted if the Solid Edge/EMS Business had been operated as a separate entity.

POTENTIAL ANTI-TAKEOVER CONSIDERATIONS

  Under the Company's Certificate of Incorporation, the Board of Directors has the authority, without action by the Company's stockholders, to fix certain terms and issue shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), and to issue rights to purchase securities or other property from the Company. Actions of the Board of Directors pursuant to this authority may have the effect of delaying, deterring or preventing a change in control of the Company. Other provisions in the Company's Certificate of Incorporation and in the Restated Bylaws (the "Bylaws") impose procedural and other requirements, including the requirement that a vote of more than 80% of the voting stock of the Company is necessary for stockholders to amend the Bylaws and certain provisions of the Certificate of Incorporation. These requirements could make it more difficult to effect certain corporate actions, including replacing incumbent directors. In addition, the Board of Directors is divided into three classes, each of which is to serve for a staggered three-year term after the initial classification and election, and, after EDS ceases to be the beneficial owner of an aggregate of at least a majority of the voting power of the Company, incumbent directors may not be removed without cause, all of which may make it more difficult for a third party to gain control of the Board of Directors. With certain exceptions, Section 203 of the Delaware General Corporation Law (the "DGCL") imposes certain restrictions on mergers and other business combinations between the Company and any holder of 15% or more of the voting stock of the Company. Section 203 does not apply to EDS' interest in the Company. See "Description of Capital Stock--Certificate of Incorporation and Bylaw Provisions."

SHARES ELIGIBLE FOR FUTURE SALE

  Subject to applicable law, EDS may sell any and all of the shares of Common Stock it owns after completion of the Offering. EDS and the Company have agreed, however, subject to certain exceptions, not to sell or otherwise dispose of any shares of Class A Common Stock (other than the shares offered hereby or pursuant to employee stock option plans which exist on, or are described herein to be implemented after, the date of this Prospectus) for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated, on behalf of the Underwriters. In connection with the Offering, the Company and EDS have entered into an agreement which provides that EDS will have certain rights to have shares of Common Stock owned by it after the Offering registered by the Company under the Securities Act of 1933, as amended (the "Securities Act"), in order to permit the public sale of such shares. In addition, beginning one year after EDS acquired its shares of Common Stock, EDS will be permitted to sell in the public market specified amounts of such Common Stock without registration pursuant to Rule 144 under the Securities Act ("Rule 144"). No prediction can be made as to the effect, if any, that future sales of Common Stock by EDS, or the availability of Common Stock for future sale, will have on the market price of the Class A Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock. See "Shares Eligible for Future Sale."

ABSENCE OF A PRIOR PUBLIC MARKET; VOLATILITY OF PRICE

  Prior to the Offering, there has been no public market for the Class A Common Stock and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price of the Class A Common Stock will be determined through negotiation between the Company and the Underwriters and may not be indicative of the market price for the Class A Common Stock after the Offering. See "Underwriters."

  The market price for the Class A Common Stock may be highly volatile. The Company believes that factors such as announcements by it, or by its competitors, of quarterly financial results could cause the market price of the Class A Common Stock to fluctuate substantially. The stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market prices for many high technology companies. In addition, the stock market may experience extreme price and volume fluctuations which often are unrelated to the operating performance of specific companies. Market fluctuations or perceptions regarding the Company's industry, as well as general economic or political conditions, may adversely affect the market price of the Class A Common Stock.

DILUTION

  Purchasers of the Class A Common Stock in the Offering will experience
immediate and substantial dilution in the amount of $    in the net tangible
book value per share of Class A Common Stock from the initial public offering price. See "Dilution."

NO INTENTION TO PAY DIVIDENDS

  The Company intends to retain its earnings to finance future growth and, therefore, does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements contained herein under "Prospectus Summary," "Risk Factors," Pro Forma Financial Information, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" including, without limitation, those concerning (i) the integration of the Solid Edge/EMS Business into the Company's operations, (ii) the success of establishing Parasolid as a solid modeling standard for MCAD software, (iii) the schedule for developing and releasing new software, (iv) the capabilities of new software, (v) the Company's continuing relationship with EDS, (vi) future sales activities and (vii) Year 2000 compliance contain certain forward-looking statements concerning the Company's operations, economic performance and financial condition. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors."

                                USE OF PROCEEDS

  The Company will receive approximately $    million from the sale of Class A
Common Stock in the Offering (approximately $    million if the U.S.
Underwriters' option is exercised in full) after deducting underwriting commissions and estimated expenses payable by the Company, assuming an initial
public offering price of $    per share (the mid-point of the filing range
appearing on the cover of this Prospectus). Approximately $    million of the
net proceeds of the Offering will be used to repay outstanding indebtedness under the Intercompany Credit Agreement which was incurred to pay the purchase price and certain expenses in connection with the Solid Edge Acquisition. Borrowings by the Company under the Intercompany Credit Agreement bear interest at a rate equal to the one-month London Interbank Offered Rate
("LIBOR") plus 0.5%. Approximately $    million of the net proceeds of the
Offering will be used to repay amounts outstanding under the Intercompany Note. The Intercompany Note bears interest, payable semiannually, at a rate equal to the one-month London Interbank Bid Rate ("LIBID") minus 0.5%. See "Relationship with EDS and Certain Transactions."

                                DIVIDEND POLICY

  The Company currently intends to retain its earnings to finance future growth and, therefore, does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Any future determination as to the payment of dividends will depend upon the future results of operations, capital requirements and financial condition of the Company and such other factors as the Board of Directors may consider, including any contractual or statutory restrictions on the Company's ability to pay dividends.

                                CAPITALIZATION

  The following table sets forth information regarding the consolidated long-term debt and capitalization of the Company (i) at December 31, 1997, (ii) as adjusted for the pro forma effects of the Reorganization, the Solid Edge Acquisition and the issuance of the Intercompany Note and (iii) as further adjusted to reflect the Offering and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Pro Forma Financial Information and the financial statements and notes thereto included elsewhere in this Prospectus.

                                                      DECEMBER 31, 1997
                                               ---------------------------------
                                                                      PRO FORMA
                                                          PRO FORMA   COMBINED
                                               HISTORICAL COMBINED   AS ADJUSTED
                                               ---------- ---------  -----------
                                                        (IN THOUSANDS)
Intercompany Note (1).........................  $   --    $ 73,000       $
Intercompany Credit Agreement (1).............      --     107,000
Stockholders' equity/net investment:
  Class A Common Stock: $.01 par value;
   shares authorized;    shares issued and
   outstanding, as adjusted (2)(3)............      --
  Class B Common Stock: $.01 par value;
   shares issued and outstanding, as
   adjusted...................................      --         --
Additional paid-in capital....................      --     (11,026)
Stockholder's net investment..................   88,350        --        --
                                                -------   --------       ---
    Total stockholders' equity/net
     investment...............................   88,350    168,974
                                                -------   --------       ---
      Total capitalization....................  $88,350   $168,974       $
                                                =======   ========       ===

--------
(1) The actual amounts that will be outstanding under the Intercompany Note and the Intercompany Credit Agreement subsequent to the Offering will be directly affected by the cash flows of the Company from January 1, 1998 through the date of the Offering.
(2) Assumes the U.S. Underwriters' over-allotment option is not exercised.
(3) Does not include    shares of Class A Common Stock subject to issuance
    pursuant to options to be awarded under the Company's 1998 Incentive Plan. See "Management--1998 Incentive Plan."

                                   DILUTION

  The pro forma net tangible book value of the Company at December 31, 1997, giving effect to the Reorganization, the Solid Edge Acquisition and the
Intercompany Note, was approximately $(99.7) million, or $    per share of
Common Stock. Net tangible book value per share of Common Stock represents the amount of total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding.

  Dilution per share represents the difference between the amount per share paid by purchasers of shares of Class A Common Stock in the Offering and the pro forma net tangible book value per share of Common Stock immediately after the completion of the Offering. After giving effect to the sale of
approximately   million shares of Class A Common Stock at an assumed price of
$    per share by the Company in the Offering and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the
Company as of December 31, 1997 would have been approximately $    million, or
$   per share of Common Stock. This represents an immediate dilution in pro
forma net tangible book value per share of $    to investors who purchase
shares of Class A Common Stock in the Offering. The following table illustrates the dilution in pro forma net tangible book value per share to such investors:

   Assumed initial public offering price per share........................
   Pro forma net tangible book value per share as of December 31, 1997 after giving effect to the Reorganization and the Solid Edge
    Acquisition...........................................................
   Increase in net tangible book value per share attributable to new investors (1).........................................................
   Pro forma net tangible book value per share as of December 31, 1997 after giving effect to the Offering (1)...............................
   Dilution in net tangible book value per share to new investors.........

--------
(1) Assumes the U.S. Underwriters' over-allotment option is not exercised.

                        PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma condensed combined financial information consists of an unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 1997 and the related unaudited Condensed Combined Statement of Operations for the year ended December 31, 1997 (collectively, the "Pro Forma Statements") and are based upon the historical financial statements of the Company and the Solid Edge/EMS Business. The Pro Forma Statements reflect adjustments to the historical financial statements to give effect for certain transactions which have either occurred or are probable to occur. The unaudited Pro Forma Condensed Combined Balance Sheet has been prepared assuming that the Solid Edge Acquisition, the Reorganization, the issuance of the Intercompany Note and the Offering and the application of the estimated proceeds therefrom occurred on December 31, 1997, and the Pro Forma Condensed Combined Statements of Operations have been prepared assuming that the Solid Edge Acquisition, the Reorganization, the issuance of the Intercompany Note and the Offering and the application of the estimated proceeds therefrom occurred on January 1, 1997.

  The Solid Edge Acquisition was accounted for as a purchase. The purchase price has been allocated in the Pro Forma Statements to the assets acquired based on estimated fair values at the date of acquisition. The allocation of the purchase price is subject to change based on the completion of an independent appraisal. Management does not believe that the final allocation of the purchase price or the related useful lives assigned to the acquired assets will be materially different from the preliminary amounts presented in the Pro Forma Statements.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated as presented in the accompanying Pro Forma Statements, nor is it necessarily indicative of future results of operations.

  The Pro Forma Statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto of the Company and the Solid Edge/EMS Business included elsewhere herein.

                           UNIGRAPHICS SOLUTIONS INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 31, 1997

                                                        PRO FORMA
                                                     ADJUSTMENTS FOR
                                                     REORGANIZATION,
                                     SOLID EDGE/EMS INTERCOMPANY NOTE               PRO FORMA      PRO FORMA
                           COMPANY      BUSINESS     AND SOLID EDGE   PRO FORMA  ADJUSTMENTS FOR  COMBINED AS
                          HISTORICAL   HISTORICAL      ACQUISITION    COMBINED      OFFERING       ADJUSTED
                          ---------- -------------- ----------------- ---------  ---------------  -----------
                                                           (IN THOUSANDS)
ASSETS
Current assets..........   $122,012      $  220         $    --       $122,232      $ 100,000 (e)  $122,232
                                                                                     (100,000)(f)
Property and equipment,
 net....................     19,821       1,066              --         20,887            --         20,887
Deferred income taxes...                                   6,238 (b)     6,238            --          6,238
Software, goodwill and
 other intangibles,
 net....................     24,957          81           63,633 (b)    88,671            --         88,671
                           --------      ------         --------      --------      ---------      --------
  Total assets..........   $166,790      $1,367         $ 69,871      $238,028      $     --       $238,028
                           ========      ======         ========      ========      =========      ========
LIABILITIES AND STOCKHOLDERS'
EQUITY
Current liabilities.....   $ 69,054      $  --          $    --       $ 69,054      $     --       $ 69,054
Intercompany debt.......        --          --           107,000 (b)   180,000       (100,000)(f)    80,000
                                                          73,000 (d)
Deferred income taxes...      9,386         --            (9,386)(b)       --             --            --
Stockholders' equity....        --          --            88,350 (a)   (11,026)       100,000 (e)    88,974
                                                         (26,376)(b)
                                                         (73,000)(d)
Stockholder's net
 investment/net assets..     88,350       1,367          (88,350)(a)       --             --            --
                                                          (1,367)(c)
                           --------      ------         --------      --------      ---------      --------
  Total liabilities and
   stockholders'
   equity...............   $166,790      $1,367         $ 69,871      $238,028      $     --       $238,028
                           ========      ======         ========      ========      =========      ========

                See accompanying notes to Pro Forma Statements.

                           UNIGRAPHICS SOLUTIONS INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                               DECEMBER 31, 1997

                                                        PRO FORMA
                                                     ADJUSTMENTS FOR
                                                     REORGANIZATION,
                                     SOLID EDGE/EMS INTERCOMPANY NOTE               PRO FORMA     PRO FORMA
                           COMPANY      BUSINESS     AND SOLID EDGE   PRO FORMA  ADJUSTMENTS FOR COMBINED AS
                          HISTORICAL   HISTORICAL      ACQUISITION    COMBINED      OFFERING      ADJUSTED
                          ---------- -------------- ----------------- ---------  --------------- -----------
                                                           (IN THOUSANDS)
Total revenue...........   $314,593     $35,218         $    --       $349,811       $  --        $349,811
                           --------     -------         --------      --------       ------       --------
Cost of revenue.........    129,124       3,979           12,727 (g)   145,830          --         145,830
Selling, general, and
 administrative.........    102,759      25,404              --        128,163          --         128,163
Research and
 development............     47,979       9,951              --         57,930          --          57,930
                           --------     -------         --------      --------       ------       --------
  Total costs and
   expenses.............    279,862      39,334           12,727       331,923          --         331,923
                           --------     -------         --------      --------                    --------
  Operating income......     34,731      (4,116)         (12,727)       17,888          --          17,888
Other income, net.......      5,092         --           (11,700)(h)    (6,608)       6,500(j)        (108)
                           --------     -------         --------      --------       ------       --------
  Income before income
   taxes................     39,823      (4,116)         (24,427)       11,280        6,500         17,780
Provision for income
 taxes..................     14,810         --           (10,614)(i)     4,196        2,418(i)       6,614
                           --------     -------         --------      --------       ------       --------
  Net income (loss).....   $ 25,013     $(4,116)        $(13,813)     $  7,084       $4,082       $ 11,166
                           ========     =======         ========      ========       ======       ========
Earnings per share(k)...                                                                          $    --
                                                                                                  ========
Weighted average diluted
 common shares
 outstanding(k).........

                See accompanying notes to Pro Forma Statements.

                         NOTES TO PRO FORMA STATEMENTS

  The accompanying Pro Forma Condensed Combined Balance Sheet as of December 31, 1997 reflects the following pro forma adjustments for the Acquisition, the Reorganization, the issuance of the Intercompany Note and the Offering and the application of the estimated net proceeds therefrom as if such transactions had occurred on December 31, 1997.

(a) To record the contribution of EDS's net investment in its MCAD businesses and divisions to the Company.
(b) To record the purchase of the Solid Edge/EMS Business for $107 million, including acquisition costs. The transaction has been accounted for as a purchase. The purchase price has been allocated to the assets acquired on a preliminary basis based on estimated fair values at the date of acquisition. Such values are estimated to be as follows (in thousands):

   Current assets..................................................... $    220
   Property and equipment.............................................    1,066
   Intangibles:
     Software, goodwill and other intangibles.........................   63,714
     In-process research and development costs........................   42,000
                                                                       --------
       Total purchase price........................................... $107,000
                                                                       ========

    Amounts assigned to in-process research and development costs were expensed upon acquisition and are shown net of related deferred income taxes of $15.6 million.

(c) To eliminate the historical net assets balance relating to the Solid Edge/EMS Business.
(d) To record the issuance of the Intercompany Note in the principal amount of $73.0 million to EDS as a dividend effective March 6, 1998.
(e) To record the issuance of Class A Common Stock of the Company pursuant to the Offering, resulting in net proceeds of approximately $100 million, and the issuance of Class B Common Stock in exchange for all the outstanding shares of the Company's Common Stock owned by EDS immediately prior to the Offering. Such net proceeds assume that the U.S. Underwriters' over-allotment option is not exercised.
(f) To record the repayment of a portion of the outstanding borrowings under the Intercompany Credit Agreement with the net proceeds from the Offering.

    The accompanying Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1997 reflects the following pro forma adjustments, assuming the Solid Edge Acquisition, the Reorganization, the issuance of the Intercompany Note and the Offering and the application of the estimated net proceeds therefrom had occurred on January 1, 1997.

(g) To reflect additional amortization expense on $63.7 million of intangibles acquired in the Solid Edge Acquisition, assuming a weighted average useful life of five years. Pro forma depreciation expense associated with property and equipment acquired in the Solid Edge Acquisition is assumed to be consistent with historical depreciation expense. The Pro Forma Condensed Combined Statement of Operations does not reflect the write-off of in-process research and development costs of $42.0 million in connection with the Solid Edge Acquisition.

(h) To record interest expense resulting from borrowings under the Intercompany Credit Agreement of $107.0 million in connection with the Solid Edge Acquisition and the $73.0 million Intercompany Note issued as a dividend to EDS. All such indebtedness is assumed to bear interest at 6.5% for the year ended December 31, 1997.
(i) To record the estimated tax impact of pre-tax income statement adjustments at the Company's 1997 effective tax rate of 37.2%.
(j) To record the reduction of interest expense (using a 6.5% interest rate) in connection with the repayment of a portion of the outstanding borrowings under the Intercompany Credit Agreement with the net proceeds of the Offering.
(k) Diluted earnings per share has not been presented for the Company's historical statement of operations as the Company was operated within several business units of EDS and not as a separate legal division or subsidiary. The pro forma earnings per common share data is calculated using the total shares of Common Stock expected to be outstanding after
    the Offering (   million shares). Employee stock options for     shares of
    Class A Common Stock to be issued upon completion of the Offering at the initial public offering price are assumed to have no dilutive effect on earnings per share. The Company plans on accounting for its employee stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employees."

                     SELECTED FINANCIAL AND OPERATING DATA

  The following selected financial data of the Company with respect to each of the five years in the five-year period ended December 31, 1997 are derived from the financial statements of the Company prepared in accordance with generally accepted accounting principles. The selected historical statement of income and balance sheet data as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 are derived from the financial statements of the Company, which were audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected statement of income and balance sheet data presented below as of December 31, 1993, 1994 and 1995 and for the years ended December 31, 1993 and 1994 are derived from the unaudited financial statements of the Company which, in the opinion of management of the Company, include all adjustments necessary for a fair presentation of the results of such unaudited periods. The historical financial information may not be indicative of the Company's future performance and does not necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate, stand-alone entity during the periods covered. The following information should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this Prospectus.

                                           YEARS ENDED DECEMBER 31,
                                 ----------------------------------------------
                                   1993      1994     1995     1996      1997
                                 --------  -------- -------- --------- --------
                                                (IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenue:
  Software...................... $ 64,359  $ 63,750 $ 89,103 $ 209,480 $115,479
  Services......................   79,761    95,888  111,575   121,528  137,794
  Hardware......................   65,143    71,578   66,944    83,201   61,320
                                 --------  -------- -------- --------- --------
    Total revenue...............  209,263   231,216  267,622   414,209  314,593
                                 --------  -------- -------- --------- --------
Cost of revenue:
  Software......................   22,672    19,839   27,495    38,485   27,953
  Services......................   30,950    26,115   34,328    41,721   57,059
  Hardware......................   45,572    48,995   47,242    59,614   44,112
                                 --------  -------- -------- --------- --------
    Total cost of revenue.......   99,194    94,949  109,065   139,820  129,124
                                 --------  -------- -------- --------- --------
Gross profit(1).................  110,069   136,267  158,557   274,389  185,469
Operating expenses:
  Selling, general and
   administrative...............   81,346    77,229   85,031    92,444  102,759
  Research and development......   44,000    42,623   43,654    47,166   47,979
                                 --------  -------- -------- --------- --------
    Total operating expenses....  125,346   119,852  128,685   139,610  150,738
                                 --------  -------- -------- --------- --------
Operating income (loss).........  (15,277)   16,415   29,872   134,779   34,731
Other income, net(2)............       59       341      129       106    5,092
                                 --------  -------- -------- --------- --------
Income before income taxes......  (15,218)   16,756   30,001   134,885   39,823
Provision for income taxes......   (4,355)    6,133   11,625    51,549   14,810
                                 --------  -------- -------- --------- --------
Net income (loss)............... $(10,863) $ 10,623 $ 18,376 $  83,336 $ 25,013
                                 ========  ======== ======== ========= ========
OTHER DATA:
Non-GM software revenue......... $ 56,272  $ 52,121 $ 73,484 $  89,328 $115,479
GM software revenue(3)..........    8,087    11,629   15,619   120,152      --
                                 --------  -------- -------- --------- --------
    Total software revenue ..... $ 64,359  $ 63,750 $ 89,103 $ 209,480 $115,479
                                 ========  ======== ======== ========= ========
BALANCE SHEET DATA (END OF
 PERIOD):
Working capital(4).............. $ 26,635  $ 33,460 $ 34,091 $  87,835 $ 52,958
Total assets....................  171,363   162,956  146,907   231,206  166,790
Long-term debt..................      --        --       --        --       --
Stockholder's net investment....  119,176   107,272   90,770   132,147   88,350

-------
(1) Gross profit for each of the years in the five-year period ended December 31, 1997 includes $13.4 million of amortization relating to EDS' acquisition of Unigraphics in 1991.
(2) The increase in other income, net in 1997 is due to gains on the sale of investment securities.
(3) In 1996, the Company's parent, EDS, entered into a corporate software license agreement with GM which provides for the delivery of up to 10,000 seats of Unigraphics and IMAN as well as the provision of maintenance services for an initial term of three years. Software license revenue of $110.3 million relating to this agreement was recognized in 1996. The Company has agreed to perform EDS' obligations to provide products and services under such agreement pursuant to the GM Subcontract executed in connection with the Reorganization.
(4) Working capital consists of total current assets less total current liabilities.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following is a discussion and analysis of the financial condition and results of operations of the Company prior to the Solid Edge Acquisition, unless otherwise specifically stated. For a discussion of the Solid Edge Acquisition, see "--Solid Edge Acquisition."

OVERVIEW

  The Company generates revenue primarily from the licensing of MCAD and PDM software products, provision of software consulting and support services and computer equipment sales to users of the Company's products. The Company operates business units in the United States and more than 20 other countries. The Company's software products are licensed to customers through the Company's direct sales force and by specific arrangements with certain distributors, value-added resellers ("VARs") and other marketing representatives. The Company also offers a full range of customization, implementation and integration consulting services.

  Effective as of January 1, 1998, the Company succeeded to the MCAD business of EDS which had previously been operated within several business units of EDS. The Company's historical financial statements reflect the results of operations, financial condition and cash flows of the Company as a component of EDS prior to the Reorganization and may not be indicative of actual results of operations and financial position of the Company subsequent to the Reorganization. See "Risk Factors--Risks Associated with Absence of History as a Stand-Alone Company and Integration of Solid Edge/EMS Business," "--Limited Relevance of Historical Financial Information" and "Selected Financial and Operating Data."

  The Company's customers may license only software products or software products coupled with customization, implementation, consulting and/or maintenance services. Pricing for software licenses is based on the configuration of the Company's products selected by the customer on a per seat basis or pursuant to a site license for multiple seats. The MCAD software industry is characterized by selling prices which have tended to decline for existing software products over time due to competition, lower marginal costs and rapid technological change.

  The Company typically licenses software to customers under perpetual or term license arrangements. Revenue on such perpetual arrangements is recognized upon delivery of the software or as seats are installed, depending on the terms of the arrangement and providing all revenue recognition criteria have been met. Revenue on term license arrangements is recognized ratably over the license term. Software revenue also includes royalty revenue related to the licensing of Parasolid to third-party software developers.

  Services revenue includes revenue from maintenance and consulting services. Revenue attributable to maintenance services is recognized ratably over the maintenance period. Maintenance fees entitle customers to the receipt of product upgrades as well as customer support. Maintenance fees generate recurring revenue and thereby provide a degree of stability to the Company's results of operations. The Company typically provides maintenance services to its customers on an annual basis with automatic renewals subject to the Company's or the customer's right to terminate the maintenance upon 60 days prior notice. The average maintenance renewal rate over the past five years has been approximately 98%. Consulting and other services consist primarily of customer training, implementation and integration, engineering and data exchange services.

  Hardware revenue results from the sale of bundled hardware/software products to certain customers. Hardware consists of computer hard drives, monitors and related equipment which is typically purchased through EDS and resold to customers. In late 1996, the Company began deemphasizing hardware sales in order to focus on higher margin software sales and consulting services. Therefore, hardware revenue declined in 1997 and is expected to continue to decline in the future.

  In 1996, the Company's parent, EDS, entered into the EDS/GM Site License Agreement with GM which provides for the delivery of up to 10,000 seats of Unigraphics and IMAN as well as the provision of maintenance services for an initial term of three years. By recognizing Unigraphics as its single MCAD product development system, GM has expressed its intent to consolidate its usage of MCAD software systems. Prior to the EDS/GM Site License Agreement, GM received software and maintenance services on a monthly basis pursuant to a term lease agreement which was cancelable upon notice. In connection with the Reorganization, EDS and the Company entered into the GM Subcontract pursuant to which the Company receives all revenue and performs substantially all of EDS' obligations under the EDS/GM Site License Agreement. As a result of the EDS/GM Site License Agreement, the Company recognized software revenue of $110.3 million in the second half of 1996, primarily in the fourth quarter. Maintenance revenue relating to the EDS/GM Site License Agreement is being recognized by the Company over the maintenance period. Although less than 10% of the Company's 1997 revenues were attributable to the products and services provided to GM, receivables of $55.2 million, or approximately 48% of the Company's accounts receivable balance, at December 31, 1997 were related to products and services provided to GM. If the EDS/GM MSA were to be terminated, or if the Company (as a subcontractor to EDS) and GM were not to enter into a successor agreement to the EDS/GM Site License Agreement upon termination of that agreement in 1999, the Company's financial condition and results of operations would be materially adversely affected.

  Effective January 1, 1998, the Company and EDS entered into the Management Services Agreement, pursuant to which EDS performs various management services for the Company including treasury, risk management and tax, and similar administrative services. Amounts charged to the Company under this agreement approximate EDS' cost of providing the services plus a fixed fee equal to 0.5% of the Company's total revenues. The Management Services Agreement will expire on December 31, 2002 unless terminated earlier by either party if EDS and the Company are no longer under common control. Except for certain tax and treasury management services relating to consolidated operations or corporate policy of EDS, which the Company is required to purchase during the term of the Management Services Agreement, the Company or EDS may terminate any service on or after January 1, 2000 with prior notice of not less than five months. The Company's historical financial statements include an allocation of corporate general and administrative costs in the amount of approximately 2.1% of total revenues per year. Management believes that this percentage, which is based on an analysis of actual services and estimated costs provided to the Company by EDS, is reasonable. However, there can be no assurance that such costs will be indicative of costs to be incurred under the Management Services Agreement or in transactions with unrelated third parties. The Company expects to pay EDS approximately $8.5 million for such services in 1998, subject to adjustment levels and negotiated prices.

SOLID EDGE ACQUISITION

  On March 2, 1998, the Company completed the Solid Edge Acquisition for a purchase price of $105 million (excluding approximately $2 million of acquisition costs). The Company borrowed $107 million from EDS pursuant to the Intercompany Credit Agreement. The cost of the Solid Edge Acquisition will be allocated to identifiable assets based on estimated fair values as determined by an independent appraisal. Costs allocated to identifiable intangible assets will be amortized on a straight-line basis over the remaining estimated useful lives of the assets. Based on a preliminary purchase price allocation, costs were allocated to in-process research and development in the amount of $42.0 million and will be expensed in the three month period ended March 31, 1998. The excess of purchase price over fair value of identifiable assets acquired will be recorded as software and other intangibles and amortized on a straight-line basis over its useful life. On a preliminary basis, the Company has allocated the purchase price as follows: $1.3 million to computer equipment, furniture and other assets; $63.7 million to software and other intangibles; and $42.0 million to in-process research and development costs. Such allocation is subject to change upon receipt of an independent appraisal. As a result of the write-off of in-process research and development costs and additional amortization expense resulting from the Solid Edge Acquisition, the Company expects that net income in 1998 will be significantly less than in prior years.

  Revenues of the Solid Edge/EMS Business totaled $34.5 million, $31.9 million and $35.2 million during 1995, 1996 and 1997, respectively. Sales of Solid Edge commenced in 1996. Revenues attributable to Solid Edge product and services represented 22% and 46% of total revenues of the Solid Edge/EMS Business during the years ended December 31, 1996 and 1997, respectively. Revenues related to EMS declined from $34.5 million in 1995 to $19.0 million in 1997 primarily due to the introduction of Solid Edge in 1996. Management expects that revenues attributable to the EMS product will continue to decline in the future. Research and development costs of $12.1 million, $10.9 million and $10.0 million in 1995, 1996 and 1997, respectively, primarily related to the development of the Solid Edge product. The excess of direct expenses over revenues of the Solid Edge/EMS Business were $6.3 million, $10.1 million and $4.1 million during 1995, 1996 and 1997, respectively.

RESULTS OF OPERATIONS


  The following tables summarizes the Company's revenue for each of the years ended December 31, 1995, 1996 and 1997 by revenue type and geographic region.

                                                       1995     1996     1997
                                                     -------- -------- --------
                                                           (IN THOUSANDS)
Revenue:
  Software.......................................... $ 89,103 $209,480 $115,479
  Services..........................................  111,575  121,528  137,794
  Hardware..........................................   66,944   83,201   61,320
                                                     -------- -------- --------
    Total revenue................................... $267,622 $414,209 $314,593
                                                     ======== ======== ========
Revenue by Geographic Region (1):
  United States..................................... $135,555 $249,049 $144,529
  Europe............................................   96,364  117,172  112,785
  Other (2).........................................   35,703   47,988   57,279
                                                     -------- -------- --------
    Total revenue................................... $267,622 $414,209 $314,593
                                                     ======== ======== ========

--------
(1) The Company classifies its software and hardware revenue by region based on the geographic region of the Company's business unit in which a software license or piece of equipment is sold. Services and other revenue is classified by the location in which the activity is performed.
(2) Revenue in the "Other" category is derived from Asia Pacific and South and Central America regions as well as Canada.

  The following table sets forth, as a percentage of total revenue, statement of income data of the Company for the years ended December 31, 1995, 1996 and 1997. These operating results are not necessarily indicative of results for any future periods.

                                                               1995  1996  1997
                                                               ----  ----  ----
Revenue:
  Software....................................................  33%   51%   37%
  Services....................................................  42    29    44
  Hardware....................................................  25    20    19
                                                               ---   ---   ---
    Total revenue............................................. 100%  100%  100%
                                                               ===   ===   ===
Costs of revenue:
  Software....................................................  10%   10%    9%
  Services....................................................  13    10    18
  Hardware....................................................  18    14    14
                                                               ---   ---   ---
    Total cost of revenue.....................................  41    34    41
                                                               ---   ---   ---
Gross profit..................................................  59%   66%   59%
                                                               ===   ===   ===
Operating expenses:
  Selling, general and administrative.........................  32%   22%   33%
  Research and development....................................  16    11    15
                                                               ---   ---   ---
    Total operating expenses..................................  48    33    48
                                                               ---   ---   ---
    Operating income..........................................  11    33    11
Other income, net............................................. --    --      2
                                                               ---   ---   ---
    Income before income taxes................................  11    33    13
Provision for income taxes....................................   4    13     5
                                                               ---   ---   ---
    Net income................................................   7%   20%    8%
                                                               ===   ===   ===

 YEARS ENDED DECEMBER 31, 1997 AND 1996

  Revenue. Revenue of the Company was $314.6 million during the year ended December 31, 1997, a decrease of $99.6 million from $414.2 million in 1996. The decrease in total revenue was due to the recognition of software license revenue in 1996 pursuant to the EDS/GM Site License Agreement, which resulted in the recognition of license revenue totaling $110.3 million. Revenue related to GM totaled $18.6 million in 1997 compared to $139.4 million in 1996. Non-GM revenue totaled $296.0 million, an increase of $21.2 million, or 8%, over 1996 non-GM revenue of $274.8 million. The increase in non-GM revenue in 1997 was due to additional sales of software seats and increased maintenance revenue, partially offset by decreases in sales of computer equipment.

  Software revenue decreased $94.0 million to $115.5 million in 1997 due to recognition of GM revenue in 1996 in connection with the signing of the EDS/GM Site License Agreement. Non-GM software revenue increased $26.2 million, or 29%, in 1997 primarily due to the licensing of the Unigraphics product suite to a number of new aerospace customers as a result of increased functionality available in Versions 12.0 and 13.0 of Unigraphics released in 1997.

  Services revenue increased $16.3 million, or 13%, to $137.8 million in 1997 from $121.5 million in 1996. This increase was primarily attributed to increased maintenance revenue due to continued growth in the Company's installed customer base and increased training, implementation and integration consulting services provided to licensees of the Company's software.

  Hardware revenue decreased $21.9 million, or 26%, to $61.3 million in 1997 from $83.2 million in 1996. In late 1996, the Company began deemphasizing hardware sales in order to focus on higher margin software sales and consulting services. Therefore, hardware revenue declined in 1997 and is expected to continue to decline in the future.

  The Company derived 54% and 40% of its revenue from international operations during 1997 and 1996, respectively. Excluding GM revenue, international revenue accounted for 58% and 60% of total revenue in 1997 and 1996, respectively. Revenue from Asia Pacific increased $7.1 million in 1997 due to increased software revenue in Japan, China and Korea. These increases were partially offset by a decline in revenue in Europe of $4.4 million, primarily resulting from reduced hardware revenue in Eastern Europe and Germany. Results of operations of the Company have not been materially affected by the currency volatility in Asia Pacific markets in late 1997.

  Gross Profit. The Company's gross profit was $185.5 million in 1997 as compared to $274.4 million in 1996, a decrease of $88.9 million. Gross profit margin was 59% and 66% in 1997 and 1996, respectively. The decrease in gross profit margin in 1997 is due to the exceptionally high proportion of software revenue to total revenue in 1996 as a result of revenue attributable to the EDS/GM Site License as well as a slight decline in the gross profit margin for services. Cost of software revenue was $28.0 million and $38.5 million in 1997 and 1996, respectively. Gross profit on service revenue increased $0.9 million to $80.7 million in 1997 from $79.8 million in 1996. Gross profit margin on service revenue declined to 59% in 1997 from 66% in 1996 principally due to a higher proportion of consulting and other revenue to total service revenue as well as increased staffing in the U.S. and Asia Pacific regions. Gross profit on hardware revenue decreased $6.4 million to $17.2 million in 1997 from $23.6 million in 1996. Gross profit margin on hardware revenue was 28% in 1997 and 1996. Cost of software revenue includes amortization of $13.4 million per year relating to EDS' acquisition of Unigraphics in 1991, which amortization is expected to continue through October 1999.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses totaled $102.8 million in 1997, an increase of $10.4 million from $92.4 million in 1996. Selling, general and administrative expenses represented 33% and 22% of total revenues in 1997 and 1996, respectively. Exclusive of GM revenues, selling, general and administrative costs represented 35% and 34% of 1997 and 1996 revenues, respectively. Selling costs are comprised of salesperson salaries, commissions and benefits, travel, sales office occupancy and other related costs. The increase of $10.4 million in selling, general and administrative costs was principally due to increased selling costs due to increases in non-GM sales and expansion of the Company's U.S. and Asia Pacific sales operations. Such increase was partially offset by lower allocations of corporate general and administrative expenses from EDS due to lower total revenue.

  Research and Development Costs. Research and development costs were $48.0 million and $47.2 million in 1997 and 1996, respectively. Research and development costs as a percentage of total revenue were 15% and 11% in 1997 and 1996, respectively. Research and development costs as a percentage of total revenue in 1996 were lower than in 1997 due primarily to increased revenue associated with the EDS/GM Site License Agreement in 1996.

  Operating Income. Operating income was $34.7 million in 1997 as compared to $134.8 million in 1996.

  Other Income, Net. Other income, net was $5.1 million in 1997 as compared to $0.1 million in 1996. During 1997, the Company realized gains upon the exercise of warrants and subsequent sale of related marketable equity securities of $5.1 million. The warrants were received in exchange for reduced royalty fees from a private software company which was acquired by a public company in 1997. The Company anticipates that significant gains on similar transactions will also be reflected in its results of operations in 1998. The amount of such gains will be dependent on the timing of the Company's vesting in related warrants and existing market conditions at the date of sale.

  Provision for Income Taxes. The provision for income taxes was $14.8 million in 1997 compared to $51.5 million in 1996. The Company's effective tax rate was 37.2% and 38.2% in 1997 and 1996, respectively. The difference between the Company's effective tax rate and the statutory federal income tax rate primarily resulted from state and foreign taxes, partially offset by research and experimentation credits.

  Net Income. Net income was $25.0 million and $83.3 million in 1997 and 1996, respectively.

 YEARS ENDED DECEMBER 31, 1996 AND 1995

  Revenue. Revenue of the Company was $414.2 million during the year ended December 31, 1996, an increase of $146.6 million from $267.6 million in 1995. The increase in total revenue was principally due to the recognition of software license revenue upon the signing of the EDS/GM Site License Agreement in 1996. Revenue related to GM totaled $139.4 million in 1996 compared to $36.6 million in 1995. Non-GM revenue totaled $274.8 million, an increase of $43.8 million, or 19%, over 1995 non-GM revenue of $231.0 million.

  Software revenue increased $120.4 million to $209.5 million in 1996 primarily due to the signing of the EDS/GM Site License Agreement. Non-GM software revenue increased $15.8 million, or 22%, in 1996. The increase in non-GM revenue was due to the introduction of Version 11.0 of Unigraphics which was the Company's first MCAD product capable of handling large, complex design assemblies with hundreds of components, making it especially well suited for automotive and aerospace manufacturers. In addition, certain modules associated with Unigraphics 11.0 were specifically designed for the commercial automotive market which the Company believes enabled EDS to obtain the EDS/GM Site License Agreement. Furthermore, licenses of software to suppliers of GM increased as a result of GM's decision to standardize its operations using a single MCAD product.

  Services revenue increased $9.9 million, or 9%, to $121.5 million in 1996 from $111.6 million in 1995. This increase is primarily attributed to increased maintenance revenue due to growth in the Company's installed customer base and increased training, implementation and integration consulting services provided to licensees.

  Hardware revenue increased $16.3 million, or 24%, to $83.2 million in 1996 from $66.9 million in 1995. Hardware revenue increased primarily due to increased sales in Europe which typically consisted of bundled hardware and software products.

  The Company derived 40% and 49% of its revenue from international operations during 1996 and 1995, respectively. International revenue accounted for 60% and 57% of total revenue, exclusive of GM revenue, in 1996 and 1995, respectively. Revenue from Europe increased $20.8 million in 1996, primarily due to increased software and hardware revenue in most European countries. Revenue from Asia Pacific increased $7.1 million in 1996, principally due to increased software revenue in China, Singapore and Australia.

  Gross Profit. The Company's gross profit was $274.4 million in 1996 as compared to $158.6 million in 1995, an increase of $115.8 million. Gross profit margin was 66% and 59% in 1996 and 1995, respectively. The increase in gross profit margin in 1996 was due to the exceptionally high proportion of software revenue to total revenue in 1996 as a result of revenue attributable to the EDS/GM Site License Agreement. Cost of software sales was $38.5 million and $27.5 million in 1996 and 1995, respectively. Gross profit on services revenue increased $2.6 million to $79.8 million in 1996 from $77.2 million in 1995. Gross profit margin on services revenue declined to 66% in 1996 from 69% in 1995 principally due to a higher proportion of consulting and other service revenue to total service revenue. Gross profit on hardware revenue increased $3.9 million to $23.6 million in 1996 from $19.7 million in 1995. Gross profit margin on hardware revenue was 28% and 29% in 1996 and 1995, respectively. Cost of software revenue includes amortization of $13.4 million per year relating to EDS' acquisition of Unigraphics in 1991, which amortization is expected to continue through October 1999.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses totaled $92.4 million in 1996, an increase of $7.4 million from $85.0 million in 1995, of which $3.1 million was attributable to the increased allocation for general and administrative expense from EDS due to higher revenue and the remainder was due to increased selling costs resulting from higher sales as well as expansion of foreign operations. Selling, general and administrative expenses represented 22% and 32% of total revenue in 1996 and 1995, respectively. Exclusive of GM revenue, selling, general and administrative costs represented 34% and 37% of 1996 and 1995 revenue, respectively.

  Research and Development Costs. Research and development costs were $47.2 million and $43.7 million in 1996 and 1995, respectively. Research and development costs as a percentage of total revenue were 11% and 16% in 1996 and 1995, respectively. The increase in research and development costs was primarily due to the capitalization of $3.3 million of product development costs in 1995.

  Operating Income. Operating income was $134.8 million in 1996 as compared to $29.9 million in 1995.

  Provision for Income Taxes. The provision for income taxes was $51.5 million in 1996 compared to $11.6 million in 1995. The Company's effective tax rate was 38.2% and 38.7% in 1996 and 1995, respectively. The difference between the Company's effective tax rate and the statutory federal income tax rate primarily results from state and foreign income taxes.

  Net Income. Net income was $83.3 million and $18.4 million in 1996 and 1995, respectively.

QUARTERLY RESULTS OF OPERATIONS

  The following table presents certain quarterly information for the Company for the years ended December 31, 1996 and 1997. Such information is derived from the Company's unaudited financial statements, prepared on a basis consistent with the Company's audited financial statements. In the opinion of management, the unaudited quarterly information includes all necessary adjustments, which are normal and recurring, required for a fair presentation of the information. Operating results for any given quarter are not necessarily indicative of results for any future period and should not be relied upon as an indicator of future performance.

                                                        QUARTER ENDED
                          ---------------------------------------------------------------------------
                          MAR. 31,  JUNE 30,  SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31,
                            1996      1996      1996      1996     1997     1997     1997      1997
                          --------  --------  --------- -------- -------- -------- --------- --------
Revenue:
 Software...............  $22,081   $27,282    $30,149  $129,968 $26,236  $28,780   $24,651  $35,812
 Services...............   28,108    30,305     28,643    34,472  30,547   35,847    33,297   38,103
 Hardware...............   18,337    23,748     16,228    24,888  12,344   16,645    18,408   13,923
                          -------   -------    -------  -------- -------  -------   -------  -------
   Total revenue........   68,526    81,335     75,020   189,328  69,127   81,272    76,356   87,838
                          -------   -------    -------  -------- -------  -------   -------  -------
Cost of revenue:
 Software...............    6,829     9,635      6,524    15,497   6,457    7,452     6,736    7,308
 Services...............    9,402    11,537      9,804    10,978  13,759   12,810    15,283   15,207
 Hardware...............   13,118    17,275     11,405    17,816   8,391   10,688    13,399   11,634
                          -------   -------    -------  -------- -------  -------   -------  -------
   Total cost of revenue   29,349    38,447     27,733    44,291  28,607   30,950    35,418   34,149
                          -------   -------    -------  -------- -------  -------   -------  -------
Gross profit............   39,177    42,888     47,287   145,037  40,520   50,322    40,938   53,689
Selling, general and
 administrative.........   21,381    22,578     22,430    26,055  22,934   26,398    24,660   28,767
Research and
 development............   11,989    10,912     11,809    12,456  10,945   11,505    12,105   13,424
                          -------   -------    -------  -------- -------  -------   -------  -------
Operating income........    5,807     9,398     13,048   106,526   6,641   12,419     4,173   11,498
Other income (expense),
 net....................      (11)     (104)       (11)      232      11        3     3,795    1,283
                          -------   -------    -------  -------- -------  -------   -------  -------
Income before income
 taxes..................    5,796     9,294     13,037   106,758   6,652   12,422     7,968   12,781
Provision for income
 taxes..................    2,214     3,551      4,982    40,802   2,473    4,619     2,964    4,754
                          -------   -------    -------  -------- -------  -------   -------  -------
Net income..............  $ 3,582   $ 5,743    $ 8,055  $ 65,956 $ 4,179  $ 7,803   $ 5,004  $ 8,027
                          =======   =======    =======  ======== =======  =======   =======  =======

  The Company's total revenue for the first, second, third and fourth quarters of 1997 represented 22%, 26%, 24% and 28%, respectively, of total revenue for 1997. In 1996, the first, second, third and fourth quarters represented 17%, 20%, 18% and 45%, of total revenue for the year. The Company's quarterly operating results have varied significantly and are likely to vary significantly in the future, depending on factors such as number, timing and significance of product enhancements or new products by the Company or its competitors, the ability of the Company to develop, introduce and market new and enhanced versions of its products, general conditions in the MCAD and computer industries and regional economies and other events and factors.

  The Company's first quarter software revenue, total revenue, operating income and net income have generally been the lowest of any quarter during the year. Additionally, as is typical in the MCAD software industry, the Company historically has experienced its highest licensing activity each year in the fourth quarter.

  Revenue and cost of revenue relating to software increased in the fourth quarter of 1996 primarily due to the signing of the EDS/GM Site License Agreement resulting in the recognition of software revenue totaling $101.1 million in that quarter. Total software revenue recognized by the Company under the EDS/GM Site License Agreement in 1996 was $110.3 million. See "-- Results of Operations" for further discussion as to the impact of the EDS/GM Site License Agreement.

  The Company expects that net income for the first quarter of 1998 will be significantly less than in prior years as a result of the Solid Edge Acquisition. The Company expects to allocate approximately $42 million of the purchase price of the Solid Edge/EMS Business to in-process research and development which the Company will expense in the first quarter of 1998. The Company's results of operations for the first quarter of 1998 will also reflect amortization of acquired software of approximately $1 million associated with the Solid Edge Acquisition. Such amortization will be recorded as cost of software revenue. See "--Solid Edge Acquisition" for a discussion of the impact of the Solid Edge Acquisition on the financial statements and results of operations of the Company, including with respect to the first quarter of 1998.

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the Company has utilized the central cash management function of EDS to finance its operations. Cash requirements were satisfied either by intercompany transactions between EDS and the Company or by cash from operations. Intercompany transactions between EDS and the Company did not bear interest. In connection with the Reorganization, EDS and the Company entered into the Intercompany Credit Agreement which provides the Company with funding to meet its daily cash requirements. Under the Intercompany Credit Agreement, the interest rate to be charged to the the Company is the sum of the one-month LIBOR plus 0.5%. In addition, the Company is required, with minor exceptions, to lend any excess cash it has available to EDS, with such loans to bear interest at a rate equal to the one-month LIBID minus 0.5%. Subsequent to the Offering, the maximum amount that the Company may borrow at any time from EDS under the Intercompany Credit Agreement (and certain other credit agreements between EDS Finance plc, a wholly-owned subsidiary of EDS, and certain non-U.S. subsidiaries of the Company) will be $70.0 million. The Intercompany Credit Agreement restricts the Company from obtaining financing from any party other than EDS without written consent from EDS, unless EDS fails to provide funding available to the Company under the Intercompany Credit Agreement. See "Relationship with EDS and Certain Transactions--Contractual Arrangements-- Intercompany Credit Agreement."

  In connection with the Solid Edge Acquisition, the Company borrowed $107.0 million under the Intercompany Credit Agreement on March 2, 1998. In addition, effective March 6, 1998, the Company issued to EDS as a dividend the Intercompany Note in the principal amount of $73.0 million. The Intercompany
Note is payable on March 6, 2001 and bears interest, payable semiannually, at a rate equal to the one-month LIBID minus 0.5%. A portion of the amounts advanced to the Company under the Intercompany Credit Agreement in respect of the Solid Edge Acquisition will be repaid to EDS with the net proceeds from the Offering.

  The Company generated net cash from operating activities of $43.3 million, $53.8 million and $74.3 million in 1995, 1996 and 1997, respectively. Net cash used in investing activities was $7.4 million, $12.4 million and $4.1 million in 1995, 1996 and 1997, respectively. Included in investing activities for these years were capital expenditures of $6.6 million, $12.3 million and $9.1 million, respectively. At December 31, 1997, the Company had an unbilled receivable from GM of $55.2 million relating to the software revenue recognized in 1996 under the EDS/GM Site License Agreement. Such receivable is scheduled to be paid in 1998 and the first half of 1999. The Company believes currently available sources of liquidity, including the Intercompany Credit Agreement and cash generated from operations, will be sufficient for its operations in the foreseeable future.

YEAR 2000 ISSUE

  Current versions of the Company's products are designed to be Year 2000 compliant. The Company is in the process of determining the extent to which the customized implementations of its software products are Year 2000 compliant, as well as the impact of any non-compliance on the Company and its customers. While there can be no assurance that the Company will not be exposed to potential claims resulting from system problems associated with the Year 2000 issue, the Company does not currently believe that the effects of any Year 2000 non-compliance in the Company's installed base of software will result in any material adverse impact on the Company's business or results of operations.

  In accordance with the Management Services Agreement with EDS, the Company will continue to use centralized internal accounting systems of EDS in the near term. EDS has completed the assessment and planning stages and has commenced the renovation process for its internal systems, including those used by the Company. The Company has been advised that EDS anticipates that this process and the subsequent testing and implementation of the modified code will be completed in stages, from mid-1998 through mid-1999. Costs incurred to make EDS' centralized internal accounting systems Year 2000 compliant will be paid entirely by EDS. The failure to complete the Year 2000 conversion process for EDS' internal systems on a timely basis would have a material adverse impact on the Company's business or results of operations.

IMPACT OF CHANGES IN EXCHANGE RATES

  The Company's results of operations can be affected by changes in exchange rates. Revenue received and expenses paid in currencies other than the U.S. dollar are translated into U.S. dollars for financial reporting purposes based on the average exchange rate for the period. During the year ended December 31, 1997, international revenue and operating income represented 54% and 56%, respectively, of total revenue and operating income of the Company. The Company's most significant international operations are located in Germany and the United Kingdom, which comprised 20% and 16%, respectively, of total international revenue in 1997. Foreign revenue and costs are generally received and paid in the local currency. Historically, foreign currency transaction gains (losses) have not had a material effect on the Company's operations.

INFLATION

  Historically, inflation has not had a material effect on the Company's results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, were issued. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Reclassification of financial statements for earlier periods, provided for comparative purposes, is required. The statement also requires the accumulated balance of other comprehensive income to be displayed separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. SFAS No. 131 establishes standards for reporting information about operating segments in annual and interim financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Categories required to be reported as well as reconciled to the financial statements are segment profit or loss, certain specific revenue and expense items, and segment assets. SFAS No. 130 and No. 131 are effective for fiscal years beginning after December 15, 1997.

  In October 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2, Software Revenue Recognition, to supersede SOP 91-1, the previously released SOP on this topic. SOP 97-2 provides additional guidance on when revenue should be recognized, and in what amounts, for licensing, selling, leasing, or otherwise marketing computer software. The provisions of SOP 97-2 are effective for transactions entered into in fiscal years beginning after December 15, 1997. Adoption of SOP 97-2 is not expected to have a material adverse impact on the Company's financial statements.

                                   BUSINESS

  The Company is a leading global provider of scalable, integrated, enterprise-level MCAD solutions that are used for virtual product development principally in the automotive and transportation, aerospace, consumer products, equipment and machinery and electronics industries. The Company's MCAD solutions consist of both software products and consulting services. The Company's software products allow customers to reduce design, engineering and manufacturing costs and minimize the time between a product's inception and its introduction to the market while simultaneously improving product quality. Through MCAD, product design is accomplished digitally, eliminating the need for paper drawings or physical prototypes. With digital assemblies, fit, tolerances and moving mechanisms, as well as design alternatives, can be tested before a physical product has been made. For example, automobile designers can virtually "open" the door or trunk and can "walk around" a digital 3-D model of a car to assess its design. MCAD systems produce large volumes of data which can be managed by the Company's PDM software. The Company's PDM software makes the most current product data readily accessible to all appropriate users throughout a manufacturing enterprise. Some of the Company's significant customers, located worldwide, include GM, Boeing, Denso and GE.

  The Company offers a full line of design, analysis and manufacturing software products that meets the diverse needs of its customer base, which includes a spectrum of companies from multinational corporations to small machine shops. The Company addresses all aspects of digital product development, including (i) product modeling, (ii) product information management, (iii) data transfer and (iv) process re-engineering. The Company's integrated, scalable software solutions range from Unigraphics, its high-end MCAD software product suite for complex design, manufacture and assembly projects, to Solid Edge, its Windows-based, easy-to-use design and drafting product. Both Unigraphics and Solid Edge 5.0 are based on the Company's core solid modeling kernel, Parasolid. As a result, the Company can differentiate itself from its competitors by enabling Unigraphics and Solid Edge to seamlessly share geometric data without the need for translation. The Company's PDM software, IMAN, works in conjunction with both the Company's and third parties' MCAD software to organize and manage the large volume of data and numerous versions associated with the typical digital product model. A key element of the Company's product development strategy is the management, visualization and simulation of product data across the Web so that model data may be shared among all users of the Company's MCAD and PDM products and companion applications. In addition, the Company offers a full range of customization, implementation and integration consulting services that enables customers to re-engineer their methods of virtual product development by optimizing the use of the Company's software.

  Through its Unigraphics, Solid Edge, Parasolid and IMAN products, the Company served more than 4,000 customers worldwide at December 31, 1997, comprising an aggregate of over 93,000 seats. Of these seats, there were over 49,000 Unigraphics seats, over 9,000 Solid Edge seats, over 72,000 Parasolid seats (including over 49,000 seats embedded in Unigraphics) and over 12,000 IMAN seats. With its suite of core products, its large worldwide installed seat base and the continuing evolution of Parasolid as a solid modeling standard for MCAD software, the Company believes that it is well positioned to take advantage of the MCAD market's varying demands for software functionality, virtual product development and product data management.

THE MCAD SOFTWARE INDUSTRY

  Product development has traditionally been an iterative process of detailed product definition, conceptual design, layout, drafting, physical prototyping, testing, design refinement, manufacturing and assembly. Prior to the development of computer-driven design tools, the product development cycle demanded a long lead time since modifications to a product's design required time intensive manual redesign at each step. CAD and CAM first became available in the early 1970s and allowed engineers to create drawings using computers much more quickly and accurately than by hand.

  The product development market is in transition. As is common in many high technology sectors, the MCAD industry is characterized by selling prices which have tended to decline for existing products over time due to competition, lower marginal costs and rapid technological change. In particular, increased competition from new sources, including the introduction of numerous lower priced, higher volume 3-D CAD products, the emergence of a mid-range market, and the increased penetration of niche players into the CAM and CAE markets, has increased price pressure on MCAD software products. Despite declining unit prices, the total size of the MCAD global market, as measured by revenue, has increased over the past several years.

  Once focused on the individual engineer's demand for MCAD functionality, the market is now driven by the needs of the expanded enterprise of OEMs, suppliers, partners and customers to collaborate, share data and integrate the multiple sub-assemblies in the creation of a complex master digital model. These needs have raised MCAD and PDM decision making to executive management levels. However, the requirement for an enterprise level solution has not lessened the need to provide superior functionality and engineering capabilities to the individual user.

  Customer requirements for enterprise wide product development solutions are driving a demand for scalability and redefining the historically fragmented MCAD marketplace. Scalability is provided through a graduated series of MCAD and PDM products that has been optimized for each level of user throughout the customer's organization, enabling the customer to buy or lease only those products it needs, at the most affordable prices, and to upgrade functionality as necessary. The Company believes that this need for scalability is contributing to the consolidation in the MCAD software industry as companies attempt to address both the high-end and mid-range markets.

  The Company believes the factors dictating customer demand in this new consolidating market are: (i) enterprise level product design and development,
(ii) affordable solid modeling, (iii) Windows orientation, (iv) software interoperability and (v) product data management.

  Enterprise Level Product Design and Development. Product development involves more than desktop product modeling. The development of a particular product involves multiple organizations, within and outside a given enterprise, designing a complex digital master product model, testing this model, and then revising it or advancing the original design. While this completely digital "master-model" approach had always been an objective, current technological innovation and process understanding have finally converged so that an enterprise level framework for product development can be established with MCAD and PDM software.

  Affordable Solid Modeling. Solid modeling enables the user to generate more accurate and complete product descriptions for use throughout the entire design, manufacturing and engineering process. The availability of such solid modeling software reinforced the distinction between high-end software, like Unigraphics, and low-end 2-D drafting MCAD software. The decision by the Company to license its Parasolid solid modeling kernel contributed to the growth of a mid-range market in which advanced solid modeling functionality is now available at affordable prices with significantly more functionality than is available in low-end systems. Due to the affordability of mid-range MCAD software, the Company believes the mid-range 3-D market will grow substantially over the next several years by drawing a small percentage of MCAD users from the high-end sector and a large percentage of users from the low-end 2-D sector and by creating new users out of traditional "blueprint" designers who design manually.

  Windows Orientation. In addition to price considerations, mid-range MCAD products attract customers by incorporating the user-friendly Windows interface, thereby allowing users to work without extensive or specialized training. Not only is the Windows interface familiar, but it allows a user to easily move from other Microsoft applications to a product modeling application on the same operating platform and computer hardware. Today, most mid-range MCAD offerings combine solid modeling capabilities with the Windows user interface for both the Windows 95 and Windows NT operating systems.

  Interoperability. In order to design products efficiently, an enterprise's various design teams must be able to collaborate through the exchange of digital design data. The fact that most geometry engines are embedded within the source code of their corresponding MCAD products has prohibited the development of high-end and mid-range products that share the same solid modeler. Consequently, MCAD systems produce data files that cannot be read or used by other systems. Product designers must therefore rely on translators to exchange data. This data translation process is time-consuming and often results in inaccuracies that require correction. Industry-wide efforts to solve this problem, such as STEP (Standard for the Exchange of Product Model Data), have so far been inadequate.

  Product Data Management. PDM software captures and manages all information generated during the product development cycle, making data readily accessible to appropriate users throughout an organization. This data capture and management enables organizations to share information earlier in the product development cycle, encourages data reuse and reduces engineering changes. PDM software is beginning to extend beyond traditional database management. Working together with MCAD software, PDM systems are enabling enterprise-wide visualization and simulation of the virtual product. PDM systems are provided not only by MCAD software suppliers, but also by independent PDM vendors.

BUSINESS STRATEGY

  Demand in MCAD and PDM markets is dictated by the needs of users throughout companies of all sizes and across extended enterprises to collaborate on virtual product development. These users often require different levels of software functionality. The Company's strategy is to offer a variable, customizable combination of software products and implementation and integration services to address the product and process complexities associated with design and assembly projects. The key elements of the Company's strategy include:

  PROVIDING A FULL RANGE OF INTEGRATED SCALABLE ENTERPRISE SOLUTIONS. The Company provides a full range of MCAD software products to meet the needs of its customers from its high-end Unigraphics product suite to its mid-range offering, Solid Edge. Upon the release of Solid Edge 5.0, both it and Unigraphics will be integrated through the use of the Company's core solid modeler, Parasolid, thereby allowing Unigraphics and Solid Edge to seamlessly share geometric data without the need for translation. Unigraphics is scalable with the ability to add modules or features to fit the needs of the Company's customers, thereby reducing hardware system requirements. Solid Edge's Windows capabilities improve design engineering productivity, shorten learning curves and reduce training costs. The Company believes that it is well positioned because each of its customers can buy the precise software product or products that meet that customer's particular needs and allow its users to share data within a single organization or throughout several organizations.

  ESTABLISHING PARASOLID AS A SOLID MODELING STANDARD. The Company believes that Parasolid has emerged as the mid-range MCAD solid modeling standard while being fully capable of addressing the demanding requirements of high-end MCAD software. Unigraphics, the Company's high-end MCAD offering, is based on Parasolid. The Company licenses Parasolid for incorporation into mid-range MCAD software products such as Dassault's Solid Works and Parametric's DesignWave. In addition, Bentley has recently converted its mid-range product, MicroStation Modeler, to Parasolid. The Company also licenses Parasolid to various third-party niche software application developers, who create Parasolid-compatible specialized applications that enhance the functionality of Unigraphics and Solid Edge. Accordingly, the Company expects that the growing prevalence of Parasolid-based applications will make Parasolid part of the buying criteria for MCAD software, thereby giving Unigraphics, the only high-end MCAD product to use Parasolid, an advantage over competing high-end products.

  OFFERING FULL FUNCTION PRODUCT DATA MANAGEMENT. The Company believes that IMAN is one of the industry's most functional product data management tools for engineering applications. IMAN captures, manages and provides enterprise-wide access to the large volume of data generated throughout the virtual product development cycle. IMAN's technology is scalable for use within a wide range of customer implementations, extending from small Unigraphics-centric design teams to globally distributed enterprises with thousands of concurrent users across many functional areas, such as engineering, manufacturing, marketing and procurement. The Company believes that IMAN's strengths lie in
(i) its tight integration with Unigraphics, which enables

IMAN to manage the complex interrelationships among Unigraphics files, (ii) its variant configuration modeling, which facilitates the definition of the modularized, rules-based views of the bill of materials that are required for efficient manufacturing of customized products and (iii) its object-oriented architecture, which enables designers to share data across an enterprise. A key element of the Company's PDM strategy is utilizing Web-based technologies to provide a common framework for the visualization, simulation and management of product data. The Company's Web technologies provide enterprise-wide access to the virtual product model and associated specification data, enabling organizations outside of the traditional users of the Company's MCAD products to utilize the data. For example, marketing departments can view virtual products and provide immediate feedback during the product development process.

  MAINTAINING TECHNOLOGICAL LEADERSHIP. The Company is focused on continually developing and acquiring the most technologically advanced MCAD products. Unigraphics' breadth of modeling functionality combines complex surface design capabilities with advanced feature and solid modeling while providing some of the most advanced CAM technology on the market today. Solid Edge, which has pioneered advances in ease of use, was developed with native Windows functionality, including familiar "drag and drop" features, menu driven options, dialog boxes and on-line help, and was the first mechanical CAD product to be certified as Microsoft Office compatible. In order to maintain its technological leadership, the Company releases major enhancements containing significant improvements to each of its four core products approximately twice per year. In addition, the Company has developed UG/WAVE, a next generation parametric approach to top-down product design that allows "what-if" evaluations of engineering alternatives. For example, UG/WAVE allows engineers to more efficiently evaluate at the system level the impact of changes in wing design on the aerodynamic performance of an airplane.

  LEVERAGING AND EXPANDING ITS CUSTOMER BASE. The Company intends to expand its user base by increasing sales to existing customers and to new customers by expanding its sales force and by utilizing Web-based distribution. The Company intends to increase the licensing of its MCAD software to its existing customer base by offering an affordable integrated scalable product line. The Company is targeting existing users of 2-D software by marketing the latest version of Solid Edge as an affordable, easy-to-use 3-D product. The Company intends to increase the size of its customer base by marketing to the suppliers of its aerospace and automotive OEMs. The Company believes that both of its MCAD software offerings are attractive to suppliers who seek to meet OEM requirements because (i) Unigraphics is available in discrete modules to allow users to purchase only the Unigraphics capabilities their businesses require and (ii) Solid Edge is an affordable easy-to-use MCAD software package that will have the ability to seamlessly transfer geometric data to high-end Unigraphics users. As part of the Solid Edge Acquisition, the Company acquired EMS, a high-end MCAD product, which had over 6,000 seats at December 31, 1997. The Company will seek to convert EMS customers to Unigraphics or Solid Edge.

PRODUCTS AND SERVICES

 PRODUCTS

  The Company provides a full range of integrated, scalable software applications, based on four core product lines: (i) Unigraphics, a suite of high-end MCAD software for large scale Unix/Windows NT-based design, manufacture and assembly projects, (ii) Solid Edge, a mid-range, easy-to-use Windows MCAD modeling system for mechanical part and assembly design, (iii) Parasolid, a solid modeling kernel, featuring an exact boundary representation geometric modeler for high-end and mid-range MCAD, as well as commercial, internal and data exchange applications and (iv) IMAN, a product data management software application which organizes and manages the volumes of data and numerous versions associated with the typical digital product model.

  Unigraphics. The Company believes that Unigraphics is one of the most functional and technologically advanced MCAD systems available. Unigraphics is used for complex design-through-manufacturing applications in the aerospace, automotive and transportation, heavy machinery and equipment, electronics and consumer products industries. The Unigraphics system allows a product manufacturer to manage and coordinate the overall process used to design the product, reduce the time and cost of the product development cycle and organize and share product development data within a manufacturer's organization and between a manufacturer and its OEMs and suppliers. Its focus on mechanical engineering, including the ability to design the entire product and its component parts, precision, high visualization and integration with manufacturing, make it appropriate for large and complex product development applications which require "master-model" driven data sharing. However, it can also be scaled down, through the use of a more streamlined software bundle, to meet the criteria of smaller, less demanding projects.

  Unigraphics consists of a suite of four scalable pre-configured bundles, all of which can be individually tailored to meet customers' feature, function and price requirements. To further enhance scalability and customization, each bundle is comprised of various software component modules or "building blocks." All four bundles share and are progressively built upon certain core modules, such as UG/Gateway, UG/Modeling (solid, feature, free-form and/or assembly) and UG/Drafting. In addition, the Company has created over 200 specialized modules to provide specific features, which may be an included function of a particular bundle or which may be added to a bundle as a custom feature. All four of the bundles incorporate the same user interface and are based upon the same Parasolid geometry engine and master-model concept, which allows all of the bundles to interoperate and share data. These four bundles, ranging from least to most expensive and advanced, are UG/Creator, UG/Designer, UG/Advanced Designer and UG/Advanced Manufacturing. The Company's scalable approach to the MCAD market allows the base purchase price of a particular bundle to be applied to the "upgrade" of a customer's system to the next bundle level.

     UG/Creator. UG/Creator is specifically designed as a mid-range companion product for users who work within or for an existing Unigraphics-based organization. Aimed at users, such as parts suppliers, who need powerful design functionality but do not require all of the advanced features of Unigraphics, UG/Creator includes a flexible solid, feature and free-form modeler, a sketcher and assembly modeling capability. Data created by UG/Creator can be moved "upstream" to any of the more advanced Unigraphics bundles. The other three Unigraphics bundles described below can fully and seamlessly share data bi-directionally "upstream" to more complex Unigraphics bundles and "downstream" to less complex bundles.

     UG/Designer. The next step in the Company's Unigraphics scale, UG/Designer, is a full-featured Unigraphics bundle which meets the needs of component modeling and drafting while also delivering complete interoperability with advanced Unigraphics applications. UG/Designer provides for curve, surface and solid geometry modeling, fully associative drafting and industry standard data translation capabilities. Because UG/Designer is fully and bi-directionally associative with all Unigraphics bundles, it is particularly appropriate for Unigraphics-based suppliers who need the ability to access and modify standard product designs of a particular manufacturer generated in Unigraphics, rather than merely access and read product data.

     UG/Advanced Designer. The third UG bundle, UG/Advanced Designer, is the Company's most advanced product modeling (versus manufacturing) tool set. In addition to the functions provided with UG/Designer, UG/Advanced Designer is equipped with freeform modeling and assembly modeling capabilities, user-defined features and a rapid prototyping interface. This bundle extends high-performance geometry creation using both parametric and non-parametric modeling techniques to design products either from the top-down or bottom-up. Where UG/Designer is ideal for designing component parts of products, such as the power train (the engine and transmission) of an automobile, UG/Advanced Designer is suitable for designing the entire product, such as the automobile.

     UG/Advanced Manufacturing. The Company's most functional and full-featured bundle is UG/Advanced Manufacturing, which is suitable for product design and large scale assembly and manufacturing. U/G Advanced Manufacturing includes all of the design functions of UG/Advanced Designer, as well as manufacturing-specific features, which allow the programming of multi-axis machine tools and simulation capabilities to actually manufacture the products designed with UG/Advanced Designer. Extensive editing and customization routines give each user the flexibility to meet his or her particular design and manufacturing needs.

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

  The Company has specifically designed Unigraphics with an open, object-oriented software architecture. Users and third party developers can access this open architecture through the UG/Open module, which provides a programming framework for integrating other applications with Unigraphics. The UG/Open framework includes an extensive set of programming tools that enable third parties to create highly automated and sophisticated applications that are well integrated with Unigraphics. Many of such third parties participate in the Company's Alliance Program (as defined herein) as either "Toolkit VARs" or business partners. See "--Sales and Marketing--Business Partnerships-- Alliance Program."

  The open Unigraphics architecture enables customers to achieve significant productivity improvements by designing and integrating their own proprietary software applications with Unigraphics. For example, Denso, the largest supplier of automobile parts in Japan, is using UG/Open in an object oriented programming environment to build a set of streamlined engineering applications that extend the built-in capabilities of Unigraphics. These applications capture Denso's proprietary engineering expertise, providing a high degree of automation for designing such things as instrument panel components, fuel systems, and HVAC. By incorporating specialized applications into Unigraphics, Denso is able to improve its engineering efficiency

  In Version 14.0 of Unigraphics, which is expected to be released in April 1998, the Company plans to expand one of its newest modules, UG/WAVE, within the three high-end UG bundles. UG/WAVE, a next generation parametric approach to top-down product design, allows "what-if" evaluations of engineering alternatives. For example, UG/WAVE allows engineers to more efficiently evaluate at the system level the impact of design changes on such factors as the aerodynamic performance of an airplane through changes in wing structure. By identifying and specifying the most important variables that drive a product's design, high level specifications can be passed down and imposed on lower-level subassemblies, thereby automatically updating the product model. The WAVE methodology is based on the premise that there exist not only relationships of a "global" nature that may affect several subsystems in a product's design, but also relationships of a more "local" nature that only need to be dealt within a limited context of one or a few subassemblies. UG/WAVE has the ability to segregate global relationships into an associative "control structure," with more local relationships isolated in the components of the assembly.

  In addition to incorporating software developed by the Company based on its own core competencies, in certain cases, the Company also integrates specialized third party components and applications into the Unigraphics product suite. For example, Lightworks Ltd.'s software is used as the visualization engine within Unigraphics for photo realistic rendering.

  Solid Edge. Solid Edge is a solid modeling system for mechanical part and assembly design that incorporates high-performance CAD functions into an affordable, easy-to-use software package. Solid Edge is a mid-range product targeted towards the machinery, consumer products and consumer electronics markets and the many users of 2-D CAD or traditional "blueprint" paper design methods. Solid Edge supports a wide range of mechanical design applications, including assembly design, part modeling, detailing and drafting. Solid Edge's automatic interference detection and reporting quickly identifies assembly problems and its concurrent assembly access allows several designers to work on separate parts or subassemblies within the same assembly model--all with immediate access to up-to-the-moment work of other design team members. The Solid Edge user interface is fully Windows-compliant and task-oriented, leading the user through a series of directed steps to accomplish the desired task.

  Solid Edge was developed specifically as a native Windows application, is available on Windows 95 or Windows NT and is well integrated into the overall Windows environment with the standard Windows interface, including "drag and drop" features, menu driven options, dialog boxes and on-line help. Solid Edge is certified as "Designed for Microsoft Windows NT and Windows 95" and was the first MCAD product to be certified as Microsoft Office compatible. The Company believes Solid Edge's Windows capabilities improve design engineering productivity, shorten learning curves, reduce training costs and lower system administration overhead. The Solid Edge CAD system works well with familiar Windows word processing, spreadsheet, database, presentation graphics and electronic mail packages and its native Windows orientation allows a user to bi-directionally "cut and paste" Solid Edge data into and from these other Windows applications.

  Parasolid. Parasolid is an exact boundary representation geometric modeler, supporting complex blending, freeform surfaces and feature-based solids to serve MCAD applications. Parasolid's extensive functionality is based on a library of routines with an object-oriented programming interface. Parasolid provides robust solid modeling and integrated surface/sheet modeling capabilities, including the ability to create non-manifold and cellular bodies. It is designed for easy integration and is the only commercially available solid modeling toolkit used in a high-end MCAD system. Parasolid is used in Unigraphics for free-form surface construction and feature modeling as well as all applications, including drafting, visualization, machining and mesh generation. Parasolid will also be used as the geometric modeling kernel in Solid Edge 5.0.

  The Parasolid solid modeling kernel provides the geometric engine for a variety of MCAD applications. Its functionality includes the ability to handle the complex blending of edges and faces and the hollowing, shelling and creating of offset surfaces, which is important in the creation of plastic parts. In addition, Parasolid enables a user to taper and draft angles to calculate mold parting lines and drafts, a key aspect of die and mold design. Finally, one of Parasolid's most unique aspects is its tolerant modeling function which allows different tolerances to be applied to individual edges and faces, thereby enabling the importation of less-than-perfect geometry from other systems.

  The Company released Version 9.1 of Parasolid in February 1998, which extended Parasolid's penetration in the modeling kernel market by adding enhancements such as blending of complex vertices and extensions to hollowing operations. These improvements are especially important for automotive and aerospace modeling applications. The next Parasolid release, Version 10, is scheduled for shipment in July 1998.

  The Company licenses Parasolid for use in such mid-range MCAD software products as Dassault's Solid Works, Bentley's MicroStation Modeler and Parametric's DesignWave. Parasolid is also used by many specialized software developers to create Parasolid-compatible programs. Consequently, any MCAD software and specialized applications that use the Parasolid engine will become part of the "Parasolid Pipeline" and will be able to share geometric data with other applications in the "pipeline." This seamless geometric data sharing does not require translation of data from one program to another. The Company has also published Parasolid's XT file format. All of these products will be geometrically compatible with the Company's Unigraphics and Solid Edge products, which, in turn, will be integrated with each other.

  IMAN. IMAN is a full-function product data management system that organizes, manages, customizes and distributes the volumes of data and numerous versions associated with the typical digital product model, addressing all information in the product development environment. IMAN makes the most current product data readily accessible to all appropriate users throughout the manufacturing enterprise, including the engineering, purchasing and manufacturing departments, thereby eliminating time-consuming searches and the need to re-create data. Design, manufacturing, engineering, planning, scheduling and other organizations can easily access and manage applicable data such as MCAD files, bills of material, process plans, analysis models and results, audio and video annotations, prototypes, cost structures, material specifications and purchase orders. The Company believes that when IMAN is used in conjunction with Unigraphics, the combination is the most tightly integrated PDM/MCAD product on the market today. This integration supports the bi-directional updating of a product model's structure and attributes, whether a change to the model occurs in IMAN or Unigraphics. For example, the product model's structure can be modified within IMAN to meet a specific customer configuration. The updated product model can then be retrieved and validated within Unigraphics prior to sending the customized bill of material to manufacturing.

  IMAN provides configuration management, version control and other data management capabilities through PC- and Web-based client-server architectures communicating with remote servers. IMAN data are stored in a commercial data base management system ("DBMS"), such as Oracle, but most of IMAN is independent of the underlying DBMS because it creates a proprietary object-oriented abstraction of how the data are physically stored in the DBMS. The Unigraphics user has the option of storing files directly in the native file system (such as UNIX or Windows) or in the IMAN data repository.

  The Company is actively engaged in creating a new user interface to IMAN's PDM engine. This new visual/virtual interface will be built upon Web-based tools, including HTML and Java applets. It is being tailored for different types of customers, such as "data consumers" who are mainly interested in viewing the data, "reviewers" who need to comment on and/or approve data as well as view it and "data authors" who generate new or substantially edit existing data. IMAN's use of Web technology provides global access to the data from virtually any computing platform located anywhere in the world. In turn, IMAN's distributed object architecture provides for on-demand access to the geographically dispersed data. This architecture provides optimal performance while conserving global data storage requirements.

  The IMAN product suite consists of a set of scalable modules that can be combined with Unigraphics modules to meet the varying needs of the Company's customers. IMAN Base, the foundation IMAN module, maintains and secures product data integrity by coordinating multiple concurrent user access and preventing unauthorized data changes. All data--specifications, standard, engineering, production and technical publications--associated with a product and its life cycle are managed through IMAN Base. A basic IMAN license also includes IMAN Workspace, which is an easy-to-use, graphical interface to IMAN, and IMAN SA (System Administration), which is a utility for defining users' roles and responsibilities and the customer's workflow procedures. Additional IMAN modules include: (i) IMAN PSM (Product Structure Management) for managing product configurations, (ii) IMAN Workflow for modeling business processes to promote collaborative engineering, (iii) ITK (Integration Toolkit), an application programming interface for integrating other applications with IMAN, and (iv) IMAN Image Services for managing scanned images and documents as well as multi-media data. IMAN Image Services will be a part of Version 5.0 of IMAN, which is expected to be released in May 1998.

  EMS. EMS is a high-end MCAD software that was acquired as part of the Solid Edge Acquisition. The Company will continue to maintain and support the EMS product however, it will seek to convert EMS customers to Unigraphics or Solid Edge. There can be no assurance that such customers will switch to Unigraphics or Solid Edge or that EMS customers will continue their current software maintenance contracts.

 CONSULTING AND SUPPORT SERVICES

  The Company offers a full range of customization, implementation and integration consulting services and support services to its customers. The Company provides complete multi-platform consulting services for deployment and support of its MCAD and PDM technologies and for their integration into a customer's product development environment. Such services enable customers to re-engineer their methods of virtual product development by optimizing the use of the Company's software. The Company charges for its consulting and support services in three different ways. Support service costs for the first 90 days are generally included in the cost of an initial product license. Standard ongoing support services, such as a 24-hour technical troubleshooting telephone hotline, are included in the cost of an annual maintenance license. Specialized consulting services or support, such as instructor-led training courses, are charged by the man-hour or on a project basis.

  Customization, Implementation and Integration Consulting. The Company's customization, implementation and integration consulting helps customers (i) identify, acquire, customize and install hardware, software and communications components and (ii) build and modify interfaces to allow different application components to function together effectively. For example, Motor Coach Industries ("Motor Coach") of Winnipeg, Manitoba, Canada launched its new Renaissance bus using Unigraphics and IMAN software in conjunction with the Company's consulting and implementation services. In particular, the Company's consultants provided technical guidance and implementation and integration expertise regarding the product information management of this large scale project.

  Technical Support. The Company provides comprehensive technical support services to its customers, including 24-hour a day support for certain users, operating system support, Web tools and services and an electronic bulletin board system, which provides electronic conferencing, electronic mail, file transfer, call logging, and a symptom/solution database. The cost of most of the services are built into product maintenance fees.

  Training. Training is designed to dramatically extend users' MCAD and PDM skills and knowledge. The Company's training services include instructor-led courses, computer assisted self teaching modules, on-line library, custom course development and education, instructor placement, training assessments and a Master Certificate Program providing a series of classes that ensure users master the skills needed to use specific software.

  Data Exchange. One of the biggest obstacles companies face in realizing an enterprise-wide product development environment is the exchange of data from one MCAD system to another or from one media type (tapes) to another (diskettes). To optimize data exchange, the Company offers platform transfers, standards and premium-based translator services, media transfers, and rapid prototyping translations.

  Engineering. The Company provides engineering services both on-site or at remote locations for increased affordability. Engineering services include modeling and drafting, analysis, data conversion and translation, numerical control programming, and customized programming.

 HARDWARE

  The Company sells hardware to customers on an as-needed basis. The Company purchases its hardware through EDS pursuant to purchase agreements that EDS has with various hardware vendors. As long as EDS owns a majority interest in the Company, the Company will be able to purchase hardware pursuant to these purchase agreements. In 1997, approximately 25% of new software licenses sold by the Company were bundled with hardware. The Company has relationships with certain hardware vendors to ensure that the Company's software and the vendors' hardware are compatible and mutually supportable. These relationships generally provide for joint marketing and sales efforts, including joint advertising, reselling discounts and finders fees. The Company's hardware partners include Compaq Computer Corporation, Dell Computer Corporation, Digital Equipment Corp., Hewlett-Packard Company, International Business Machines Corporation, Intergraph Computer Systems, NeTpower Inc., Silicon Graphics Inc. and Sun Microsystems Corporation. In late 1996, the Company began deemphasizing hardware sales in order to focus on higher margin software sales and consulting services.

LICENSE AGREEMENTS

  The Company typically charges a fixed license fee per seat for Unigraphics, Solid Edge and IMAN based upon the number of modules and features within each such seat. Typically, the customer receives a perpetual license for each of these products. This license fee generally includes some short-term maintenance and integration services as well as training services. The Company typically provides maintenance services to its customers on an annual basis with automatic renewals subject to the Company's or the customer's right to terminate the maintenance upon 60 days prior notice. The Company typically charges a maintenance fee equal to a percentage of the initial license fee, which entitles the customer to regular product updates and enhancements and general telephone support. The average maintenance renewal rate over the past five years has been approximately 98%.

  The Company typically licenses Parasolid directly to VARs or distributors who embed Parasolid in their own proprietary software products. These customers typically pay an initial development license fee for the use of Parasolid and royalty payments related to sales of their own proprietary software products. A small number of customers license Parasolid solely for use in their own internal operations.

CUSTOMERS

  The Company's customers come from a wide range of industries, including the six key industries that are the focus of the Company's business strategy-- automotive and transportation, aerospace, consumer products, equipment and machinery, electronics and universities. In 1997, no single customer of the Company accounted for more than 10% of total revenues. The following table sets forth, by strategic industry sector, certain of the Company's largest and most significant customers:

                      --------------------------------------------------------------------------------------------------------
Automotive &
 Transportation ..... Arctic Cat, Inc.                  Dura Mechanical Components, Inc.     New Flyer Industries
                      AVTOVAZ (Lada)                    Excel Industries, Inc.               New Venture Gear
                      Benetton Formula One Ltd.         FMC Corporation                      Norton TRW
                      Byron Jackson Pump                General Motors Corporation           Robert Bosch GmbH
                      Cosworth Engineering              Grumman Data Systems Corporation     Tower Automotive
                      Division of Vickers Plc
                      DAF Trucks NV                     Motorcoach Industries                United Technologies Corp.
                      Denso Co. Ltd.                    Navistar International               VME Americas Inc.
                      --------------------------------------------------------------------------------------------------------
Aerospace ........... The Boeing Company                General Electric Company             Martin-Baker Aircraft Ltd
                      Dynamic Engineering, Inc.         Israel Aircraft Industries Ltd       Pilatus Aircraft Limited
                      European Gas Turbines Ltd         Kaman Corporation                    United Technologies Corp.
                      FiatAvio SpA                      Learjet Corporation
                      Gencorp Aerojet                   Lucas Aerospace Inc.
                      --------------------------------------------------------------------------------------------------------
Consumer Products.... Calsonic Corporation              Morioka Seiko Kogyo                  Ryobi Motor Products
                      Continental AG                    Moulinex SA                          Stanley Works
                      Dresser-Rand Company              NASA Lewis Research Center           The Gillette Company
                      Komet of America Incorporated     Pentax (Asahi Kougaku)               Titleist and Foot-Joy Worldwide
                      Minolta                           Rossignol SA
                      --------------------------------------------------------------------------------------------------------
Equipment and
 Machinery .......... Cascade Corporation               Heidelberg Web Press Inc.            Makino Milling
                      Donaldson Company, Inc.           Hitachi Kouki Co. Ltd.               MTD Products Inc.
                      Fanuc Ltd.                        Husky Injection Molding Systems Ltd. Takara Seisakusho
                      FMC Corporation                   Kennametal, Inc.                     Valenite Inc.
                      --------------------------------------------------------------------------------------------------------
Electronics ......... Digital Equipment Corporation     Siemens AG                           Yazaki Electronic Components Ltd.
                                                        Electromechanical Components
                      Philips Electronics NV            Telefonaktlebolaget LM
                                                        Ericsson Telecom AB
                      --------------------------------------------------------------------------------------------------------
University .......... ETH Zurich                        Pennsylvania State University        The University of Dayton
                      Cranfield Institute of Technology Polytechnic University               The University of Illinois
                      GMI Engineering & Management      Prairie View A&M University          University of Hartford
                      Illinois State University         Rochester Institute of Technology    University of Washington
                      Iowa State University             Stevens Institute of Technology      University of Wisconsin-Madison
                      Kochi Polytechnic College         Silver Creek Central School
                      Mississippi State University      Technical University of Eindhoven
                      --------------------------------------------------------------------------------------------------------

 AUTOMOTIVE AND TRANSPORTATION

  Automotive and transportation customers that use Unigraphics in their manufacturing processes include GM, Tower Automotive and Motor Coach Industries. In addition, many suppliers of the Company's automotive and transportation customers use Unigraphics or Solid Edge to design parts for these customers. Motor Coach Industries used Unigraphics in 1996 and 1997 to virtually design the entire prototype of its Renaissance motor coach. This virtual design process helped reduced the number of parts required from approximately 37,000 parts to 17,000 parts and decreased the time from inception to market by 26 months, from 60 months to 34 months. In 1995, Robert Bosch GmbH migrated 25,000 of its motor model designs from a competing MCAD product to the Company's Unigraphics product. These motors are often incorporated into vehicles manufactured by GM, which is also a Unigraphics customer.

  In 1996, GM entered into the EDS/GM Site License Agreement in which GM selected Unigraphics as GM's only vehicle development software platform. By recognizing Unigraphics as its single MCAD product development system, GM has expressed its intent to consolidate its usage of MCAD software systems. This consolidation will support tight integration of all phases of the GM vehicle development processes with common data and integrated applications.

 AEROSPACE

  Unigraphics has been used by many aerospace manufacturers, including Boeing, Israel Aircraft Industries Ltd ("Israel Aircraft"), Learjet Corporation and Martin-Baker Aircraft Ltd, to design and manufacture various aircraft and aircraft parts. Unigraphics was used by Boeing in the design of the F/A-18E/F fighter aircraft and, according to internal Boeing statistics, the use of Unigraphics for an all digital design resulted in a 75% reduction in the number of engineering changes and a 42% reduction in the number of parts compared to the design of the F-18 C/D unit. In 1996 and 1997, Israel Aircraft employed Unigraphics to manufacture the wing of its Galaxy aircraft directly from an electronic mockup of the model, without the need for any physical mockups.

 CONSUMER PRODUCTS

  Unigraphics' breadth of functionality supports the design and manufacturing of highly styled and complex consumer products. For this market, the development process includes the definition of aesthetic surfaces incorporated with the functional elements of the product. Unigraphics has proved especially adept at integrating the aesthetic design elements with the practical and engineering elements of products such as those from Moulinex SA. Integrated digital mockup, photo-realistic rendering and feature-based solid modeling have allowed enterprises to reduce their product development cycles.

  Solid Edge is also well suited to many design tasks within the consumer products marketplace. Feature-based solids modeling, sheet metal, assemblies and comprehensive drafting are employed on tasks that were once time consuming manual design processes.

 EQUIPMENT AND MACHINERY

  Unigraphics is widely used for the manufacturing of large, complex equipment and machinery. Its high functionality is particularly valuable to vertically integrated equipment and machinery manufacturers seeking to satisfy all of their MCAD needs with a single system.

  Solid Edge is well suited for many smaller product design tasks within the equipment and machinery industry. Manufacturers that have typically performed their design functions in two dimensions can migrate to Solid Edge and incorporate the design benefits of 3-D solid modeling applications such as mass properties analysis, interference detection, 3-D visualization and assembly mock-ups. By performing more design steps with a 3-D MCAD system, issues of form, fit and function can be addressed digitally, rather than with physical prototypes, thereby reducing product development cycle times and costs.

 ELECTRONICS

  Due to the short shelf life of consumer electronics products, the electronics industry must be able to create a product, from inception to manufacture, in a very short period of time. The Company's products allow the mechanical design and packaging aspects of electronics products to be considered in tandem with the actual electronics development being performed by a different MCAD system. For example, a user of Unigraphics can design the plastic keys of a computer keyboard at the same time the actual keyboard electronics are being developed by another engineer on a different design system.

 UNIVERSITY

  Through a number of programs, the Company provides its products to the engineering departments of several universities and other educational institutions. These programs not only provide educational opportunities for the university students but also familiarize them with the Company's MCAD and PDM products. The Company believes that this familiarity will encourage engineering students to select the Company's products for their engineering projects and further cause them to purchase or support the purchase of the Company's products after graduation.

SALES AND MARKETING

 GENERAL

  The Company has a worldwide direct sales force and distributor network. The Company's sales organization, which is divided by geographic zone, comprises approximately 1,100 employees in 78 offices worldwide, with approximately 445 employees in the Americas, approximately 430 employees in Europe and approximately 225 employees in the Asia/Pacific region. Each regional office operates autonomously, but industry groups, which focus on the automotive and transportation and aerospace industries, have been organized from a cross-section of sales, marketing and technical personnel in each region. The Company also has approximately 57 Unigraphics distribution partners or VARs in 21 countries covering several regions, including Eastern Europe, the Middle East, Japan and Korea.

  Unigraphics and IMAN are primarily marketed and sold by the Company's direct sales force. The high-end Unigraphics/IMAN sales cycle typically lasts from six to eighteen months as prospective customers generally consider and test MCAD and PDM systems from several competing vendors. The Company's sales force is focused on increasing sales penetration at existing customers through the sale of additional Unigraphics seats, modules and services to such customers. Emphasis during the sales cycle is not only on product functionality, but also on the integration of MCAD and PDM software with networking and computing capabilities. A typical sale will include customization, implementation and integration consulting services.

  While the mid-range Solid Edge sales process is generally shorter than the Unigraphics/IMAN sales cycles, it usually involves the testing and benchmarking of competing products. The Company intends to market and sell Solid Edge primarily through its VARs, with support from Company-generated marketing materials as well as shared support of industry trade shows and seminars, advertising within trade publications and journals and direct mail and telemarketing solicitation programs. The Company intends to strengthen its VAR distribution network by having members of such network report directly to senior level sales management personnel.

 BUSINESS PARTNERSHIPS

  The Company has established two business partnership programs to develop relationships with various software developers to ensure that the Company's software products are fully integrated with other software products in the MCAD and PDM market.

  Alliance Program. The Alliance Program is an extensive and growing group of niche software suppliers which provide specialized software applications to be used in conjunction with Unigraphics and IMAN. The

Company has entered into joint marketing agreements with each of these software suppliers whereby the Company and the software suppliers undertake joint marketing and promotional efforts. The Company provides its customers with both print and online catalogs listing the names of the Alliance Program members and the software that each member provides. The Company believes that the Alliance Program allows the Company's customers to capitalize on the use of Unigraphics and IMAN. For example, Variation Systems Analysis provides a tolerance checking ability software to be used in conjunction with Unigraphics and Composite Design Technologies provides software that provides composite design and manufacturing capability not available in Unigraphics.

  Voyager Program. The Voyager Program is a worldwide consortium of leading software vendors offering products that complement Solid Edge's mechanical design and drafting capabilities. It was initiated by Intergraph before the Solid Edge Acquisition and the Company is in the process of re-signing members to new contracts with the Company. The typical Voyager Program agreement provides for joint marketing and promotional activities. An example of a Voyager Program member is Structural Research and Analysis Corporation, the developer of COSMOS/Edge, an application used to perform stress analysis calculations in conjunction with Solid Edge.

RESEARCH AND DEVELOPMENT

  The Company's research and development staff comprises approximately 430 employees located at several offices worldwide. Members of the Company's research and development organization are primarily located in: Cypress, California; Huntsville, Alabama; St. Louis, Missouri; Cambridge, England; and Cologne, Germany. The Company's current research and development staff is composed of people with diverse backgrounds and strong industry and technical expertise, including many senior technical and managerial people who have been employed in the Company's development organization for fifteen years or more.

  During 1997, the Company spent approximately $48.0 million on software research, development and engineering, constituting approximately 42% of its total software revenue. The Company's software practices, architecture and computing environment support development of software products in multiple locations, allowing project teams to collaborate on software development without requiring team members to be located at the same site.

  The Company uses a functional development process to create technologically advanced products. This well-defined process emphasizes requirements definition, up-front design and early detection of defects. In addition to focusing on functionality, the Company ensures that its products are adapted to the most popular and productive computing environments, which currently include UNIX and Windows NT workstations employing a modern graphical user interface based on Motif, Microsoft Windows, Web and 3-D graphics technology. The Company's software products are designed and built using object-oriented programming techniques.

  Major enhancement releases of each of the Company's four core products are distributed approximately twice each year. The Company generally believes that new releases contain significant improvements to the functionality of each product as well as updates and performance improvements. Product updates are released periodically between enhancement releases if problems are discovered in production software. Each product enhancement release must be upwardly compatible with the previous enhancement release and maintenance releases must be upwardly and downwardly compatible relative to the previous enhancement release.

  Reliability of the Company's products is assessed using manual testing and the Company's suite of automated tests. Automated performance tests are also executed for every new software build to ensure that there are no performance or memory utilization regressions. Solid Edge's development, marketing and support operations have been ISO 9001 certified and the Company is currently seeking such certification for its other operations.

INTELLECTUAL PROPERTY

  The Company relies on a combination of contracts, trade secret laws and patents to establish and protect the proprietary rights to its technology. The Company distributes its products under software licenses which grant customers licenses to, rather than ownership of, the Company's products and which contain various provisions protecting the Company's ownership and confidentiality of the licensed technology. The source code for Unigraphics, IMAN and Parasolid is protected as a trade secret and as an unpublished copyright work and in certain instances with a patent. However, no assurance can be made that others will not copy or otherwise obtain and use the Company's products or technology without authorization. In addition, effective copyright, trade secret and patent protection or enforcement may be unavailable or limited in certain countries. The Company believes that, due to the rapid technological advances within the industry, factors such as the technological and creative skills of its personnel are more important to establishing and maintaining a technology leadership position within the industry than are the various legal protections of the technology.

  The Solid Edge Acquisition involved (i) the direct transfer to the Company of the intellectual property rights unique to the Solid Edge and EMS products and (ii) a perpetual, royalty-free license to the Company for certain patents, patent applications and other intellectual property for the Solid Edge and EMS products which is also used across other Intergraph business lines and in other Intergraph products. The Company has the right to modify and improve all acquired or licensed intellectual property and to own any modifications or improvements that it makes.

  Unigraphics Solutions, Unigraphics, Solid Edge, Parasolid and IMAN, among others, are trademarks that are owned by the Company.

COMPETITION

  Markets for the Company's products are highly competitive and characterized by rapidly changing technology and evolving standards. The Company's competitors include (i) generalist MCAD developers that offer broad-range systems, such as Dassault, Matra Datavision, Parametric and SDRC; (ii) specialist software developers whose product lines are focused on CAD products, CAM products, CAE products or PDM products; and (iii) numerous smaller niche software developers.

  The Company's products compete on the basis of functionality, technical performance, price, operating system compatibility, integration, customization capability, marketing and technical support and training. The ability of the Company to compete successfully depends on factors both within and outside the Company's control, including, among others, the successful and timely development of new products, versions and features, product performance and quality, pricing, customer service and support and both MCAD and PDM industry and general economic trends.

  The Company has experienced and expects to continue to experience strong competition. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than the Company. Current and potential competitors may establish strategic alliances or undertake acquisitions to increase the ability of their products to address the needs of the Company's current and prospective customer base.

PROPERTIES

  The Company's corporate headquarters is located in St. Louis, Missouri, where it subleases from EDS approximately 84,000 square feet of office space for corporate general and administrative, marketing, research and development and consulting services activities. That sublease will expire in October 2001. The Company subleases approximately 127,000 square feet of office space in Cypress, California from EDS, until the expiration of EDS' lease in 2002. The Cypress facility is the Company's principal technical development and support center, where the principal activities and functions include research and development, a global technical access center, consulting services, product manufacturing and distribution, marketing, demonstration and training and general administration. The Company's European headquarters are located in Fleet, Hants, United Kingdom. This facility is being sublet from EDS, until expiration of EDS' master lease facility in 2001. Activities at the United Kingdom office include oversight of European operations, marketing and finance. The Company's Asia Pacific headquarters is located in Hong Kong, where the Company subleases approximately 4,453 square feet from EDS for a term expiring in November 1998. The headquarters for Germany and Eastern Europe is in Cologne, Germany, where the Company subleases 17,077 square feet of office space from EDS until the expiration of EDS' master lease facility in 2001. Activities at the Cologne office include research and development, customer training and general administration. The headquarters for Solid Edge operations is in Huntsville, Alabama. The Company leases approximately 37,600 square feet from Intergraph, which lease will expire in December 1998. The terms of all sublease agreements between the Company and EDS incorporate the financial and other material terms of EDS' lease agreements for the subject property.

EMPLOYEES

  At March 2, 1998, the Company employed over 2,000 persons who conduct business in more than 60 offices worldwide. The Company's future success will depend, in part, on its ability to attract, retain and motivate highly qualified technical, engineering, marketing and management personnel. None of the Company's U.S. employees are represented by a labor union. The Company has never experienced a work stoppage and believes that its employee relations are good.

LEGAL PROCEEDINGS

  The Company is from time to time involved in routine litigation incidental to its operations. None of the litigation in which the Company is currently involved, individually or in the aggregate, is material to the financial condition or results of operations.

  To date, the Company has not experienced any litigation regarding copyrights, trademarks, trade secrets or other intellectual property rights alleging the infringement of such intellectual property rights of others. Litigation alleging infringement of the intellectual property rights of others is not uncommon in the MCAD industry and there can be no assurance that such litigation will not be commenced in the future against the Company. If such litigation were to be commenced against the Company, the Company could incur significant costs with respect to the defense thereof, irrespective of the validity or the successful assertion of such claims, which could have a material adverse effect on the Company's results of operations or financial condition. See "Risk Factors--Dependence on Proprietary Technology."

                                  MANAGEMENT

  The directors and executive officers of the Company, their present positions and their ages are as follows:

            NAME          AGE                     POSITION
            ----          ---                     --------
   John J. Mazzola.......  54 President and Chief Executive Officer
   Anthony J. Affuso.....  52 Vice President--Product Marketing and Development
   Douglas E. Barnett....  38 Vice President and Chief Financial Officer
   Donald E. Davidson....  57 Vice President--Asia Pacific
   James Duncan..........  60 Vice President--Europe
   Dennis P. Kruse.......  48 Vice President--Americas
   Robert F. Loss, III...  57 Vice President--Operations
   Gary J. Fernandes.....  54 Chairman of the Board of Directors
   Gary B. Moore.........  48 Vice Chairman of the Board of Directors

  The following biographies describe the business experience of the directors and executive officers of the Company.

  John J. Mazzola was appointed President and Chief Executive Officer of the Company on January 1, 1998. From 1992 to December 1997, Mr. Mazzola served as the President of the Unigraphics division of EDS. Prior to 1992, Mr. Mazzola served as President of McDonnell Douglas Systems Integration ("MDSI"), the predecessor to the Unigraphics division of EDS. Prior to 1992, Mr. Mazzola held numerous positions within MDSI, including Vice President of Manufacturing and Engineering, Director of Marketing, Vice President of Check Card Systems and Vice President of Research and Development.

  Anthony J. Affuso was appointed Vice President--Product Marketing and Development of the Company on January 1, 1998. From March 1992 to December 1997, Mr. Affuso served as the Vice President of Software Development and Marketing of the Unigraphics division of EDS, with responsibility for research and development for the Company's core products. From September 1989 to March 1992, Mr. Affuso was in charge of the business unit of EDS which automated GM's world-wide engineering, computing, communications and information management infrastructure.

  Douglas E. Barnett was appointed Vice President and Chief Financial Officer of the Company on March 2, 1998. From January 1996 to March 1998, Mr. Barnett served as Vice President and Corporate Controller of Giddings & Lewis, Inc. ("Giddings & Lewis"), a publicly traded company and the largest supplier of industrial automation products in North America. From 1991 to 1996, Mr. Barnett served as Treasurer of Giddings & Lewis.

  Donald E. Davidson was appointed Vice President--Asia Pacific of the Company on January 1, 1998. Mr. Davidson served as Managing Director of the Asia Pacific Region for the Unigraphics division of EDS from November 1991 to December 1997 with responsibility for all direct and indirect sales and support activities covering Japan, Korea, Greater China, South East Asia and Australasia.

  James Duncan was appointed Vice President--Europe of the Company on January 1, 1998. Mr. Duncan oversees operations in 32 countries located throughout Europe, India, the Middle East and Africa. Mr. Duncan served as Managing Director of the European operations for the Unigraphics division of EDS from November 1991 to December 1997.

  Dennis P. Kruse was appointed Vice President--Americas of the Company on January 1, 1998. Mr. Kruse served as Vice President--Sales, Americas for the Unigraphics division of EDS from April 1994 to December 1997 with responsibility for sales profit and loss, pre- and post-sales support, training and technical sales support. From 1987 to 1994, Mr. Kruse served as Director of the Western Region for the Unigraphics division of EDS and, prior to 1991, MDSI.

  Robert F. Loss, III was appointed Vice President--Operations of the Company on January 1, 1998. From March 1992 to December 1997, Mr. Loss served as the Vice President of Operations of the Unigraphics division of EDS with responsibility for software documentation and media manufacturing, product delivery, customer services, product support, educational services and internal management of information systems. Prior to 1992, Mr. Loss held numerous positions within MDSI, including Vice President of Development and Operations, Director of Product Management and Director of Business Management and Marketing.

  Gary J. Fernandes has been Vice Chairman of EDS since June 1996, a director of EDS since 1981 and is a member of EDS' Office of the Chairman. Mr. Fernandes was a Senior Vice President of EDS from October 1984 until June 1996. He has oversight responsibility for EDS' worldwide business development and corporate development (including marketing and strategic planning) and is Chairman of its A.T. Kearney management consulting services subsidiary and of EDS Australia. Mr. Fernandes joined EDS in 1969 and has served in numerous management capacities in the United States, Europe and Japan. He is a director of The Southland Corporation and John Wiley & Sons, Inc. Mr. Fernandes became Chairman of the Board of Directors of the Company at its inception in October 1997.

  Gary B. Moore has been a Senior Vice President of EDS since June 1996 and prior to that time had been a Vice President of EDS since 1992. Since June 1996, Mr. Moore has held responsibility for EDS' business units serving customers in the manufacturing, retail and distribution industries. He served as Chairman of EDS Japan from January 1993 to June 1996. Mr. Moore became Vice Chairman of the Board of Directors of the Company at its inception in October 1997.

  Until completion of the Offering, the Company will have a Board of Directors consisting of Messrs. Fernandes and Moore. After completion of the Offering, the Company anticipates that the size and composition of the Board of Directors will be changed to seven members and will include Messrs. Fernandes, Moore and Mazzola, two directors who are current or former officers or employees of EDS and two directors who will be persons who are neither employees or officers of the Company or EDS nor directors of EDS (a "Non-employee Director").

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors will be divided into three classes of directors, with each class elected to a three-year term every third year and holding office until their successors are elected and qualified. The class whose term of office will expire at the Company's 1999 Annual Meeting of Stockholders will consist of Mr. Mazzola and one other employee of EDS; the class whose term of office will expire at the Company's 2000 Annual Meeting of Stockholders will consist of Mr. Moore, one Non-employee Director and one other employee of EDS; and the class whose term of office will expire at the Company's 2001 Annual Meeting of Stockholders will consist of Mr. Fernandes and one Non-employee Director.

  The Bylaws authorize the Board of Directors to designate three committees, an Executive Committee, an Audit Committee and a Compensation Committee. The Board of Directors will, upon consummation of the Offering, designate an Executive Committee, an Audit Committee and a Compensation Committee. In addition, the Board of Directors may, from time to time, designate one or more additional committees, which shall have such duties and may exercise such powers as are granted to it by the Board of Directors.

  The Executive Committee will consist of three or more members, including the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors and the Chief Executive Officer. The Executive Committee has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, with the exception of such powers and authority as may be specifically reserved to the Board by law or by resolution adopted by the Board of Directors.

  The Audit Committee, which will be composed entirely of directors who are not employees or officers of the Company or EDS or directors of EDS, will review and recommend the selection of independent auditors, the fees to be paid to such auditors, the adequacy of the audit and accounting procedures of the Company and such other matters as may be specifically delegated to the Audit Committee by the Board of Directors. In this connection, the Audit Committee shall, at its request, meet with representatives of the independent auditors and with the financial officers of the Company separately or jointly.

  The Compensation Committee, which will be composed entirely of Non-employee Directors, will administer management incentive compensation plans, including the 1988 Incentive Plan (as hereinafter defined), and will review and make recommendations with respect to the management remuneration policies of the Company, including salary rates and fringe benefits of elected officers, other remuneration plans such as incentive compensation, deferred compensation and stock option plans, directors' compensation and benefits and such other matters as may be specifically delegated to the Compensation Committee by the Board of Directors. In addition, the Compensation Committee will make recommendations to the Board of Directors concerning suitable candidates for election to the Board of Directors and with respect to assignments to committees of the Board of Directors. In making recommendations for suitable candidates for election to the Board of Directors, the Compensation Committee will consider nominees for election recommended by stockholders.

COMPENSATION OF DIRECTORS

  Non-employee Directors will receive an annual retainer of $20,000 for Board of Directors and committee service, a fee of $3,500 for serving as a committee chairman, a fee of $1,000 for attending each meeting of the Board of Directors or any committee thereof and reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at such meeting of the Board of Directors or any committee thereof.

  In addition, each Non-employee Director will receive, on an annual basis
pursuant to the 1998 Incentive Plan, options to purchase     shares of Class A
Common Stock at an exercise price equal to the fair market value of such shares at the date of grant. A Non-employee Director may make an annual election to receive, in lieu of all or any portion of the cash portion of director's fees he or she would otherwise receive in the next year, non-qualified stock options to purchase Common Stock in accordance with the terms of the 1998 Incentive Plan.

EXECUTIVE COMPENSATION

  Prior to the Reorganization, all employees of the Company, including the executive officers, were compensated by EDS. Since the Reorganization, the executive officers and all other employees of the Company have been compensated solely by the Company. Following the Offering, the executive officers of the Company will continue to participate in most EDS compensation plans other than the EDS 1996 Incentive Plan, which, with respect to future grants to employees of the Company, will be replaced by the Company's 1998 Incentive Plan. The Company will conduct a comprehensive review of all benefit plans during 1998 with the goal of adopting its own benefit plans over time following the Offering.

  The Company's executive officers will receive annual cash compensation in the form of a base salary and will participate in a formula-based incentive compensation plan that is tied to the Company's financial performance. In addition, the Company's executive officers and other key employees will be eligible to participate in the 1998 Incentive Plan.

THE 1998 INCENTIVE PLAN

  The Board of Directors has adopted, and EDS, as the Company's sole stockholder prior to the consummation of the Offering has approved, effective upon the consummation of the Offering, the Unigraphics Solutions Inc. 1998 Incentive Plan (the "1998 Incentive Plan"). The description set forth below represents a summary of the principal terms and conditions of the 1998 Incentive Plan in the form so approved and does not purport to be complete. Such description is qualified in its entirety by reference to the 1998 Incentive Plan, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

  Any outstanding awards under the EDS 1996 Incentive Plan (or its predecessor plan) held by executives or other employees of the Company will remain outstanding following the closing of the Offering. However, no new awards are expected to be granted to employees or directors of the Company under the EDS 1996 Incentive Plan. The value of outstanding awards under the EDS 1996 Incentive Plan may be taken into consideration by the Compensation Committee in determining any awards to be granted under the Company's 1998 Incentive Plan.

 GENERAL

  Key employees eligible for awards ("Awards") under the 1998 Incentive Plan (the "Employees") are those that hold positions of responsibility and whose performance can have a significant effect on the success of the Company and its subsidiaries. The only directors eligible for automatic or elective Awards under the 1998 Incentive Plan are Non-employee Directors.

  Awards to Employees under the 1998 Incentive Plan ("Employee Awards") may be made in the form of grants of stock options ("Options"), stock appreciation rights ("SARs"), restricted or non-restricted stock or units denominated in stock ("Stock Awards"), cash awards ("Cash Awards"), performance awards ("Performance Awards") or any combination of the foregoing. Awards to Non-employee Directors under the 1998 Incentive Plan ("Director Awards") will be in the form of grants of Options.

  The 1998 Incentive Plan provides for Awards to be made in respect of a
maximum of     shares of Class A Common Stock, of which     shares will be
available for Director Awards and the remainder will be available for Employee Awards. Shares of Class A Common Stock which are the subject of Awards that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Class A Common Stock or in a manner such that all or some of the shares covered thereby are not issued or are exchanged for Awards that do not involve Class A Common Stock will again immediately become available for Awards under the 1998 Incentive Plan.

  The 1998 Incentive Plan, as it applies to Employee Awards, but not with respect to Non-employee Directors, will be administered by the Compensation Committee. To the extent required pursuant to Rule 16b-3 under the Exchange Act in order for the grant of Employee Awards to be exempt under Section 16, the Compensation Committee will at all times consist of at least two members of the Board of Directors who meet the requirements of the definition of "Non-Employee Director" set forth in Rule 16b-3(b)(3)(i).

  Insofar as the 1998 Incentive Plan relates to Employee Awards, the Compensation Committee will have the exclusive authority to administer the 1998 Incentive Plan and to take all actions which are specifically contemplated thereby or are necessary or appropriate in connection with the administration thereof. The Compensation Committee may, in its discretion, provide for the extension of the exercisability of an Employee Award, accelerate the vesting of exercisability of an Employee Award, eliminate or make less restrictive any restrictions contained in an Employee Award, waive any restriction or other provision of the 1998 Incentive Plan or in any Employee Award or otherwise amend or modify an Employee Award in any manner that is either (i) not adverse to the Employee holding the Employee Award or
(ii) consented to by such Employee.

 EMPLOYEE AWARDS

  The Compensation Committee will determine the type or types of Employee Awards made under the 1998 Incentive Plan and will designate the Employees who are to be recipients of such Awards. Each Employee Award may be embodied in an agreement, which will contain such terms, conditions and limitations as are determined by the Compensation Committee. Employee Awards may be granted singly, in combination or in tandem. Employee Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under the 1998 Incentive Plan or any other employee plan of the Company or any of its subsidiaries, including any acquired entity; provided, however, that no Option may be issued in exchange for the cancellation of an Option with a lower exercise price. All or part of an Employee Award may be subject to conditions established by the Compensation Committee, which may include continuous service with the Company and its subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance.

  The types of Employee Awards that may be made under the 1998 Incentive Plan are as follows:

  Options. Options are rights to purchase a specified number of shares of Class A Common Stock at a specified price. An option granted pursuant to the 1998 Incentive Plan may consist of either an incentive stock option ("ISO") that complies with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or a non-qualified stock option ("NQSO") that does not comply with such requirements. ISOs must have an exercise price per share that is not less than the fair market value of the Class A Common Stock on the date of grant. NQSOs must have an exercise price per share that is not less than, but may exceed, the fair market value of the Class A Common Stock on the date of grant. In either case, the exercise price must be paid in full at the time an Option is exercised in cash or, if the Employee so elects, by means of tendering Class A Common Stock or surrendering another Award.

  SARs. SARs are rights to receive a payment, in cash or Class A Common Stock, equal to the excess of the fair market value or other specified valuation of a specified number of shares of Class A Common Stock on the date the rights are exercised over a specified strike price. An SAR may be granted under the 1998 Incentive Plan to the holder of an Option with respect to all or a portion of the shares of Class A Common Stock subject to such Option or may be granted separately. The terms, conditions and limitations applicable to any SARs, including the term of any SARs and the date or dates upon which they become exercisable, will be determined by the Compensation Committee.

  Stock Awards. Stock Awards consist of restricted and non-restricted grants of Class A Common Stock or units denominated in Class A Common Stock. The terms, conditions and limitations applicable to any Stock Awards will be determined by the Compensation Committee. The Compensation Committee may remove any restrictions on Stock Awards, at its discretion. Without limiting the foregoing, rights to dividends or dividend equivalents may be extended to and made part of any Stock Award in the discretion of the Compensation Committee.

  Cash Awards. Cash Awards consist of grants denominated in cash. The terms, conditions and limitations applicable to any Cash Awards will be determined by the Compensation Committee.

  Performance Awards. Performance Awards consist of grants made to an Employee subject to the attainment of one or more performance goals. A Performance Award will be paid, vested or otherwise deliverable solely upon the attainment of one or more pre-established, objective performance goals established by the Compensation Committee prior to the earlier of (i) 90 days after the commencement of the period of service to which the performance goals relate and (ii) the elapse of 25% of the period of service, and in any event while the outcome is substantially uncertain. A performance goal may be based upon one or more business criteria that apply to the Employee, one or more business units of the Company or the Company as a whole, and may include any of the following: revenues, net income, stock price, market share, earnings per share, return on equity, return on assets or decrease in costs. Subject to the foregoing, the terms, conditions and limitations applicable to any Performance Awards will be determined by the Compensation Committee.

 DIRECTOR AWARDS

  Under the 1998 Incentive Plan, each Non-employee Director will receive the Awards described below, which will be granted either automatically or at the option of the Non-employee Director in lieu of director's fees.

  Non-employee Director Options. On the date of his or her initial election to the Board of Directors, each Non-employee Director will automatically receive
a grant of NQSOs that provide for the purchase of    shares of Class A Common
Stock. In addition, on the first business day of the month following the date on which each annual meeting of the stockholders of the Company is held (each, an "Annual Director Award Date"), each Non-employee Director will automatically receive a grant of NQSOs that provide for the purchase of shares of Class A Common Stock. A Non-employee Director who is elected otherwise than by election at an annual meeting of stockholders of the Company, and other than those elected immediately following the Offering, will automatically receive, on the date of his or her election, a grant of NQSOs that provides for the purchase of a number of shares of Class A Common Stock equal to the
product of (i)     and (ii) a fraction the numerator of which is the number of days between the election of such Non-employee Director and the next scheduled Annual Director Award Date and the denominator of which is 365. The term of the NQSOs granted to Non-employee Directors will be for a period of ten years from the date of grant. The exercise price of such NQSOs will be equal to the fair market value of the Class A Common Stock on the date of grant. Such exercise price must be paid in full in cash at the time an NQSO is exercised. All NQSOs granted to Non-employee Directors under the 1998 Incentive Plan will become exercisable in increments of one-third of the total number of shares of Class A Common Stock that are subject thereto on the first, second and third anniversaries of the date of grant. All unvested NQSOs granted to a Non-employee Director will be forfeited if the Non-employee Director resigns from the Board of Directors without the consent of a majority of the other directors.

  In addition a Non-employee Director may make an annual election to receive, in lieu of all or any portion of the director's fees he or she would otherwise receive in the next year (including both annual retainer and meeting fees), a number of NQSOs equal to the product of (x) three times (y) a fraction the numerator of which is equal to the dollar amount of fees the Non-employee Director elects to forego in the next year in exchange for NQSOs and the denominator of which is equal to the fair market value of Class A Common Stock on the date of the election. The terms of the NQSOs received by a Non-employee Director pursuant to such election will be the same as those of the NQSOs automatically granted as described above.

 OTHER PROVISIONS

  The Board of Directors may amend, modify, suspend or terminate the 1998 Incentive Plan for the purpose of addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment that would impair the rights of any Employee or Non-employee Director with respect to any Award may be made without the consent of such Employee or Non-employee Director and (ii) no amendment requiring stockholder approval in accordance with Rule 16b-3 under the Exchange Act will be effective until such approval has been obtained.

  In the event of any subdivision or consolidation of outstanding shares of Class A Common Stock, declaration of a stock dividend payable in shares of Class A Common Stock or other stock split, the 1998 Incentive Plan provides for the Compensation Committee to make appropriate adjustments to (i) the number of shares of Class A Common Stock reserved under the 1998 Incentive Plan, (ii) the number of shares of Class A Common Stock covered by outstanding Awards in the form of Class A Common Stock or units denominated in Class A Common Stock, (iii) the exercise or other price in respect of such Awards,
(iv) the appropriate fair market value and other price determinations for Awards in order to reflect such transactions, (v) the number of shares of Class A Common Stock covered by Options automatically granted to Non-employee Directors, (vi) the number of shares covered by restricted Stock Awards automatically granted to Non-employee Directors and (vii) the limitations set forth in the 1998 Incentive Plan regarding the number of Awards which may be made to any Employee in a given year. Furthermore, in the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Class A Common Stock or any distribution to holders of Class A Common Stock of securities or property (other than normal cash dividends or stock dividends), the Board of Directors will make appropriate adjustments to the amounts or other items referred to in clauses (ii), (iii), (iv), (v), (vi) and (vii) above to give effect to such transactions, but only to the extent necessary to maintain the proportionate interest of the holders of the Awards and to preserve, without exceeding, the value thereof.

 ANTICIPATED OPTION AND SAR GRANTS TO THE EXECUTIVE OFFICERS FOR 1998

  On the date of the consummation of the Offering, the Company will make one-
time grants of an aggregate of    NQSOs to certain key employees of the
Company in connection with the Offering including the following grants to the named executive officers:

  STOCK OPTIONS TO BE GRANTED TO EXECUTIVE OFFICERS UNDER THE 1998 INCENTIVE
                                     PLAN

                                   NUMBER OF SHARES OF
                                   CLASS A COMMON STOCK
   NAME                         UNDERLYING OPTIONS GRANTED EXERCISE OR BASE PRICE EXPIRATION DATE
   ----                         -------------------------- ---------------------- ---------------
   John J. Mazzola.............
   Anthony J. Affuso...........
   Donald E. Davidson..........
   James Duncan................
   Dennis P. Kruse.............

THE EDS RETIREMENT PLAN

  Following the closing of the Offering, the Company intends to fully review its employee benefit packages to seek to better align its benefit packages with those of its competitors. Prior to the completion of such review, the Company's employees will continue to participate in substantially all EDS benefit plans to the extent permitted by law, including the Electronic Data Systems Corporation Retirement Plan (the "EDS Retirement Plan"). All of the Company's employees who have at least one year of Service and are at least 18 years of age are eligible to participate in the EDS Retirement Plan.

  The following table indicates the estimated annual benefits payable upon retirement to Messrs. Mazzola, Affuso, Loss, Duncan and Kruse, for the specified compensation and years of service classifications, under the EDS Retirement Plan.

   PROJECTED TOTAL ANNUAL RETIREMENT BENEFITS UNDER THE EDS RETIREMENT PLAN

                                                        YEARS OF SERVICE
 INAL AVERAGEF                          -------------------------------------------------
  EARNINGS                                 5      10      15      20       25       30
-------------                           ------- ------- ------- ------- -------- --------
  $ 50,000.......................... .. $ 3,011 $ 6,023 $ 9,034 $12,045 $ 15,057 $ 18,068
   100,000.......................... ..   7,186  14,373  21,559  28,745   35,932   43,118
   150,000.......................... ..  11,361  22,723  34,084  45,445   56,807   68,168
   200,000.......................... ..  15,536  31,073  46,609  62,145   77,682   93,218
   250,000.......................... ..  19,711  39,423  59,134  78,845   98,557  118,268
   300,000.......................... ..  23,886  47,773  71,659  95,545  119,432  143,318

  As of December 31, 1997, the final average earnings for the highest five consecutive years over the last 10-year period and the eligible years of credited service for each of the named executive officers was as follows: Mr. Mazzola, $249,972--6 years; Mr. Affuso, $176,445--13 years; Mr. Kruse, $178,382--6 years; Mr. Davidson, $183,580--6 years; Mr. Duncan, $121,506--6 years. The annual base salary for the most recent year considered in the calculation of such average annual base salary is set forth in the Summary Compensation Table set forth below under the column labeled "Salary."

  "Earnings" under the EDS Retirement Plan generally refer to total annual cash compensation (up to $160,000 for 1997 as limited by the Code) for services rendered to the Company and its participating subsidiaries, together with any salary reduction contributions to the EDS Deferred Compensation Plan, and shall exclude extraordinary compensation (such as overseas living allowances, relocation allowances and benefits under any employee benefit plan, such as the 1998 Stock Incentive Plan). Benefits under the EDS Retirement Plan generally equal (i) 55% of the participant's final average earnings (based on the highest five consecutive years of includible earnings within the last ten years of employment), less the maximum offset allowance that can be deducted from final average earnings as determined under the Code, multiplied by (ii) the participant's years of credited benefit service (not to exceed 30), divided by 30. Benefits are payable in the form of a single or joint survivor life annuity, unless otherwise elected.

EDS STOCK PURCHASE PLAN

  Under the terms of the Management Services Agreement entered into between the Company and EDS, employees of the Company will be permitted to continue participation in the Electronic Data Systems Corporation Stock Purchase Plan (the "EDS Stock Purchase Plan") to the extent they are currently permitted by law to participate. The Company will reimburse EDS for the difference between the price paid for a share of common stock, par value $.01 per share ("EDS Common Stock"), of EDS pursuant to the EDS Stock Purchase Plan and the fair market value of such share of EDS Common Stock. In connection with its overall review of the Company's benefit packages to occur following the closing of the Offering, EDS or the Company may determine to discontinue the Company's participation in such plan.

  The EDS Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. All full-time employees of EDS and certain subsidiaries are eligible to participate in the EDS Stock Purchase Plan.

  All eligible employees who enroll in an offering receive options to purchase shares of EDS Common Stock at a price that is not less than the lesser of (i) 85% of the fair market value of the stock on the offering date or (ii) an amount which under the terms of the offering is not less than 85% of such fair market value at the time the right to purchase is exercised. Shares of EDS Common Stock purchased under the EDS Stock Purchase Plan may not be sold or transferred within two years of the date of purchase unless they are first offered to EDS at the lesser of (i) the price originally paid for the shares or (ii) the fair market value per share of EDS Common Stock on the date the shares are offered to EDS.

EMPLOYMENT AGREEMENTS

  The Company plans to enter into employment agreements with Messrs. Mazzola, Affuso, Barnett, Davidson, Duncan and Kruse prior to the consummation of the Offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Compensation information with respect to the named executives for 1997 reflects compensation earned prior to the effectiveness of the Reorganization while the business of the Company was operated within several business units of EDS. Accordingly, the Company did not have a compensation committee during 1997.

INDEMNIFICATION AGREEMENTS

  The Company has entered into Indemnification Agreements (the "Indemnification Agreements") with certain of its directors and executive officers (the "Indemnitees"), a form of which is filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. Under the terms of the Indemnification Agreements, the Company has generally agreed to indemnify, and advance expenses to, each Indemnitee to the fullest extent permitted by applicable law on the date of such agreements and to such greater extent as applicable law may thereafter permit. In addition, the Indemnification Agreements contain specific provisions pursuant to which the Company has agreed to indemnify each Indemnitee (i) if such person is, by reason of his or her status as a director, nominee for director, officer, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at the request of the Company (any such status being hereinafter referred to as a "Corporate Status"), made or threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or other proceeding (each, a "Proceeding"), other than a Proceeding by or in the right of the Company, (ii) if such person is, by reason of his or her Corporate Status, made or threatened to be made a party to any Proceeding brought by or in the right of the Company to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which such Indemnitee shall have been adjudged to be liable to the Company if applicable law prohibits such indemnification (unless and only to the extent that a court shall otherwise determine), (iii) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any

Proceeding to which such Indemnitee was or is a party by reason of his or her Corporate Status and in which such Indemnitee is successful, on the merits or otherwise, (iv) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a Proceeding to the extent that such Indemnitee is, by reason of his or her Corporate Status, a witness or otherwise participates in any Proceeding at a time when such person is not a party in the Proceeding, and (v) against expenses actually and reasonably incurred by such person in any judicial adjudication of or any award in arbitration to enforce his or her rights under the Indemnification Agreements.

  Furthermore, under the terms of the Indemnification Agreements, the Company has agreed to pay all reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding, whether brought by or in the right of the Company or otherwise, in advance of any determination with respect to entitlement to indemnification and within 15 days after the receipt by the Company of a written request from such Indemnitee for such payment. In the Indemnification Agreements, each Indemnitee has agreed that he or she will reimburse and repay the Company for any expenses so advanced to the extent that it shall ultimately be determined that he or she is not entitled to be indemnified by the Company against such expenses.

  The Indemnification Agreements also include provisions that specify the procedures and presumptions which are to be employed to determine whether an Indemnitee is entitled to indemnification thereunder. In some cases, the nature of the procedures specified in the Indemnification Agreements varies depending on whether there has occurred a "Change in Control" (as defined in the Indemnification Agreements) of the Company.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS IN 1997

  The following Summary Compensation Table sets forth certain compensation information for the chief executive officer and the four other executive officers of the Company as of December 31, 1997 who, based on employment with EDS and its subsidiaries, were the five most highly compensated officers of the Company. All of the information set forth in this table reflects compensation earned by such individuals for services with EDS and its subsidiaries.

                          SUMMARY COMPENSATION TABLE

                                                          LONG-TERM COMPENSATION
                                                       -----------------------------
                                                              AWARDS         PAYOUTS
                                               OTHER   --------------------- -------
                         ANNUAL COMPENSATION  ANNUAL   RESTRICTED SECURITIES         ALL OTHER
                         -------------------  COMPEN-    STOCK    UNDERLYING  LTIP    COMPEN-
          NAME            SALARY   BONUS(A)  SATION(B) AWARDS(C)   OPTIONS   PAYOUTS SATION(D)
          ----           --------- --------- --------- ---------- ---------- ------- ---------
John J. Mazzola......... $ 170,000 $  60,000  $   204  $ 516,750     --        --      $424
Anthony J. Affuso.......   152,500    35,000      295    215,313     --        --       295
Donald E. Davidson......   112,425    92,677   53,268    107,656     --        --       --
James Duncan............   122,320    59,812      --     107,656     --        --       --
Dennis P. Kruse.........   118,220   114,198      --     107,656     --        --       --

--------
(a) Represents bonuses earned by the named executives with respect to the year ended December 31, 1997. Amounts for Messrs. Davidson, Duncan and Kruse include commissions or new business bonuses of $84,677, $59,812 and $106,198, respectively.
(b) For Messrs. Mazzola and Affuso, amounts represent payments in respect of taxes due on imputed interest for non-interest bearing loans. For Mr. Davidson, amount represents cost of living adjustments for foreign service.
(c) Represents awards of the following number of shares of restricted EDS Common Stock granted pursuant to the EDS 1996 Incentive Plan to the named executive officers on January 3, 1997: Mr. Mazzola, 12,500 shares; Mr. Affuso, 5,000 shares; Mr. Davidson, 2,500 shares; Mr. Duncan, 2,500 shares; and Mr. Kruse, 2,500 shares. Such shares will vest ratably over each of the following 10 years subject to the achievement by EDS of performance goals. Shares which do not vest in any year due to failure to achieve such goals will vest in 2006.
(d) Represents the imputed value of outstanding non-interest bearing loans for the payment of withholding taxes required as a result of the vesting of restricted stock under the EDS 1996 Incentive Plan.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDER

  As of the date of this Prospectus, no shares of Class A Common Stock are outstanding. Immediately after completion of the Offering, the only shares of Class A Common Stock that will be outstanding are those that will be issued in the Offering (including any shares issued if the U.S. Underwriters' over-allotment option is exercised). See "Management--1998 Incentive Plan." The table below sets forth certain information with respect to the expected beneficial ownership of the Class B Common Stock of the Company before and after completion of the Offering by each beneficial owner of more than 5% of the outstanding shares of Class B Common Stock and by the Company's directors and executive officers.

                           BENEFICIAL OWNERSHIP BEFORE OFFERING    BENEFICIAL OWNERSHIP AFTER OFFERING
                          --------------------------------------- ------------------------------------------------
                                                                              PERCENT
                                                          PERCENT                OF        PERCENT        PERCENT
                                    PERCENT OF PERCENT OF   OF                CLASS B        OF              OF
                          NUMBER OF   COMMON    ECONOMIC  VOTING  NUMBER OF    COMMON     ECONOMIC         VOTING
NAME OF BENEFICIAL OWNER   SHARES     STOCK     INTEREST   POWER    SHARES     STOCK      INTEREST         POWER
------------------------  --------- ---------- ---------- ------- ----------  --------    ---------       --------
Electronic Data Systems      --        100%       100%      100%          --         100%           %(2)            %(2)
 Corporation(1).........
 5400 Legacy Drive
 Plano, Texas 75024
All directors and
 executive officers as a
 group (9 persons)......     --        --         --        --                                       (3)             (3)

--------
(1) EDS exercises sole voting and dispositive power over the shares of Class B Common Stock held of record by EDS.
(2) If the U.S. Underwriters' over-allotment option is exercised in full, EDS
    would beneficially own   % of the economic interest and   % of the voting
    power after the Offering.
(3) Non-employee Directors and executive officers will receive options to purchase shares of Class A Common Stock pursuant to the 1998 Incentive Plan. For information on the grants to be made, see "Management."

  The following table sets forth certain information as of March 12, 1998 regarding the beneficial ownership of EDS Common Stock by (i) each director of the Company, (ii) each executive officer named in the Summary Compensation Table and (iii) all executive officers and directors of the Company as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares shown as beneficially owned by them.

                                           NUMBER OF SHARES OF
                                            EDS COMMON STOCK
                  NAME                     BENEFICIALLY OWNED  PERCENT OF CLASS
                  ----                     ------------------- ----------------
John J. Mazzola..........................        12,080                *
Anthony J. Affuso........................         9,707                *
James Duncan.............................         1,250                *
Dennis P. Kruse..........................           625                *
Donald E. Davidson.......................         4,384                *
Gary J. Fernandes........................        12,000                *
Gary B. Moore............................        45,561                *
All directors and executive officers as a
 group (9 persons).......................        89,454                *

--------
*  Less than one percent (1%).

                RELATIONSHIP WITH EDS AND CERTAIN TRANSACTIONS

FORMATION OF THE COMPANY; INDEBTEDNESS TO EDS

  The Company was formed on October 2, 1997 and, pursuant to the Reorganization, became the successor to the Unigraphics MCAD business of EDS effective as of January 1, 1998.

  In connection with the Solid Edge Acquisition, on March 2, 1998 the Company borrowed $107 million from EDS pursuant to the Intercompany Credit Agreement. See "--Contractual Arrangements--Intercompany Credit Agreement." In addition, effective March 6, 1998 the Company issued to EDS as a dividend the Intercompany Note in the principal amount of $73 million. The Intercompany Note bears interest, payable semiannually, at the one-month LIBID minus 0.5%, and matures on March 6, 2001. The amounts advanced by EDS to the Company under the Intercompany Credit Agreement in respect of the Solid Edge Acquisition, as well as a portion of the amount outstanding under the Intercompany Note, will be repaid to EDS with the net proceeds of the Offering. See "Use of Proceeds."

  Also in connection with the Reorganization, the Company and EDS entered into an Intercompany Agreement (the "Intercompany Agreement") pursuant to which each party indemnified the other for certain obligations relating to the Reorganization. Pursuant to the Intercompany Agreement, the Company indemnified EDS for liabilities assumed in the Reorganization and against third party claims asserted against EDS as a result of EDS' prior ownership of assets or operation of businesses contributed to the Company and for losses arising from or in connection with the Company's lease of property from EDS. In exchange, EDS indemnified the Company for specified liabilities retained by it in the Reorganization, against third party claims against the Company relating to EDS' businesses and asserted against the Company as a result of the ownership or possession by EDS prior to the Reorganization of any asset contributed to the Company in the Reorganization.

COMMON STOCK OWNERSHIP

  EDS currently owns all of the outstanding capital stock of the Company. Upon completion of the Offering, EDS will own 100% of the Company's outstanding
Class B Common Stock, which will represent approximately   % of the combined
voting power of the Company's outstanding Common Stock (approximately   % if
the U.S. Underwriters' over-allotment option is exercised in full). The Class A Common Stock and Class B Common Stock will be the only voting stock of the Company following the Offering. As long as EDS continues to beneficially own a majority of the combined voting power of the Common Stock, it will have the ability to elect all of the members of the Board of Directors and control the management and affairs of the Company, including any determinations with respect to mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company, the incurrence of indebtedness by the Company, the issuance of any additional Common Stock or other equity securities or the declaration and payment of any dividends on the Common Stock. In addition, EDS will be able to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval and to cause or prevent a change in control.

  Conflicts of interest may arise between the Company and EDS in a number of areas relating to their past and ongoing relationships, including the nature and quality of services rendered by EDS and its affiliates to the Company, the performance by the Company and EDS of their obligations under the GM Subcontract, potential competitive business activities, tax and employee benefit matters, indemnity agreements, registration rights, sales or distributions by EDS of all or any portion of its ownership interest in the Company or EDS' ability to control the management and affairs of the Company. There can be no assurance that EDS and the Company will be able to resolve any potential conflict or that, if resolved, the Company would not have received a more favorable resolution if it were dealing with an unaffiliated party. In addition, certain of the Affiliate Agreements contain specific procedures for resolving disputes between the Company and EDS with respect to the subject matter of those agreements. There can be no assurance that more favorable results to the Company would not be obtained under different procedures.

CHARTER PROVISIONS

  The Certificate of Incorporation of the Company provides that any amendment or termination of any agreement or arrangement, or any new agreement or arrangement, between the Company and EDS or its affiliates effected with the approval of a majority of the Company's directors who are Disinterested Directors or consistent with guidelines or standards approved by the Disinterested Directors, or approved by the holders of a majority of the Company's outstanding voting stock (not including that owned by EDS) shall be deemed fair to the Company and its stockholders. If such approval is not obtained, however, no presumption shall arise that such amendment or termination (or new agreement) is not fair to the Company and its stockholders. The Certificate of Incorporation also contains provisions allocating corporate opportunities that may be suitable for both EDS and the Company. See "Description of Capital Stock--Certificate of Incorporation and Bylaw Provisions."

CONTRACTUAL ARRANGEMENTS

  In addition to the Intercompany Agreement, the Company entered into the following agreements with EDS or affiliates of EDS (together with the Intercompany Agreement, the "Affiliate Agreements").

 MANAGEMENT SERVICES AGREEMENT

  The Company and EDS are parties to the Management Services Agreement, dated effective as of January 1, 1998 (the "Management Services Agreement"), pursuant to which EDS performs various management services for the Company, including treasury, risk management, tax and similar administrative services. The Company expects to pay EDS approximately $8.5 million for such services in 1998, subject to adjustment based on service levels and negotiated prices. This agreement provides for the payments of fees to EDS for such services, either on a fixed price or usage basis, which fees are generally designed to approximate EDS' cost of providing the services, as well as a fixed fee equal to 0.5% of the Company's total revenues. The Management Services Agreement will expire on December 31, 2002 unless terminated earlier by either party if EDS and the Company are no longer under common control. Except for certain tax and treasury management services relating to consolidated operations or corporate policy of EDS, which the Company is required to purchase during the term of the Management Services Agreement, the Company or EDS may terminate any service on or after January 1, 2000 with prior notice of not less than five months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

 TAX SHARING AGREEMENT

  The Company and EDS have entered into the Tax Sharing Agreement, dated effective as of January 1, 1998 (the "Tax Sharing Agreement"), which provides for the allocation of tax liabilities during the tax periods the Company is part of consolidated federal, state and local income tax returns filed by EDS. In addition, the Tax Sharing Agreement sets out certain benefits and obligations of the Company and EDS for tax matters relating to periods before the Reorganization and for certain benefits and obligations that would affect the Company or EDS in the future if the Company ceased to be a member of EDS' consolidated group for federal income tax purposes. The Tax Sharing Agreement generally requires the Company to pay to EDS the amount of federal, state and local income taxes that the Company would have been required to pay had the Company and its subsidiaries filed their own tax return or returns and not been included in the EDS consolidated group. The Company is jointly and severally liable for the federal income tax of EDS and the other companies included in the consolidated return for all periods in which the Company is included in the EDS consolidated group. EDS has agreed, however, to indemnify the Company for any liability for taxes reported or required to be reported on a consolidated return.

  Except for certain items specified in the Tax Sharing Agreement, EDS generally retains any potential tax benefit carryforwards, and remains obligated to pay all taxes, attributable to periods before the Reorganization.

 INTERCOMPANY CREDIT AGREEMENT

  In order to allow EDS to manage efficiently the cash and cash needs of its subsidiaries, the Company and EDS are parties to the Intercompany Credit Agreement, effective as of January 1, 1998 (the "Intercompany Credit Agreement"), pursuant to which the Company is required to borrow from EDS, and EDS is required to lend to the Company, amounts required by the Company to fund its daily cash requirements. In addition, EDS has made an advance to the Company under the Intercompany Credit Agreement in the amount of $107 million in connection with the Solid Edge Acquisition, which advance will be repaid upon consummation of the Offering. The maximum amount that the Company may borrow at any time from EDS under the Intercompany Credit Agreement (together with the other non-U.S. credit agreements referred to below) is $177 million at any time prior to the consummation of the Offering or $70 million at any time thereafter. Also, under the Intercompany Credit Agreement, the Company is required to lend to EDS all excess cash of the Company. The interest rate to be charged to the Company is the sum of the one-month LIBOR plus 0.5%. The interest rate to be charged to EDS is the one-month LIBID minus 0.5%. On any business day that the Company has excess cash available, it must use that cash to repay any outstanding loans it has under the Intercompany Credit Agreement or make an advance to EDS if no loans are outstanding. The Intercompany Credit Agreement will terminate on December 31, 2002, unless earlier terminated at the election of one of the parties upon the occurrence of certain events, including the termination of the Management Services Agreement or the cessation of EDS' beneficial ownership of 50% or more of the capital stock of the Company. In addition to the Intercompany Credit Agreement between the Company and EDS, EDS Finance plc, a wholly-owned subsidiary of EDS, has entered into or will enter into credit agreements with substantially all non-U.S. subsidiaries of the Company, which credit agreements will have terms similar to the Intercompany Credit Agreement.

 GM SUBCONTRACT

  The Company and EDS have entered into the GM Subcontract dated effective January 1, 1998 which sets forth the framework for the provisions of the Company's products and services to GM. The GM Subcontract provides that all products and services of the Company which are "in-scope" for purposes of the EDS/GM MSA will continue to be provided directly by EDS to GM, with the Company providing such products and services as a subcontractor to EDS and receiving the revenues attributable to such products and services. "In-scope" services include the EDS/GM Site License Agreement and any successor agreement. The GM Subcontract further provides that products and services which are not "in-scope" under the EDS/GM MSA may be provided directly to GM by the Company. The GM Subcontract sets forth a framework for cooperation between EDS and the Company in connection with providing services to GM and provides for the operation and the representation of EDS and Company with the goal of furthering both EDS' and the Company's relationships with GM in a coordinated manner.

 OTHER AGREEMENTS

  In addition to the agreements set forth above, the Company and EDS are parties to a Registration Rights Agreement described under "Shares Eligible for Future Sale," and Sublease Agreements with respect to substantially all of the real property occupied by the Company described under "Business-- Properties." The Company also has, or expects to enter into, other agreements with EDS or other EDS affiliates, pursuant to which the Company does not expect to receive or pay material amounts.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of   shares of Class A
Common Stock,     shares of Class B Common Stock and     shares of Preferred
Stock. None of the Class A Common Stock or Preferred Stock is outstanding as
of the date hereof. Of the     shares of Class A Common Stock authorized,
are being offered in the Offering (    shares if the U.S. Underwriters' over-
allotment option is exercised in full),    shares will be reserved for
issuance upon conversion of Class B Common Stock into Class A Common Stock and shares have been reserved for issuance pursuant to the 1998 Incentive Plan. See "Management--Compensation of Directors" and "Management--1998
Incentive Plan." Of the     shares of Class B Common Stock authorized,
will be outstanding and held by EDS upon consummation of the Offering. The following summary description of the capital stock of the Company is qualified by reference to the Certificate of Incorporation and Bylaws of the Company, copies of which are filed as exhibits to the Registration Statement.

COMMON STOCK

 VOTING RIGHTS

  The holders of Class A Common Stock and Class B Common Stock generally have identical rights except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to 10 votes per share on all matters to be voted on by stockholders. Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to the Company's Certificate of Incorporation generally must be approved by a majority of the combined voting power of all Class A Common Stock and Class B Common Stock voting together as a single class. However, amendments to the Company's Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class A Common Stock or the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to the Company's Certificate of Incorporation to increase the authorized shares of any class or authorize the creation, authorization or issuance of any securities convertible into, or warrants or options to acquire, shares of any such class or classes of stock shall be approved by the affirmative vote of the holders of a majority of the Common Stock, voting together as a single class.

  Effective as of the first time at which EDS shall cease to be the beneficial owner of an aggregate of at least a majority of the voting power of the Voting Stock (as defined herein) of the Company then outstanding (the "Trigger Date"), amendments to certain provisions of the Certificate of Incorporation will require the approval of 80% of the combined voting power of all Class A Common Stock and Class B Common Stock, voting together as a single class.

 DIVIDENDS

  Holders of Class A Common Stock and Class B Common Stock will share in an equal amount per share in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock and (ii) shares shall be paid proportionally with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

 CONVERSION

  Each share of Class B Common Stock is convertible while held by EDS or any of its subsidiaries at such holder's option into one share of Class A Common Stock. Following the occurrence of a Tax-Free Spin-Off (as hereinafter defined), if any, shares of Class B Common Stock shall not be convertible into shares of Class A Common Stock at the option of the holder thereof.

  Except as provided below, prior to any Tax-Free Spin-Off, any shares of Class B Common Stock transferred to a person other than EDS or any of its subsidiaries or the Class B Transferee (as defined below) shall automatically convert to shares of Class A Common Stock upon such disposition. Shares of Class B Common Stock representing more than a 50% economic interest in the Company transferred by EDS or any of its subsidiaries in a single transaction to one unrelated person (the "Class B Transferee") or any subsidiary of the Class B Transferee shall not automatically convert to shares of Class A Common Stock upon such disposition. Any shares of Class B Common Stock retained by EDS or its subsidiaries following any such transfer of shares of Class B Common Stock to the Class B Transferee shall automatically convert into shares of Class A Common Stock upon such transfer. Shares of Class B Common Stock transferred to stockholders of EDS or stockholders of the Class B Transferee in a transaction intended to be on a tax-free basis (a "Tax-Free Spin-Off") under the Code shall not convert to shares of Class A Common Stock upon the occurrence of such Tax-Free Spin-Off.

  Following a Tax-Free Spin-Off, shares of Class B Common Stock shall be transferred as Class B Common Stock, subject to applicable laws; provided, however, that shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock on the fifth anniversary of the Tax-Free Spin-Off, unless prior to such Tax-Free Spin-Off, EDS, or the Class B Transferee, as the case may be, delivers to the Company an opinion of counsel reasonably satisfactory to the Company to the effect that such conversion could adversely affect the ability of EDS, or the Class B Transferee, as the case may be, to obtain a favorable ruling from the Internal Revenue Service that the transfer would be a Tax-Free Spin-Off. If such an opinion is received, approval of such conversion shall be submitted to a vote of the holders of the Common Stock as soon as practicable after the fifth anniversary of the Tax-Free Spin-Off, unless EDS or the Class B Transferee, as the case may be, delivers to the Company an opinion of counsel reasonably satisfactory to the Company prior to such anniversary that such vote could adversely affect the status of the Tax-Free Spin-Off, including the ability to obtain a favorable ruling from the Internal Revenue Service; if such opinion is so delivered, such vote shall not be held. Approval of such conversion will require the affirmative vote of the holders of a majority of the shares of both Class A Common Stock and Class B Common Stock present and voting, voting together as a single class, with each share entitled to one vote for such purpose. No assurance can be given that such conversion would be consummated. The requirement to submit such conversion to a vote of the holders of the Common Stock is intended to ensure that tax-free treatment of the Tax-Free Spin-Off is preserved should the Internal Revenue Service challenge such automatic conversion as violating the 80% vote requirement currently required by the Code for a tax-free spin-off.

 OTHER RIGHTS

  On liquidation, dissolution or winding up of the Company, after payment in full of the amounts required to be paid to holders of Preferred Stock, if any, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock.

  No shares of either class of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock.

  Upon consummation of the Offering, all the outstanding shares of Class A Common Stock and Class B Common Stock will be legally issued, fully paid and nonassessable.

PREFERRED STOCK

  As of the date of this Prospectus, no shares of Preferred Stock are outstanding. The Board of Directors may authorize the issuance of Preferred Stock in one or more series and may determine, with respect to any such series, the designations, powers, preferences and rights of such series, and the qualifications, limitations and restrictions thereof, including (i) the designation of the series; (ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding); (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;
(iv) the conditions upon which and the dates at which dividends, if any, will be payable, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of stock; (v) the redemption rights and price or prices, if any, for shares of the series; (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series; (vii) the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; (viii) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made; (ix) restrictions on the issuance of shares of the same series or of any other class or series; and (x) the voting rights, if any, of the holders of shares of such series.

  The Company believes that the ability of the Board of Directors to issue one or more series of Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of Preferred Stock will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

  Although the Board of Directors has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage a potential acquiror from making, without first negotiating with the Board of Directors, an acquisition attempt through which such acquiror may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

BUSINESS COMBINATION STATUTE

  As a corporation organized under the laws of the State of Delaware, the Company will be subject to Section 203 of the DGCL, which restricts certain business combinations between the Company and an "interested stockholder" (in general, a stockholder owning 15% or more of the Company's outstanding voting stock) or its affiliates or associates for a period of three years following the time that the stockholder becomes an "interested stockholder." The restrictions do not apply if (i) prior to an interested stockholder becoming such, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in any person becoming an interested stockholder, such interested stockholder owns at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of the Company) or (iii) at or subsequent to the time an interested stockholder becomes such, the business combination is both approved by the Board of Directors and authorized at an annual or special meeting of the Company's stockholders, not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Because EDS became an interested stockholder at a time when the restrictions did not apply, the restrictions will not apply to any business combination with EDS.

  Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate of Incorporation of the Company does not exclude the Company from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

  The summary set forth below describes certain provisions of the Certificate of Incorporation and Bylaws. The summary is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

  Certain of the provisions of the Certificate of Incorporation and Bylaws discussed below may have the effect, either alone or in combination with the provisions of Section 203 discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by the Board of Directors but that a stockholder might consider to be in such stockholder's best interest. Those provisions include (i) restrictions on the rights of stockholders to remove directors, (ii) prohibitions against stockholders calling a special meeting of stockholders or acting by unanimous written consent in lieu of a meeting and (iii) requirements for advance notice of actions proposed by stockholders for consideration at meetings of the stockholders. In addition, the Certificate of Incorporation contains provisions relating to the allocation of certain corporate opportunities and resolution of certain potential conflicts of interest. See "--Corporate Opportunity and Conflict of Interest Policies."

CLASSIFIED BOARD OF DIRECTORS; REMOVAL; NUMBER OF DIRECTORS; FILLING
VACANCIES

  The Certificate of Incorporation and Bylaws of the Company provide that the Board of Directors--except for directors who may be elected by the holders of Preferred Stock or any other series or class of stock--will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. One class is to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, another class is to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000 and another class is to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001. Each director is to hold office until his or her successor is duly elected and qualified. Commencing with the 1999 annual meeting of stockholders, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

  The Bylaws provide that, subject to any rights of holders of Preferred Stock or any other series or class of stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that the Company would have if there were no vacancies on the Board of Directors (the "Whole Board"), with the Whole Board consisting of not more than twelve nor less than three directors. The Bylaws also provide that, subject to any rights of holders of Preferred Stock or any other series or class of stock, and unless the Board of Directors otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the Bylaws, the Board of Directors could prevent any stockholder from enlarging the Board of Directors and filling the new directorships with such stockholder's own nominees.

  The Certificate of Incorporation and Bylaws of the Company provide that, subject to the rights of holders of Preferred Stock or any other series or class of stock to elect directors under specified circumstances, effective as of the Trigger Date, directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class; provided however, that prior to the Trigger Date, directors may be removed, without cause, with the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a class.

  The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Such a delay may help ensure that the Company's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board of Directors would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believe that such a change would be desirable.

  The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Board of Directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to take control of the Company and remove a majority of the Board of Directors, the classification of the Board of Directors could tend to reduce the likelihood of fluctuations in the market price of the Common Stock that might result from accumulations of large blocks. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

 NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

  The Certificate of Incorporation and Bylaws of the Company provide that, effective as of the Trigger Date, and subject to the rights of any holders of Preferred Stock or any other series or class of stock to elect additional directors under specified circumstances, stockholder action can be taken only at an annual or special meeting of stockholders and stockholder action may not be taken by written consent in lieu of a meeting. The Bylaws provide that, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or the Chairman of the Board; provided that, prior to the Trigger Date, special meetings can also be called at the request of the holders of a majority of the voting power of the then outstanding Voting Stock. Effective as of the Trigger Date, stockholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by the Company.

  The provisions of the Certificate of Incorporation and Bylaws of the Company prohibiting stockholder action by written consent and permitting special meetings to be called only by the Chairman or at the request of a majority of the Whole Board may have the effect, as of the Trigger Date, of delaying consideration of a stockholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of the voting power of the Voting Stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Chairman or a majority of the Whole Board by calling a special meeting of stockholders prior to the time such parties believe such consideration to be appropriate.

 ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER
 PROPOSALS

  The Company's Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

  The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice containing specified information to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the Board of Directors or by a stockholder who has given timely written notice containing specified information to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for notice of stockholder nominations or proposals to be made at an annual meeting to be timely, such notice must be received by the Company not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting (or, in the event that the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from such anniversary date, not earlier than the 120th day prior to such meeting and not later than the later of (x) the 90th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is first made). Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Company not later than the 10th day after such public announcement is first made by the Company. Under the Stockholder Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by the Company not earlier than the 120th day before such meeting and not later than the later of (x) the 90th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is first made. If the Chairman of the Board or other officer presiding at a meeting determines at or prior to the meeting that a person was not nominated or other business was not brought before the meeting in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

  By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure will afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board of Directors, will provide the Board of Directors with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board of Directors' position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

  Although the Bylaws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

  The Stockholder Notice Procedure does not apply to EDS and its affiliates prior to the Trigger Date.

 AMENDMENTS

  The Certificate of Incorporation and Bylaws require that, effective as of the Trigger Date, any amendment to the provisions of the Bylaws or to certain provisions of the Certificate of Incorporation, including those provisions discussed above, must be approved by the holders of at least 80% of the Voting Stock. This requirement, as of the Trigger Date, will prevent a stockholder with only a majority of the Common Stock from avoiding the requirements of the provisions discussed above by amending or repealing such provisions. The Certificate of Incorporation further provides that the Bylaws may be amended by the Company's Board of Directors.

 LIABILITY OF DIRECTORS; INDEMNIFICATION

  The Certificate of Incorporation provides that a director will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of such provision shall not adversely affect any right or protection of a director existing under such provision for any act or omission occurring prior to such amendment or repeal.

  The Bylaws provide that the Company will indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding because he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership or other enterprise. The Bylaws provide that this indemnification will be from and against expenses, judgments, fines and amounts paid in settlement by the indemnitee. However, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company.

 CORPORATE OPPORTUNITY AND CONFLICT OF INTEREST POLICIES

  In order to address certain potential conflicts of interest between the Company and EDS, the Certificate of Incorporation contains provisions concerning the conduct of certain affairs of the Company as they may involve EDS and its subsidiaries (other than the Company and its subsidiaries) and their respective officers and directors, and the powers, rights, duties and liabilities of the Company and its subsidiaries and their respective officers, directors and stockholders in connection therewith. In general, these provisions recognize that the Company and EDS and their respective subsidiaries may engage in the same or similar business activities and lines of business and have an interest in the same areas of corporate opportunities and that the Company and EDS and their subsidiaries will continue to have contractual and business relations with each other (including service of officers and directors of EDS as directors of the Company). See "Management-- Directors and Executive Officers."

  For purposes of these provisions, the terms "Company" and "EDS" include their subsidiaries and other entities in which they respectively beneficially own, directly or indirectly, 50 percent or more of the outstanding voting securities or interests (except that "EDS" does not include the Company and its subsidiaries and such other entities), and, in the case of EDS, all successors to EDS by way of merger, consolidation or sale of all or substantially all its assets.

  The Certificate of Incorporation provides that any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company shall be deemed to have notice of and to have consented to these provisions.

  Corporate Opportunity Policy. The Certificate of Incorporation provides that, except as EDS may otherwise agree in writing, EDS will have the right
(i) to engage in the same or similar business activities or lines of business as the Company, (ii) to do business with any potential or actual client, customer or supplier of the Company and (iii) to employ or engage any officer or employee of the Company. Neither EDS nor any officer or director thereof will be liable to the Company or its stockholders for breach of any fiduciary duty by reason of these activities.

  If EDS acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both EDS and the Company, EDS will have no duty to communicate that opportunity to the Company. Furthermore, EDS will not be liable to the Company or its stockholders because EDS pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or entity or does not present that corporate opportunity to the Company.

  If a director or officer of the Company who is also a director or officer of EDS acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and EDS, the Certificate of Incorporation requires that the director or officer of the Company act in good faith in accordance with the following three-part policy, and a director or officer so acting is deemed to have acted reasonably and in good faith and fully to have satisfied his or her duties of loyalty and fiduciary duties to the Company and its stockholders with respect to such opportunity.

  First, a corporate opportunity offered to any person who is a director but not an officer of the Company and who is also an officer (whether or not a director) of EDS will belong to EDS, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director of the Company, in which case the opportunity will belong to the Company.

  Second, a corporate opportunity offered to any person who is an officer (whether or not a director) of the Company and who is also a director but not an officer of EDS will belong to the Company, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director of EDS, in which case the opportunity will belong to EDS.

  Third, a corporate opportunity offered to any other person who is either an officer of both the Company and EDS or a director of both the Company and EDS will belong to EDS or to the Company, as the case may be, if the opportunity is expressly offered to the person primarily in his or her capacity as an officer or director of EDS or of the Company, respectively. Otherwise, the opportunity will belong to EDS.

  Under the Certificate of Incorporation, any corporate opportunity that belongs to EDS or to the Company pursuant to the foregoing policy will not be pursued by the other (or directed by the other to another person or entity) unless and until EDS or the Company, as the case may be, determines not to pursue the opportunity. If the party to whom the corporate opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may pursue such opportunity (or direct it to another person or entity).

  A director or officer of the Company who acts in accordance with the foregoing three-part policy: (i) will be deemed fully to have satisfied his or her fiduciary duties to the Company and its stockholders with respect to such corporate opportunity; (ii) will not be liable to the Company or its stockholders for any breach of fiduciary duty by reason of the fact that EDS pursues or acquires such opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such opportunity to the Company; (iii) will be deemed to have acted in good faith and in a manner he or she reasonably believes to be in the best interests of the Company; and (iv) will be deemed not to have breached his or her duty of loyalty to the Company or its stockholders and not to have derived an improper benefit therefrom.

  Under the Certificate of Incorporation, "corporate opportunities" potentially allocable to the Company consist of business opportunities which
(i) the Company is financially able to undertake; (ii) are, from their nature, in the Company's line or lines of business and are of practical advantage to the Company; and (iii) are ones in which the Company has an interest or reasonable expectancy.

  In addition, "corporate opportunities" do not include transactions in which the Company or EDS is permitted to participate pursuant to any agreement between the Corporation and EDS that is in effect as of the time any equity security of the Company is held of record by any person other than EDS or subsequently entered into with the approval of the Disinterested Directors.

  For purposes of these corporate opportunity provisions, a director of the Company who is chairman of the Board of Directors (or a committee thereof) or chief executive officer will not be deemed to be an officer of the Company by reason of holding such position, unless such person is a full-time employee of the Company.

  Conflict of Interests Policy. The Certificate of Incorporation provides that no contract, agreement, arrangement or transaction between the Company and EDS or any customer or supplier or any entity in which a director of the Company has a financial interest (a "Related Entity"), or between the Company and one or more of the directors or officers of the Company, EDS or any Related Entity, or any amendment, modification or termination thereof, will be voidable solely because EDS or such customer or supplier, any Related Entity, or any one or more of the officers or directors of the Company, EDS or any Related Entity are parties thereto, or solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the contract, agreement, arrangement, transaction, amendment, modification or termination (each, a "Transaction") or solely because their votes are counted for such purpose, if a specified standard is satisfied. That standard will be satisfied, and EDS, the Related Entity and the directors and officers of the Company, EDS or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person's conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to the Company and its stockholders with respect to such transaction if any of the following four requirements are met:

    (i) the material facts as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by a majority of the Disinterested Directors on the Board of Directors or such committee, even if the Disinterested Directors are less than a quorum;

    (ii) the material facts as to the Transaction are disclosed or known to the holders of Voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the then outstanding Voting Stock not owned by EDS or such Related Entity, voting together as a single class;

    (iii) the Transaction is effected pursuant to guidelines which are in good faith approved by a majority of the Disinterested Directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding Voting Stock not owned by EDS or such Related Entity, voting together as a single class; or

    (iv) the Transaction is fair to the Company as of the time it is approved by the Board of Directors, a committee thereof or the stockholders of the Company.

  The Certificate of Incorporation also provides that any such Transaction authorized, approved or effected, and each of such guidelines so authorized or approved, as described in (i), (ii) or (iii) above, shall be deemed to be entirely fair to the Company and its stockholders; provided that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption shall arise that such Transaction or guideline is not fair to the Company and its stockholders. In addition, the Certificate of Incorporation provides that EDS shall not be liable to the Company or its stockholders for breach of any fiduciary duty that EDS may have by reason of the fact that EDS takes any action in connection with any transaction between EDS and the Company.

  Effective as of the Trigger Date, the affirmative vote of the holders of more than 80 percent of the outstanding Voting Stock, voting together as a single class, will be required to alter, amend or repeal any of these conflict of interest or corporate opportunity provisions in a manner adverse to the interests of EDS.

RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

  The Certificate of Incorporation authorizes the Board of Directors to create and issue rights entitling the holders thereof to purchase from the Company shares of capital stock or other securities or property. The times at which and terms upon which such rights are to be issued would be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights includes, but is not limited to, determination of (i) the purchase price of the capital stock to be purchased upon exercise of such rights; (ii) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Company;
(iii) provisions which adjust the number or exercise price of such rights or amount or nature of the stock receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the Company, a change in ownership of the Company's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Company or any stock of the Company, and provisions restricting the ability of the Company to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Company under such rights; (iv) provisions which deny the holder of a specified percentage of the outstanding securities of the Company the right to exercise such rights and cause such rights held by such holder to become void;
(v) provisions which permit the Company to redeem or exchange such rights; and
(vi) the appointment of the rights agent with respect to such rights. This provision is intended to confirm the authority of the Board of Directors to issue such share purchase rights or other rights to purchase stock or securities of the Company or any other corporation.

LISTING

  Application will be made to list the Class A Common Stock on the Nasdaq National Market under the symbol "UGSI."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is The Bank of New
York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

  Upon completion of the Offering, the Company will have    shares of Class A
Common Stock issued and outstanding (    if the U.S. Underwriters' over-
allotment option is exercised in full) and     shares of Class B Common Stock
issued and outstanding. All of the shares of Class A Common Stock to be sold in the Offering will be freely tradable without restrictions or further registration under the Securities Act, except that shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144) will be subject to the resale limitations of Rule 144. All of the outstanding shares of Class B Common Stock are owned by EDS and have not been registered under the Securities Act and may not be sold in the absence of an effective registration statement under the Securities Act other than in accordance with Rule 144 or another exemption from registration ("Restricted Shares"). Restricted Shares will become eligible for resale in the public market at various dates in the future.

  The Restricted Shares will constitute "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act and will be eligible for sale in the open market after the Offering subject to the contractual lockup provisions and applicable requirements of Rule 144 described below. In addition, for as long as EDS is able to cause a majority of the Company's Board of Directors to be elected, it will be able to cause the Company at any time to register under the Securities Act all or a portion of the Common Stock owned by it, in which event such shares could be sold publicly upon the effectiveness of any such registration without restriction. EDS may also, at any time following the contractual lockup provisions described below, sell any or all of the Class B Common Stock in a private placement without regard to the Rule 144 restrictions described below.

  In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed between the later of the date on which "restricted shares" (as that phrase is defined in Rule 144) were acquired from the Company and the date on which they were acquired from an "affiliate" of the Company (an "Affiliate," as that term is defined in Rule 144), then the holder of such restricted shares (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of (i) one percent of the then outstanding shares of the Common Stock or (ii) the average weekly reported volume of trading of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year period. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date on which restricted shares were acquired from the Company and the date on which they were acquired from an Affiliate, a holder of such restricted shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above. The foregoing description of Rule 144 is not intended to be a complete description thereof.

  Sales of significant amounts of the Class A Common Stock, or the perception that such sales could occur, could have an adverse impact on the market price of the Class A Common Stock. Each of the Company and its directors, executive officers and EDS has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (x) the sale of Shares to the Underwriters, (y) the issuance by the Company of shares of Class A Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing or (z) transactions by any person other than the Company relating to shares of Class A Common Stock or other securities acquired in open market transactions after the completion of the offering of the Shares. See "Underwriters."

  The Company and EDS are also parties to the Registration Rights Agreement pursuant to which EDS may demand registration under the Securities Act of shares of the Company's capital stock held by it at any time subject to its agreement not to sell any shares prior to the expiration of 180 days from the date of this Prospectus. So long as EDS owns capital stock of the Company representing more than 20% of the total voting power of all classes of stock of the Company outstanding, EDS may exercise this "demand registration" at any time and on an unlimited number of occasions. Transferees of EDS (and EDS upon a reduction in its ownership to less than 20% of the voting power) may only exercise this demand registration right three times. If EDS owns less than 50% of the total voting power of all classes of stock of the Company outstanding, the Company may postpone a demand registration under certain customary circumstances. In addition, at any time prior to the tenth anniversary of the date of the Registration Rights Agreement, EDS may request the Company to include shares of the Company's capital stock held by it in any registration proposed by the Company of such capital stock under the Securities Act. The Registration Rights Agreement contains provisions regarding the pro rata payment of expenses by the Company and EDS and regarding mutual indemnification agreements between the Company and EDS for certain securities laws violations.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES FOR NON-UNITED STATES HOLDERS

  The following is a general summary of certain United States federal income and estate tax consequences expected to result under current law from the purchase, ownership and taxable disposition of Class A Common Stock by a person or entity other than (i) a citizen or resident of the United States,
(ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust (a "Non-U.S. Holder"). This summary does not address all of the United States federal income and estate tax considerations that may be relevant to a Non-U.S. Holder in light of its particular circumstances or to Non-U.S. Holders that may be subject to special treatment under United States federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, and dealers in securities). Furthermore, this summary does not discuss any aspects of state, local or foreign taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service (the "IRS") and other applicable authorities, all of which are subject to change, possibly with retroactive effect. Each prospective purchaser of Class A Common Stock is advised to consult its tax advisor with respect to the tax consequences of acquiring, holding and disposing of Class A Common Stock.

DIVIDENDS

  Dividends paid to a Non-U.S. Holder of Class A Common Stock generally will be subject to withholding of United States federal income tax at a 30 percent rate (or such lower rate as may be specified by an applicable income tax treaty) unless the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States (and, if an income tax treaty applies, is applicable to a United States permanent establishment of the Non-United States Holder) and the Non-United States Holder provides the payor with proper documentation (generally I.R.S. Form 4224 or any successor form), in which case the dividends will be taxed at ordinary United States federal income tax rates and will not be subject to the withholding tax described above. If the Non-U.S. Holder is a corporation, such effectively connected income may also be subject to an additional "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the Non-United States corporation's "effectively connected earnings and profits," subject to certain adjustments.

SALE OR DISPOSITION OF CLASS A COMMON STOCK

  A Non-U.S. Holder generally will not be subject to United States federal income tax in respect of any gain recognized on the sale or other disposition of Class A Common Stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States; (ii) in the case of a Non-U.S. Holder who is an individual and holds the Class A Common Stock as a capital asset, (a) such holder is present in the United States for 183 or more days in the taxable year of the disposition and (b) such holder has a "tax home" in the United States for United States federal income tax purposes or maintains an office or other fixed place of business in the United States to which such gain is attributable; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of United States federal income tax law applicable to certain United States expatriates whose loss of U.S. citizenship has as one of its principal purposes the avoidance of U.S. taxes; or (iv) the Company becomes a U.S. real property holding corporation and either (a) the Class A Common Stock ceases to be "regularly traded on an established securities market" for United States federal income tax purposes or (b) the Non-U.S. Holder has held, directly or indirectly, at any time during the five-year period ending on the date of disposition (or, if shorter, the Non-U.S. Holder's holding period), more than 5 percent of all of the Company's outstanding Common Stock. The Company is not, and does not anticipate becoming, a U.S. real property holding company.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the amount, if any, of tax withheld with respect to such dividends. This information may also be made available to the tax authorities in the Non-U.S. Holder's country of residence.

  United States backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to dividends paid to Non-United States Holders if such dividends are subject to the 30% withholding discussed above (or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding). In the case of dividends which are not described in the preceding sentence, backup withholding would still not apply
(i) under current law, if such dividends are paid before January 1, 1999 to a Non-United States Holder at an address outside of the United States or (ii) under recently promulgated final United States Treasury regulations which are to become effective as of January 1, 1999, if certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are satisfied.

  Upon the sale or other taxable disposition of Class A Common Stock by a Non-U.S. Holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31 percent and report the sale to the IRS, unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes exemption. Upon the sale or other taxable disposition of Class A Common Stock by a Non-U.S. Holder to or through the foreign office of a United States broker, or a foreign broker with certain types of relationships to the United States, the broker must report the sale to the IRS (but, prior to January 1, 1999, is probably not required to backup withhold) unless the broker has documentary evidence in its files that the seller is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption. A sale or other taxable disposition of Class A Common Stock by a Non-U.S. Holder to or through the foreign office of a foreign broker that does not have certain types of relationships to the United States is generally not subject to either information reporting or backup withholding.

  Backup withholding is not an additional U.S. federal income tax. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against such Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the IRS.

 FEDERAL ESTATE TAXES

  Class A Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the time of death will be included in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Hambrecht & Quist LLC and J.P. Morgan Securities Inc. are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited, Donaldson, Lufkin & Jenrette Securities Corporation, Hambrecht & Quist LLC and J.P. Morgan Securities Ltd. are acting as International Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Class A Common Stock set forth opposite the names of such Underwriters below:

                                                                       NUMBER OF
             NAME                                                       SHARES
             ----                                                      ---------
   U.S. Underwriters:
     Morgan Stanley & Co. Incorporated................................
     Donaldson, Lufkin & Jenrette Securities Corporation..............
     Hambrecht & Quist LLC............................................
     J.P. Morgan Securities Inc.......................................
                                                                          ---
       Subtotal.......................................................
   International Underwriters:
     Morgan Stanley & Co. International Limited.......................
     Donaldson, Lufkin & Jenrette Securities Corporation..............
     Hambrecht & Quist LLC............................................
     J.P. Morgan Securities Ltd.......................................
       Subtotal.......................................................
                                                                          ---
       Total..........................................................
                                                                          ===

  The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Class A Common Stock offered hereby (other than those covered by the U.S. Underwriters' over-allotment option described below) if any such shares are taken.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as hereinafter defined) for the account of anyone other than a United States or Canadian Person (as hereinafter defined) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Class A Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

  Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  The Underwriters initially propose to offer part of the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $   a share under the public offering price. Any
Underwriter may allow, and such dealers may reallow, a concession not in
excess of $   a share to other Underwriters or to certain dealers. After the initial offering of the shares of Class A Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of additional shares of Class A Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Class A Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Class A Common Stock set forth next to the names of all U.S. Underwriters in the preceding table.

  The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Class A Common Stock offered by them.

  Application will be made to list the Class A Common Stock for quotation on the Nasdaq National Market under the symbol "UGSI."

  Each of the Company and its directors and executive officers and EDS has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (x) the sale of Shares to the Underwriters, (y) the issuance by the Company of shares of Class A Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing or (z) transactions by any person other than the Company relating to shares of Class A Common Stock or other securities acquired in open market transactions after the completion of the offering of the Shares.

  In order to facilitate the offering of the Class A Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Class A Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Class A Common Stock, the Underwriters may bid for, and purchase, shares of Class A Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Class A Common Stock in the offering, if the syndicate repurchases previously distributed Class A Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Class A Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

 PRICING OF THE OFFERING

  Prior to this offering, there has been no public market for the Class A Common Stock. The initial public offering price will be determined by negotiations between the Company and the U.S. Representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Preliminary Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Class A Common Stock offered by this Prospectus will be passed upon for the Company by Baker & Botts, L.L.P., Dallas, Texas. Certain legal matters in connection with the sale of the Class A Common Stock offered hereby will be passed upon for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

  The financial statements and schedule of the Company as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 have been included in this Prospectus in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in auditing and accounting.

  The statements of assets sold and statements of revenues and direct expenses of the Solid Edge/EMS Business as of December 31, 1996 and 1997 and for the fiscal years ended December 31, 1995, 1996 and 1997 included in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon appearing elsewhere herein, and are so included in reliance on such report given upon the authority of that firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the shares of Class A Common Stock offered by this Prospectus. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus as permitted by the rules and regulations of the Commission. Statements made in this Prospectus regarding the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for further information regarding the contents thereof, and each such statement is qualified in its entirety by such reference. For further information regarding the Company and the shares of Class A Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto.

  The Registration Statement, including the exhibits and schedules thereto, are available for inspection at, and copies of such materials may be obtained at prescribed rates from, the public reference facilities maintained by the Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601 and 7 World Trade Center, New York, New York 10048. The Commission also makes electronic filings publicly available on the Internet at http://www.sec.gov and the Registration Statement, including the exhibits and schedules thereto, may be inspected at such site.

  The Company is not currently subject to the informational requirements of the Exchange Act. As a result of the Offering, the Company will become subject to the informational requirements of the Exchange Act. The Company will fulfill its obligations with respect to such requirements by filing periodic reports and other information with the Commission. In addition, the Company intends to furnish to its stockholders annual reports containing consolidated financial statements examined by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
FINANCIAL STATEMENTS OF UNIGRAPHICS SOLUTIONS INC.
  Report of Independent Auditors......................................... F-2
  Statements of Income and Stockholder's Net Investment for the Years
   Ended December 31, 1995, 1996 and 1997................................ F-3
  Balance Sheets as of December 31, 1996 and 1997........................ F-4
  Statements of Cash Flows for the Years Ended December 31, 1995, 1996
   and 1997.............................................................. F-5
  Notes to Financial Statements.......................................... F-6
FINANCIAL STATEMENTS OF THE SOLID EDGE AND ENGINEERING MODELING SYSTEMS
 SOFTWARE PRODUCT LINES OF INTERGRAPH CORPORATION
  Report of Independent Auditors......................................... F-17
  Statements of Assets Sold as of December 31, 1996 and 1997............. F-18
  Statements of Revenues and Direct Expenses for the Years Ended December
   31, 1995, 1996 and 1997............................................... F-19
  Notes to Statements of Assets Sold and Statements of Revenues and
   Direct Expenses....................................................... F-20

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Electronic Data Systems Corporation:

  We have audited the accompanying balance sheets of Unigraphics Solutions Inc., a subsidiary of Electronic Data Systems Corporation, as of December 31, 1996 and 1997, and the related statements of income and stockholder's net investment, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unigraphics Solutions Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Dallas, Texas
March 6, 1998

                           UNIGRAPHICS SOLUTIONS INC.
             (A SUBSIDIARY OF ELECTRONIC DATA SYSTEMS CORPORATION)

             STATEMENTS OF INCOME AND STOCKHOLDER'S NET INVESTMENT
                                 (IN THOUSANDS)

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1995      1996      1997
                                                  --------  --------  --------
Revenue:
  Software......................................  $ 89,103  $209,480  $115,479
  Services......................................   111,575   121,528   137,794
  Hardware......................................    66,944    83,201    61,320
                                                  --------  --------  --------
    Total revenue...............................   267,622   414,209   314,593
                                                  --------  --------  --------
Cost of revenue:
  Software......................................    27,495    38,485    27,953
  Services......................................    34,328    41,721    57,059
  Hardware......................................    47,242    59,614    44,112
                                                  --------  --------  --------
    Total cost of revenue.......................   109,065   139,820   129,124
                                                  --------  --------  --------
Gross profit....................................   158,557   274,389   185,469
                                                  --------  --------  --------
Operating expenses:
  Selling, general and administrative...........    85,031    92,444   102,759
  Research and development......................    43,654    47,166    47,979
                                                  --------  --------  --------
    Total operating expenses....................   128,685   139,610   150,738
                                                  --------  --------  --------
    Operating income............................    29,872   134,779    34,731
Other income, net...............................       129       106     5,092
                                                  --------  --------  --------
    Income before income taxes..................    30,001   134,885    39,823
Provision for income taxes......................    11,625    51,549    14,810
                                                  --------  --------  --------
    Net income..................................    18,376    83,336    25,013
Stockholder's net investment at beginning of
 year...........................................   107,272    90,770   132,147
Net advances to affiliates......................   (35,882)  (41,489)  (70,160)
Foreign currency translation adjustment.........     1,004      (470)     (395)
Unrealized gain on marketable securities, net of
 tax............................................       --        --      1,745
                                                  --------  --------  --------
Stockholder's net investment at end of the
 year...........................................  $ 90,770  $132,147  $ 88,350
                                                  ========  ========  ========


                See accompanying notes to financial statements.

                           UNIGRAPHICS SOLUTIONS INC.
             (A SUBSIDIARY OF ELECTRONIC DATA SYSTEMS CORPORATION)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1996     1997
                                                               -------- --------
                            ASSETS
Current assets
  Cash and cash equivalents................................... $      1 $     11
  Marketable securities.......................................      --     2,685
  Accounts receivable, net....................................  171,427  115,692
  Prepaids and other..........................................    1,809    3,624
                                                               -------- --------
    Total current assets......................................  173,237  122,012
Property and equipment, net...................................   18,380   19,821
Software, and other intangibles, net..........................   39,589   24,957
                                                               -------- --------
    Total assets.............................................. $231,206 $166,790
                                                               ======== ========
         LIABILITIES AND STOCKHOLDER'S NET INVESTMENT
Current liabilities
  Accounts payable and accrued liabilities.................... $ 45,203 $ 41,759
  Deferred revenue............................................    7,740    7,798
  Deferred income taxes--current..............................   32,459   19,497
                                                               -------- --------
    Total current liabilities.................................   85,402   69,054
Deferred income taxes.........................................   13,657    9,386
Commitments and contingent liabilities
Stockholder's net investment..................................  132,147   88,350
                                                               -------- --------
    Total liabilities and stockholder's net investment........ $231,206 $166,790
                                                               ======== ========


                See accompanying notes to financial statements.

                           UNIGRAPHICS SOLUTIONS INC.
             (A SUBSIDIARY OF ELECTRONIC DATA SYSTEMS CORPORATION)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1995      1996      1997
                                                  --------  --------  --------
Cash Flows from Operating Activities
  Net income..................................... $ 18,376  $ 83,336  $ 25,013
                                                  --------  --------  --------
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Deferred income taxes........................    1,647    30,653   (18,174)
    Depreciation and amortization................   21,266    22,923    22,134
    Allowance for bad debts......................    2,994     1,251     2,425
    Gain on sale of marketable equity
     securities..................................      --        --     (5,097)
    Changes in operating assets and liabilities:
      Accounts receivable........................    3,150   (98,952)   51,126
      Prepaids and other.........................   (1,523)    2,464    (1,783)
      Accounts payable and accrued liabilities...   (3,190)   11,344    (1,630)
      Deferred revenue...........................      542       829       254
                                                  --------  --------  --------
        Total adjustments........................   24,886   (29,488)   49,255
                                                  --------  --------  --------
  Net cash provided by operating activities......   43,262    53,848    74,268
                                                  --------  --------  --------
Cash Flows from Investing Activities
  Proceeds from sales of marketable securities...      --        --      5,126
  Payments for purchases of property and
   equipment.....................................   (6,559)  (12,319)   (9,073)
  Payments for purchases of software and other
   intangibles...................................     (821)      (40)     (122)
  Payments for purchases of marketable
   securities....................................      --        --        (29)
                                                  --------  --------  --------
  Net cash used in investing activities..........   (7,380)  (12,359)   (4,098)
                                                  --------  --------  --------
Cash Flows from Financing Activities--
  Net advances to affiliates.....................  (35,882)  (41,489)  (70,160)
                                                  --------  --------  --------
Net Increase in Cash and Cash Equivalents........      --        --         10
Cash and Cash Equivalents at Beginning of Year...        1         1         1
                                                  --------  --------  --------
Cash and Cash Equivalents at End of Year......... $      1  $      1  $     11
                                                  ========  ========  ========


                See accompanying notes to financial statements.

                          UNIGRAPHICS SOLUTIONS INC.
             (A SUBSIDIARY OF ELECTRONIC DATA SYSTEMS CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  Unigraphics Solutions Inc., a wholly owned subsidiary of Electronic Data Systems Corporation ("EDS"), was incorporated under the laws of the state of Delaware on October 2, 1997. Unigraphics Solutions Inc. is the successor to the Unigraphics business of EDS (the "Division") which operated within several business units of EDS through December 31, 1997. Unigraphics Solutions Inc. develops, markets and supports mechanical computer-aided design ("CAD"), computer-aided manufacturing ("CAM") and computer-aided engineering ("CAE") software to customers in more than 20 countries. All references to the "Company" in the notes to the financial statements refer to Unigraphics Solutions Inc. and its predecessor businesses and divisions.

  On January 1, 1998, EDS reorganized the business of the Division (the "Reorganization"). As part of the Reorganization, the businesses of the Division were combined under the Company. See Note 10 regarding transactions related to the implementation of the Reorganization.

 Basis of presentation

  The accompanying financial statements have been prepared using EDS' historical basis in the assets and liabilities of the Company. The financial statements reflect the results of operations, financial condition and cash flows of the Company as a component of EDS prior to the Reorganization and may not be indicative of the actual results of operations and financial position of the Company subsequent to the Reorganization. Management believes the income statements include a reasonable allocation of administrative costs, which are described in Note 2, incurred by EDS on behalf of the Company.

  All significant accounts and transactions among the Company's businesses have been eliminated. For financial reporting purposes, the equity accounts of the Company have been accumulated into a single disclosure caption entitled Stockholder's Net Investment.

 Marketable Securities

  Marketable securities at December 31, 1997 consist of corporate equity securities which are classified as available-for-sale. Management determines the appropriate classification of all securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company's available-for-sale securities are recorded at fair value. Unrealized holding gains, net of the related tax effect, of $1.7 million are excluded from net income and included in Stockholder's Net Investment. A decline in the fair value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security. Proceeds and realized gains from sales of marketable securities totaled $5.1 million during the year ended December 31, 1997. Specific identification is used to determine cost in computing gain or loss.

 Inventory Valuation

  Inventories, primarily consisting of computer equipment, are stated principally at the lower of cost or market using the average cost method and are included in prepaids and other current assets in the accompanying balance sheet. The Company uses EDS' centralized inventory purchase system whereby computer equipment is shipped directly from EDS or the vendor to the customer and charged to the Company through an intercompany transaction. Included in inventory are amounts for computer equipment which has been shipped to customers and charged to the Company but not yet billed to customers.

                          UNIGRAPHICS SOLUTIONS INC.
             (A SUBSIDIARY OF ELECTRONIC DATA SYSTEMS CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Property and Equipment

  Property and equipment are stated at cost, less accumulated depreciation. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Depreciation expense totaled $6.7 million, $8.1 million and $7.3 million during the years ended December 31, 1995, 1996 and 1997, respectively. The ranges of estimated useful lives are as follows:

                                                                           YEARS
                                                                           -----
   Facilities.............................................................  5-7
   Computer equipment.....................................................  5
   Other equipment and furniture..........................................  5-7

 Software, and Other Intangibles

  The Company capitalizes software development costs in compliance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Capitalization of software development costs begins upon the establishment of technological feasibility of the product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external forces including, but not limited to, anticipated future gross product revenue, estimated economic life and changes in software and hardware technology. Amortization of capitalized software development costs begins when the products are available for release to customers and is generally computed on a straight-line basis over 3 years or, if less, the remaining estimated economic life of the product. Software purchased by the Company, including amounts allocated to software when the Company was acquired by EDS, and utilized in designing software and operations is capitalized and amortized on a straight-line basis over a five- to eight-year period.

  In the accompanying statements of income, amortization is included in cost of software for capitalized software development costs and in cost of software or selling, general and administrative expenses for purchased software, as determined by the nature of the software. Amortization of capitalized and purchased software totaled $14.6 million, $14.8 million and $14.8 million during the years ended December 31, 1995, 1996 and 1997, respectively.

 Revenue Recognition

  The Company's software products are licensed to customers through the Company's direct sales force and by specific arrangements with certain distributors, value-added resellers and other marketing representatives. Revenue generated from licenses is recognized when the following criteria have been met: (a) a written contract for the license of software has been executed, (b) the Company has shipped the products to the customer, (c) the fee is fixed or determinable, and (d) collectibility is probable. Revenues recognized but not yet billed to customers total $103.1 million and $56.2 million, at December 31, 1996 and 1997, respectively. Unbilled revenue amounts recorded at December 31, 1997 and expected to be collected subsequent to 1998 total $18.9 million.

  Revenue from maintenance contracts is recognized ratably over the term of the agreement and is generally billed on a monthly basis. Deferred revenue is recorded when upfront payments are received for annual maintenance arrangements. Revenue from consulting, customer training and other services is recognized as the service is performed.

                          UNIGRAPHICS SOLUTIONS INC.
             (A SUBSIDIARY OF ELECTRONIC DATA SYSTEMS CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Cost of Revenue

  The cost of software licenses primarily consists of the cost of distributing the software products and an allocation of the amortization of capitalized software development costs and royalty fees paid to third parties under licensing agreements. Costs of maintenance and services primarily consist of staff and related costs associated with the generation and support of software service revenue and an allocation of the amortization of capitalized software development costs and royalty fees paid to third parties under licensing agreements. Management believes that the methodology for allocating the costs is reasonable.

 Currency Translation

  Assets and liabilities of non-U.S. subsidiaries or divisions whose functional currency is not the U.S. dollar are translated at current exchange rates. Revenue and expense accounts are translated using an average rate for the period. Translation gains (losses) are not included in determining net income but are reflected as a component of Stockholder's Net Investment. Cumulative currency translation adjustments included in Stockholder's Net Investment were $1.1 million and $0.7 million at December 31, 1996 and 1997, respectively. Foreign currency transaction gains (losses) were not material.

 Income Taxes

  The operations of the Company are included in EDS' consolidated income tax returns. Current and deferred taxes have been allocated to the Company as if taxes were computed on a stand-alone basis.

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Tax benefits of operating losses and tax credit carryforwards generated by the Company in foreign jurisdictions and utilized by EDS to offset non-Company taxable income in such jurisdictions are recognized by the Company as a reduction in Stockholder's Net Investment. See
Note 10 regarding the tax sharing agreement between the Company and EDS effective January 1, 1998.

 Statements of Cash Flows

  The Company uses the indirect method to present cash flows from operating activities and considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

 Financial Instruments

  The carrying amounts of the Company's other financial instruments, including cash and cash equivalents, trade accounts receivable, other current assets, trade accounts payable, and accrued expenses approximate fair value because of the short maturity of these instruments.

  The carrying amount and fair value of the Company's available-for-sale marketable securities was $2.7 million at December 31, 1997. The estimated fair value of the securities is based upon quoted market prices.

                          UNIGRAPHICS SOLUTIONS INC.
             (A SUBSIDIARY OF ELECTRONIC DATA SYSTEMS CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  At December 31, 1997, the Company also owned unvested warrants to purchase 447,091 shares of a public company for $0.11 per share. The warrants were acquired in exchange for reduced royalty fees from a private software company which was acquired by the public company in 1997. The warrants have a nominal carrying value and vest over 8 years, or earlier if the acquired company's revenues exceed predetermined amounts. The fair value of the underlying shares to which these unvested warrants relate was $13.8 million at December 31, 1997.

 Significant Customers

  Effective July 1, 1996, the Company's parent, EDS, entered into a corporate software license agreement with General Motors Corporation ("GM") which provided for the delivery of various software products as well as the provision of maintenance services for an initial term of three years. The Company has agreed to perform EDS' obligation to provide products and services under such agreement pursuant to a Memorandum of Understanding executed in connection with the Reorganization.

  During the years ended December 31, 1995, 1996 and 1997, the portion of Company revenues attributable to GM was 14%, 34%, and 6%, respectively. Other than GM, no single customer accounted for more than 10% of the Company's revenues in 1995, 1996 or 1997. Accounts receivable, including amounts unbilled, from GM accounted for 54% and 48% of total accounts receivable in 1996 and 1997, respectively.

  Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers constituting the Company's customer base and their dispersion across different industry and geographic areas. Accounts receivable are shown net of allowances of $4.9 million and $5.4 million as of December 31, 1996 and 1997, respectively.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

  During 1995 and the period from January 1, 1996 through June 30, 1996, Company billings to GM were included in the billings of EDS under a master agreement that, prior to EDS' split-off from GM, served as a framework for individual services agreements between GM and EDS. Management has estimated that the Company's portion of GM revenues for 1995 and 1996 under EDS' master service agreement with GM were $36.6 million and $21.4 million, respectively, based on the number of workstations installed with Unigraphics software during the year and average price per installed seat. Management believes that this estimate is reasonable.

 Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

  The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

NOTE 2: RELATED PARTY TRANSACTIONS

  The Company utilized central cash management systems of EDS to finance its operations. Cash requirements were satisfied either by intercompany transactions between EDS and the Company or by cash from

                          UNIGRAPHICS SOLUTIONS INC.
             (A SUBSIDIARY OF ELECTRONIC DATA SYSTEMS CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

operations. Such intercompany transactions are included in the Stockholder's Net Investment account in the balance sheets and as net cash advances to affiliates in the statements of cash flows. Intercompany transactions between EDS and the Company do not bear interest and therefore, no interest charge is reflected in the accompanying statements of income.

  EDS provides services for the Company for management, accounting, human resources, information systems, legal, taxes and other corporate activities. Such corporate expenses amounting to $5.5 million, $8.6 million and $6.6 million have been allocated to the Company during the years ended December 31, 1995, 1996 and 1997, respectively, and are reflected in the accompanying consolidated statements of income as selling, general and administrative expenses. These costs were allocated to the Company by multiplying Company revenues by a standard overhead rate for each period presented. The standard overhead rate was developed through analysis of actual services and related estimated costs provided to the Company on a historical basis. However, the costs of these transactions may differ from those that would result from transactions with unrelated parties.

  EDS has noncontributory defined benefit pension plans covering substantially all of its employees, including employees of the Company. Costs related to these plans are allocated to the Company based on the ratio of total payroll dollars of the Company to total payroll dollars of EDS for the employee groups of the respective plans and are included in selling, general and administrative expenses. During the years ended December 31, 1995, 1996 and 1997, the Company recognized expense of $1.8 million, $2.4 million and $2.7 million, respectively, for such pension coverage. In accordance with the provisions of the Management Services Agreement (Note 10), pension obligations to Company employees under these plans at December 31, 1997 will be funded by EDS.

  EDS has a deferred compensation plan which provides a long-term savings program for U.S. employees, including employees of the Company. This plan allows eligible employees to contribute a percentage of their compensation to a savings program and to defer income taxes until the time of distribution. EDS also offers a stock purchase plan which enables EDS employees to purchase shares of EDS common stock at 85% of the quoted market price through payroll deductions of up to 10% of their compensation.

NOTE 3: PROPERTY AND EQUIPMENT

  Property and equipment at December 31, 1996 and 1997 is summarized as follows (in thousands):

                                                        DECEMBER 31, 1996
                                                   ----------------------------
                                                           ACCUMULATED
                                                    COST   DEPRECIATION   NET
                                                   ------- ------------ -------
   Buildings and facilities....................... $ 4,036   $ 3,181    $   855
   Computer equipment.............................  45,106    29,279     15,827
   Other equipment and furniture..................   4,831     3,133      1,698
                                                   -------   -------    -------
     Total........................................ $53,973   $35,593    $18,380
                                                   =======   =======    =======
                                                        DECEMBER 31, 1997
                                                   ----------------------------
                                                           ACCUMULATED
                                                    COST   DEPRECIATION   NET
                                                   ------- ------------ -------
   Buildings and facilities....................... $ 3,562   $ 3,070    $   492
   Computer equipment.............................  46,499    29,468     17,031
   Other equipment and furniture..................   5,048     2,750      2,298
                                                   -------   -------    -------
     Total........................................ $55,109   $35,288    $19,821
                                                   =======   =======    =======

                          UNIGRAPHICS SOLUTIONS INC.
             (A SUBSIDIARY OF ELECTRONIC DATA SYSTEMS CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 4: SOFTWARE AND OTHER INTANGIBLES

  Software and other intangibles at December 31, 1996 and 1997 are summarized as follows (in thousands):

                                                         DECEMBER 31, 1996
                                                   -----------------------------
                                                            ACCUMULATED
                                                     COST   AMORTIZATION   NET
                                                   -------- ------------ -------
Software.......................................... $133,711   $ 94,329   $39,382
Other intangibles.................................      483        276       207
                                                   --------   --------   -------
  Total........................................... $134,194   $ 94,605   $39,589
                                                   ========   ========   =======
                                                         DECEMBER 31, 1997
                                                   -----------------------------
                                                            ACCUMULATED
                                                     COST   AMORTIZATION   NET
                                                   -------- ------------ -------
Software.......................................... $133,711   $109,016    24,695
Other intangibles.................................      605        343       262
                                                   --------   --------   -------
  Total........................................... $134,316   $109,359   $24,957
                                                   ========   ========   =======

NOTE 5: ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

  Accounts payable and accrued liabilities at December 31, 1996 and 1997 are summarized as follows (in thousands):

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
Accounts payable............................................... $ 4,624 $ 6,805
Accrued foreign value added tax................................   5,253   5,453
Accrued compensation...........................................   6,717   6,132
Accrued expenses...............................................  28,609  23,369
                                                                ------- -------
  Total........................................................ $45,203 $41,759
                                                                ======= =======

NOTE 6: INCOME TAXES

  Income taxes related to the Company were allocated as if they were calculated on a separate return basis. The provision for income tax expense is summarized as follows (in thousands):

                                                   U.S.    NON-
YEAR ENDED DECEMBER 31, 1995                      FEDERAL  U.S.   STATE   TOTAL
----------------------------                      ------- ------  ------ -------
Current.......................................... $ 9,226 $2,186  $1,101 $12,513
Deferred.........................................   1,416 (2,534)    230    (888)
                                                  ------- ------  ------ -------
  Total.......................................... $10,642 $ (348) $1,331 $11,625
                                                  ======= ======  ====== =======
                                                   U.S.    NON-
YEAR ENDED DECEMBER 31, 1996                      FEDERAL  U.S.   STATE   TOTAL
----------------------------                      ------- ------  ------ -------
Current.......................................... $18,124 $2,769  $2,450 $23,343
Deferred.........................................  26,355 (2,447)  4,298  28,206
                                                  ------- ------  ------ -------
  Total.......................................... $44,479 $  322  $6,748 $51,549
                                                  ======= ======  ====== =======

                          UNIGRAPHICS SOLUTIONS INC.
             (A SUBSIDIARY OF ELECTRONIC DATA SYSTEMS CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


                                                 U.S.     NON-
YEAR ENDED DECEMBER 31, 1997                    FEDERAL   U.S.   STATE    TOTAL
----------------------------                    -------  ------  ------  -------
Current........................................ $27,692  $3,317  $3,894  $34,903
Deferred....................................... (15,625) (1,920) (2,548) (20,093)
                                                -------  ------  ------  -------
  Total........................................ $12,067  $1,397  $1,346  $14,810
                                                =======  ======  ======  =======

  Income before income taxes included the following components (in thousands):

                                                      YEARS ENDED DECEMBER 31,
                                                      --------------------------
                                                       1995      1996     1997
                                                      -------  --------  -------
  U.S. income........................................ $33,046  $135,115  $38,297
  Non-U.S. income (loss).............................  (3,045)     (230)   1,526
                                                      -------  --------  -------
    Total............................................ $30,001  $134,885  $39,823
                                                      =======  ========  =======

  A reconciliation of income tax expense using the statutory federal income tax rate of 35.0 percent to the actual income tax expense follows (in thousands):

                                                     YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                      1995      1996     1997
                                                     -------  --------  -------
Income before income taxes.......................... $30,001  $134,885  $39,823
Statutory federal income tax........................  10,500    47,210   13,938
State income tax, net of federal tax benefit........     866     4,386      875
Non-US taxes, net of credit.........................     717       403      863
Research and experimentation credits................    (530)     (549)  (1,001)
Other...............................................      72        99      135
                                                     -------  --------  -------
  Total............................................. $11,625  $ 51,549  $14,810
                                                     =======  ========  =======
Effective income tax rate...........................    38.7%     38.2%    37.2%
                                                     =======  ========  =======

  The tax effects of temporary differences and carryforwards, which result in a significant portion of the deferred tax assets and liabilities, are as follows (in thousands):

                                                         DECEMBER 31,
                                             -------------------------------------
                                                    1996               1997
                                             ------------------ ------------------
                                             ASSETS LIABILITIES ASSETS LIABILITIES
                                             ------ ----------- ------ -----------
Adjustments necessary to convert accrued
 amounts to a tax basis..................... $4,383   $33,134   $3,120   $19,468
Accumulated depreciation/amortization.......    --     13,657      --      9,386
Allowance for doubtful accounts.............    496       --       338       --
Other.......................................    --      4,204      --      3,487
                                             ------   -------   ------   -------
  Subtotal..................................  4,879    50,995    3,458    32,341
  Less valuation allowance..................    --        --       --        --
                                             ------   -------   ------   -------
    Total................................... $4,879   $50,995   $3,458   $32,341
                                             ======   =======   ======   =======

                          UNIGRAPHICS SOLUTIONS INC.
             (A SUBSIDIARY OF ELECTRONIC DATA SYSTEMS CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Tax benefits of operating losses and tax credit carryforwards totaling $2.5 million, $2.4 million and $1.9 million for the years ended December 31, 1995, 1996 and 1997 generated by the Company in foreign jurisdictions and utilized by EDS to offset non-Company taxable income in such jurisdictions are recognized by the Company as a reduction in Stockholder's Net Investment.

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

NOTE 7: SEGMENT INFORMATION

 Industry Segments

  The Company's business involves operations in principally one industry segment: providing mechanical design automation software and related services to manufacturers for the design, analysis, testing and manufacturing of mechanical products.

 Geographic Segments

  The following presents information about the Company's operations in different geographic areas (in thousands):

                                                 AS OF AND FOR THE YEAR ENDED
                                                      DECEMBER 31, 1995
                                              ----------------------------------
                                                U.S.    EUROPE   OTHER   TOTAL
                                              -------- -------- ------- --------
   Revenues.................................. $135,555 $ 96,364 $35,703 $267,622
                                              ======== ======== ======= ========
   Operating income.......................... $ 24,801 $    643 $ 4,428 $ 29,872
                                              ======== ======== ======= ========
   Identifiable assets....................... $ 85,805 $ 40,185 $20,917 $146,907
                                              ======== ======== ======= ========
                                                 AS OF AND FOR THE YEAR ENDED
                                                      DECEMBER 31, 1996
                                              ----------------------------------
                                                U.S.    EUROPE   OTHER   TOTAL
                                              -------- -------- ------- --------
   Revenues.................................. $249,049 $117,172 $47,988 $414,209
                                              ======== ======== ======= ========
   Operating income.......................... $114,046 $ 11,440 $ 9,293 $134,779
                                              ======== ======== ======= ========
   Identifiable assets....................... $162,373 $ 40,149 $28,684 $231,206
                                              ======== ======== ======= ========
                                                 AS OF AND FOR THE YEAR ENDED
                                                      DECEMBER 31, 1997
                                              ----------------------------------
                                                U.S.    EUROPE   OTHER   TOTAL
                                              -------- -------- ------- --------
   Revenues.................................. $144,529 $112,785 $57,279 $314,593
                                              ======== ======== ======= ========
   Operating income.......................... $ 15,314 $ 13,577 $ 5,840 $ 34,731
                                              ======== ======== ======= ========
   Identifiable assets....................... $112,892 $ 34,258 $19,640 $166,790
                                              ======== ======== ======= ========

                          UNIGRAPHICS SOLUTIONS INC.
             (A SUBSIDIARY OF ELECTRONIC DATA SYSTEMS CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 8: COMMITMENTS AND CONTINGENT LIABILITIES

  The Company is not a party to any litigation other than ordinary, routine litigation incidental to its business. In the opinion of management, the ultimate liability, if any, resulting from the aforementioned contingencies will not have a material adverse effect on the Company's consolidated results of operations or financial position.

  The Company licenses software used to develop components of certain software products. Royalties are payable to developers of the software at various rates and amounts generally based on unit sales or revenues. Royalty expense was $3.4 million, $8.0 million, and $5.7 million for the years ended December 31, 1995, 1996 and 1997, respectively. Such costs are included in cost of revenues-software.

NOTE 9: SOLID EDGE ACQUISITION

  On March 2, 1998, the Company acquired the Solid Edge/EMS mechanical CAD/CAM business of Intergraph Corporation (the "Solid Edge Acquisition") for $105.0 million (excluding approximately $2 million of acquisition costs). The transfer of certain non-U.S. assets and personnel of the business is expected to be completed on or about March 31, 1998, subject to receipt of relevant government approvals. The Company borrowed $107.0 million from EDS pursuant to a credit agreement established in connection with the Reorganization (the "Intercompany Credit Agreement"). The cost of acquired companies is allocated first to identifiable assets based on estimated fair values. Costs allocated to identifiable intangible assets are amortized on a straight-line basis over the remaining estimated useful lives of the assets as determined by underlying contract terms or independent appraisals. Amounts allocated to in-process research and development costs are expensed in the period of acquisition. The excess of purchase price over the fair value of identifiable assets acquired, net of liabilities assumed, is recorded as goodwill and amortized on a straight-line basis over the useful life of five years. In connection with the acquisition, the Company incurred a charge of $42.0 million relating to the write off of acquired in-process research and development costs.

NOTE 10: REORGANIZATION AND AFFILIATE AGREEMENTS (UNAUDITED)

  The following transactions were consummated in connection with the
Reorganization:

  CAPITALIZATION--In addition to the $107.0 million borrowed under the Intercompany Credit Agreement in connection with the Solid Edge Acquisition, effective March 6, 1998, the Company issued to EDS as a dividend an Intercompany Note in the principal amount of $73.0 million. The Intercompany
Note is payable on March 6, 2001 and bears interest, payable semiannually, at a rate equal to the London Interbank Bid Rate ("LIBID") minus 0.5%. A portion of the amounts advanced to the Company under the Intercompany Credit Agreement in respect of the Solid Edge Acquisition is expected to be repaid to EDS with the net proceeds of the initial public offering discussed under Note 11 (the "Offering"). The Intercompany Credit Agreement restricts the Company from obtaining financing from any party other than EDS without written consent from EDS, unless EDS fails to provide funding available to the Company under the Intercompany Credit Agreement.

  CASH AND CASH EQUIVALENTS--Effective with the Reorganization, the Company began maintaining separate cash and investment accounts from EDS. Transactions with EDS no longer result in immediate charges and credits to the Company's cash equivalents, but are settled through intercompany billings. EDS manages the Company's cash management system under the Management Services Agreement discussed below.

  MANAGEMENT SERVICES AGREEMENT--The Company and EDS are parties to the Management Services Agreement, effective as of January 1, 1998 (the "Management Services Agreement") pursuant to which EDS performs various management services for the Company including treasury, risk management and tax, and similar administrative services, that EDS has historically provided to the Company. Amounts charged to the

                          UNIGRAPHICS SOLUTIONS INC.
             (A SUBSIDIARY OF ELECTRONIC DATA SYSTEMS CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

Company under this agreement approximate EDS' cost of providing the services plus a fixed fee equal to 0.5% of the Company's total revenues. The Management Services Agreement will expire on December 31, 2002 unless terminated earlier by either party if EDS and the Company are no longer under common control. Except for certain tax and treasury management services relating to consolidated operations or corporate policy of EDS, which the Company is required to purchase during the term of the Management Services Agreement, the Company or EDS may terminate any service on or after January 1, 2000 with prior notice of not less than five months.

  TAX SHARING AGREEMENT--The Company and EDS have entered into a tax sharing agreement (the "Tax Sharing Agreement") which provides for the allocation of tax liabilities during the tax periods the Company is part of consolidated federal, state and local income tax returns filed by EDS. In addition, the Tax Sharing Agreement sets out certain benefits and obligations of the Company and EDS for tax matters relating to periods before the Reorganization and for certain benefits and obligations that would affect the Company or EDS in the future if the Company ceased to be a member of EDS's consolidated group for federal income tax purposes. The Tax Sharing Agreement generally requires the Company to pay EDS the amount of federal, state and local income taxes that the Company would have been required to pay had the Company and its subsidiaries filed their own tax return or returns and not been included in the EDS consolidated group. The Company is jointly and severally liable for the federal income tax of EDS and the other companies included in the consolidated return for all periods in which the Company is included in the EDS consolidated group. EDS has agreed, however, to indemnify the Company for any liability for taxes reported or required to be reported on a consolidated return.

  Except for certain items specified in the Tax Sharing Agreement, EDS generally retains any potential tax benefit carryforwards, and remains obligated to pay all taxes, attributable to periods before the Reorganization.

  CREDIT AGREEMENT--In order to allow EDS to manage efficiently the cash and cash needs of its subsidiaries, the Company and EDS (or EDS Subsidiary, EDS Finance plc, as the case may be) are parties to the Intercompany Credit Agreement, pursuant to which the Company is required to borrow from EDS, and EDS is required to lend to the Company, any amount required by the Company to fund its daily cash requirements. In addition, EDS has made an advance to the Company under the Intercompany Credit Agreement in the amount of $107.0 million in connection with the Solid Edge Acquisition, which advance will be repaid upon consummation of the Offering. The maximum amount that the Company may borrow at any time from EDS under the Intercompany Credit Agreement (together with the other non-U.S. credit agreements referred to below) is $177.0 million at any time prior to the closing of the Offering, or $70.0 million at any time thereafter. Also, under the Intercompany Credit Agreement, the Company is required to lend to EDS all excess cash of the Company. The interest rate to be charged to the Company is the sum of the one-month London Interbank Offered Rate plus 0.5%. The interest rate to be charged to EDS is the one-month LIBID minus 0.5%. On any business day that the Company has excess cash available, it must use that cash to repay any outstanding loans it has under the Intercompany Credit Agreement or make an advance to EDS if no loans are outstanding. The Intercompany Credit Agreement will terminate on December 31, 2002, unless earlier terminated at the election of one of the parties upon the occurrence of certain events, including the termination of the Management Services Agreement or the cessation of EDS' beneficial ownership of 50% or more of the capital stock of the Company. In addition to the Intercompany Credit Agreement between the Company and EDS, EDS Finance plc, a wholly-owned subsidiary of EDS, has entered into or will enter into credit agreements with substantially all non-U.S. subsidiaries of the Company having terms similar to the Intercompany Credit Agreement.

                          UNIGRAPHICS SOLUTIONS INC.
             (A SUBSIDIARY OF ELECTRONIC DATA SYSTEMS CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  GM SUBCONTRACT--In connection with the Reorganization, EDS and the Company entered into a Memorandum of Understanding, effective January 1, 1998 (the "GM Subcontract"), pursuant to which the Company receives all revenues and performs EDS' obligations under the EDS/GM Site License Agreement and agrees to cooperate with EDS in providing additional products and services to GM under the EDS/GM MSA. The GM Subcontract further provides that the Company may provide directly to GM products and services that are outside of the scope of the EDS/GM MSA.

  OTHER AGREEMENTS--In addition to the agreements set forth above, the Company and EDS are parties to a Registration Rights Agreement described under "Shares Eligible for Future Sale." The Company and EDS are also parties to various subleases pursuant to which the Company subleases from EDS the real property occupied by the Company prior to the Reorganization. The terms of these sublease agreements incorporate the financial and other material terms of EDS' lease agreements for the subject properties.. The Company also has, or expects to enter into, other agreements with EDS or other EDS affiliates, pursuant to which the Company does not expect to receive or pay material amounts.

  PENSION BENEFITS--The Company and EDS have entered into an agreement which permits the employees of the Company to continue to participate in the benefit plans and programs sponsored by EDS until the Company establishes separate plans and programs for employees.

NOTE 11: PROPOSED PUBLIC OFFERING OF COMMON STOCK (UNAUDITED)

  On March 17, 1998, the Company's Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission for an initial public offering of the Company's Class A Common Stock. The Company contemplates using the proceeds from such offering to repay indebtedness incurred in connection with the Solid Edge Acquisition.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Intergraph Corporation

  We have audited the accompanying statements of assets sold of the Solid Edge and Engineering Modeling Systems Software Product Lines of Intergraph Corporation (the Product Lines) as of December 31, 1996 and 1997 and the related statements of revenues and direct expenses for each of the years in the three-year period ended December 31, 1997. These statements are the responsibility of the Product Lines' management. Our responsibility is to express an opinion on the statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.

  The Product Lines consist of products and services offered by various subsidiaries and divisions of Intergraph Corporation and as such do not constitute a separate legal entity. Accordingly, the statements of assets sold and revenues and direct expenses of the Product Lines have been carved out from the consolidated balance sheets and statements of operations of Intergraph Corporation. Management believes the assumptions underlying the statements of assets sold and revenues and direct expenses of the Product Lines to be reasonable.

  As described in Note 1, the accompanying financial statements were prepared for the purpose of complying with Rule 3-05 of Regulation S-X of the Securities and Exchange Commission and are not intended to be a complete presentation of assets and results of operations on a stand-alone basis of the Product Lines.

  In our opinion, the statements referred to above present fairly, in all material respects, the assets sold described in Note 2 of the Solid Edge and Engineering Modeling Systems Software Product Lines of Intergraph Corporation as of December 31, 1996 and 1997, and the revenues and direct expenses for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Birmingham, Alabama
February 28, 1998,
except for Note 2, as to which the date is March 2, 1998

                THE SOLID EDGE AND ENGINEERING MODELING SYSTEMS
                             SOFTWARE PRODUCT LINES
                           OF INTERGRAPH CORPORATION

                           STATEMENTS OF ASSETS SOLD

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1996    1997
                                                                 ------- -------
                                                                 (IN THOUSANDS)
Inventories and supplies........................................ $    36 $     6
Prepaid expenses................................................     334     214
Computer hardware, office equipment, and furniture..............   6,112   6,012
  Less--accumulated depreciation................................   3,865   4,946
                                                                 ------- -------
  Net computer hardware, office equipment, and furniture........   2,247   1,066
                                                                 ------- -------
Other assets....................................................      86      81
                                                                 ------- -------
Total Assets Sold............................................... $ 2,703 $ 1,367
                                                                 ======= =======



   The accompanying notes are an integral part of these financial statements.

                THE SOLID EDGE AND ENGINEERING MODELING SYSTEMS
                             SOFTWARE PRODUCT LINES
                           OF INTERGRAPH CORPORATION

                   STATEMENTS OF REVENUES AND DIRECT EXPENSES

                                                    YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                     1995      1996     1997
                                                    -------  --------  -------
                                                         (IN THOUSANDS)
Revenues
  Software......................................... $14,800  $ 15,419  $18,984
  Maintenance and services.........................  19,711    16,461   16,234
                                                    -------  --------  -------
    Total revenues.................................  34,511    31,880   35,218
                                                    -------  --------  -------
Direct expenses
  Cost of sales....................................   5,976     4,436    3,979
  Product development..............................  12,119    10,936    9,951
  Sales and marketing..............................  22,743    26,630   25,404
                                                    -------  --------  -------
    Total direct expenses..........................  40,838    42,002   39,334
                                                    -------  --------  -------
Excess of direct expenses over revenues............ $(6,327) $(10,122) $(4,116)
                                                    =======  ========  =======



   The accompanying notes are an integral part of these financial statements.

   THE SOLID EDGE AND ENGINEERING MODELING SYSTEMS SOFTWARE PRODUCT LINES OF
                            INTERGRAPH CORPORATION

   NOTES TO STATEMENTS OF ASSETS SOLD AND STATEMENTS OF REVENUES AND DIRECT
                                   EXPENSES

NOTE 1: ORGANIZATION, OPERATIONS, AND BASIS OF PRESENTATION

  "Solid Edge" and "Engineering Modeling Systems" ("EMS") software are application specific software products developed, marketed, and sold by Intergraph Corporation ("Intergraph") to end user customers for use in automation of the design of mechanical parts and assemblies. The products are sold by Intergraph through its direct sales force, its international subsidiary companies, and through indirect channels including distributors, business partners, and resellers.

  All significant intercompany accounts and transactions have been eliminated in combination of the accompanying statements.

  Historically, financial statements have not been prepared for the Solid Edge and EMS product lines as they do not represent a separate Intergraph legal entity or line of business. The accompanying statements are derived from the historical accounting records of Intergraph and its subsidiary companies, and present assets sold relative to these product lines as of December 31, 1996 and 1997, and revenues and direct expenses of the product lines for the three years in the period ended December 31, 1997. The Statements of Revenues and Direct Expenses includes all revenues and expenses directly attributable to the Solid Edge and EMS product lines for the periods presented. Direct expenses consist principally of cost of sales, product development expenses, and selling and marketing expenses. The Statements do not include general and administrative expenses, general corporate overhead, interest expense, or income taxes. These Statements are not intended to be a complete presentation of Solid Edge and EMS financial position and results of operations had these product lines operated as a stand alone entity, but were prepared for the purpose of complying with Rule 3-05 of Regulation S-X of the Securities and Exchange Commission. Historical operating results may not be indicative of results after acquisition of these product lines by the buyer.

NOTE 2: ASSET PURCHASE AGREEMENT

  The accompanying statements have been prepared for the purpose of presenting the assets sold pursuant to the Asset Purchase Agreement (the "Agreement") between Intergraph Corporation and Unigraphics Solutions Inc. ("USI"), a direct wholly owned subsidiary of Electronic Data Systems Corporation. Under the Agreement, which was consummated March 2, 1998, USI purchased from Intergraph for $105 million in cash certain of the assets of the Solid Edge and EMS product lines, including:

    1) Intellectual property interests, including the outright purchase of the Solid Edge and EMS source code, trademarks, and copyrights unique to those products, and license agreements with Intergraph for source code, patents and patent applications, and software development tools common to the acquired products and other products not sold to USI.

    2) Contract rights, including customer contracts (except for certain contracts between Intergraph and the United States government and contracts for the sale and maintenance of software used in the design and manufacturing of structural support systems for ships and other marine vessels), distributor, business partner, and reseller contracts, and unfulfilled bids and sales orders with customers.

    3) Inventories and supplies.

    4) Computer hardware, office equipment, and furniture.

    5) Prepaid expenses and other assets.

  In addition, USI extended offers of employment to Intergraph employees directly associated with the Solid Edge and EMS product lines.

                THE SOLID EDGE AND ENGINEERING MODELING SYSTEMS
               SOFTWARE PRODUCT LINES OF INTERGRAPH CORPORATION

                    NOTES TO STATEMENTS OF ASSETS SOLD AND
            STATEMENTS OF REVENUES AND DIRECT EXPENSES--(CONTINUED)


  Assets specifically retained by Intergraph and thus not included in the accompanying statements include, in addition to those described in 1) and 2) above, accounts receivable attributable to sales of the product lines up to the March 2, 1998 closing date, contracts related to real property associated with the product lines, and certain contracts for third party software utilized in the product lines.

  Liabilities of the product lines assumed by USI are limited to those arising subsequent to the date of closing under the assumed contracts described above. All liabilities arising from the operations of the product lines prior to the closing date, or relating to any of the assets retained, were retained by Intergraph.

NOTE 3: SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition: Revenues from software sales with no significant post-shipment obligations are recognized as software is shipped, with any post-shipment costs accrued at that time.

  Maintenance and services revenues are recognized ratably over the lives of the maintenance contracts or as services are performed.

  Billings may not coincide with the recognition of revenue. Unbilled accounts receivable occur when revenue recognition precedes billing to the customer, and arise primarily from sales with predetermined billing schedules. Billings in excess of sales occur when billing to the customer precedes revenue recognition, and arise primarily from maintenance revenue billed in advance of performance of the maintenance activity.

  Inventories: Inventories are stated at the lower of average cost or market.

  Computer Hardware, Office Equipment, and Furniture: Computer hardware, office equipment, and furniture is stated at cost. Depreciation is provided using the straight line method over estimated useful lives ranging from three years for computer hardware and office equipment to eight years for certain items of furniture.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 [Alternate Page for International Prospectus]

PROSPECTUS (Subject to Completion)
Issued March 19, 1998

                                  [LOGO]

                                    Shares
                        Unigraphics Solutions Inc.
                           CLASS A COMMON STOCK

                               -----------

OF THE     SHARES  OF CLASS A COMMON STOCK BEING OFFERED,      SHARES ARE BEING
OFFERED  INITIALLY OUTSIDE THE  UNITED STATES AND  CANADA BY THE  INTERNATIONAL
 UNDERWRITERS AND     SHARES ARE BEING  OFFERED INITIALLY IN THE UNITED STATES
 AND  CANADA BY THE  U.S. UNDERWRITERS. ALL  OF THE SHARES  OF CLASS A  COMMON
  STOCK BEING OFFERED ARE BEING SOLD  BY UNIGRAPHICS SOLUTIONS INC., WHICH IS
  CURRENTLY   A  WHOLLY   OWNED   SUBSIDIARY  OF   ELECTRONIC  DATA   SYSTEMS
   CORPORATION. UPON COMPLETION OF THE OFFERING, EDS WILL OWN 100% OF THE OUTSTANDING CLASS B COMMON STOCK OF THE COMPANY, WHICH WILL REPRESENT
   APPROXIMATELY    % OF THE COMBINED VOTING POWER OF ALL CLASSES OF  VOTING
    STOCK IN THE COMPANY (APPROXIMATELY   % IF THE U.S. UNDERWRITERS' OVER-
    ALLOTMENT OPTION IS EXERCISED IN  FULL). SEE "RELATIONSHIP WITH EDS AND
     CERTAIN TRANSACTIONS." PRIOR TO THE OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE CLASS A COMMON STOCK OR CLASS B COMMON STOCK.
      IT IS CURRENTLY  ESTIMATED THAT  THE INITIAL  PUBLIC OFFERING PRICE
      PER SHARE  OF CLASS A COMMON  STOCK WILL BE BETWEEN $     AND $   .
       SEE "UNDERWRITERS" FOR A DISCUSSION  OF THE FACTORS CONSIDERED IN
                DETERMINING THE INITIAL PUBLIC OFFERING PRICE.

                                  -----------

 HOLDERS OF CLASS A  COMMON STOCK GENERALLY HAVE RIGHTS  IDENTICAL TO THOSE OF
  HOLDERS  OF CLASS B  COMMON STOCK,  EXCEPT THAT HOLDERS  OF CLASS A  COMMON
    STOCK ARE  ENTITLED TO  ONE  VOTE PER  SHARE WHILE  HOLDERS OF  CLASS B
     COMMON  STOCK ARE  ENTITLED  TO 10  VOTES PER  SHARE  ON ALL  MATTERS
       SUBMITTED TO A  VOTE OF  STOCKHOLDERS. HOLDERS OF  CLASS A COMMON
        STOCK ARE GENERALLY ENTITLED TO  VOTE WITH THE HOLDERS OF CLASS
          B COMMON STOCK AS ONE CLASS  ON ALL MATTERS AS TO WHICH  THE
           HOLDERS OF CLASS B COMMON STOCK ARE ENTITLED TO VOTE. SEE
                         "DESCRIPTION OF CAPITAL STOCK."

                                  -----------

 APPLICATION WILL BE MADE TO LIST THE CLASS A COMMON STOCK FOR QUOTATION ON THE
                NASDAQ NATIONAL MARKET UNDER THE SYMBOL "UGSI."

                                  -----------

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
                                             -------- -------------- -----------
Per Share...................................    $           $            $
Total(3)....................................   $           $            $

-----
  (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (2) Before deducting expenses payable by the Company estimated at $   .
  (3) The Company has granted the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of additional Shares of Class A Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to
Company will be $   , $    and $   , respectively. See "Underwriters."

                                  -----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Shearman & Sterling, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about     , 1998 , at the office of
Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                  -----------

MORGAN STANLEY DEAN WITTER
            DONALDSON, LUFKIN & JENRETTE
                SECURITIES CORPORATION
                            HAMBRECHT & QUIST
                                   J.P. MORGAN & CO.
    , 1998

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

  All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the Prospectus which forms a part of this Registration Statement.

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is a statement of estimated expenses incurred by the Company in connection with the issuance and distribution of the securities being registered pursuant to this Registration Statement, other than underwriting discounts and commissions.

                                                                        AMOUNT
                                                                        -------
   Securities Act registration fee..................................... $36,875
   NASD filing fee.....................................................  13,000
   Blue sky qualification fees and expenses............................    *
   Printing and engraving fees and expenses............................    *
   Legal fees and expenses.............................................    *
   Accounting fees and expenses........................................    *
   Transfer agent and registrar fees and expenses......................    *
   Nasdaq National Market listing fee..................................    *
   Miscellaneous.......................................................    *
                                                                        -------
       Total........................................................... $   *
                                                                        =======

--------
* To be completed by amendment.

  All of the foregoing estimated costs, expenses and fees will be borne by the Company.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify directors and officers and certain other individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) in which such person is involved because such person is a director or officer of the corporation, if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. No indemnification shall be made to an officer or director or other qualified individual if such person shall have been adjudged to be liable to the corporation unless such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interest of the corporation and only to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought, determines that despite the adjudication of liability such person is fairly and reasonably entitled to such indemnification. If such person is successful on the merits or otherwise in defense of any action, then Section 145 provides that such person shall be indemnified against expenses including attorneys' fees actually and reasonably incurred by that person in connection therewith. Section 102(b)(7) of the DGCL provides that the liability of a director may not be limited or eliminated for the breach of such director's duty of loyalty to the corporation or its stockholders, for such director's intentional acts or omissions not in good faith, for such director's concurrence in or vote for an unlawful payment of a dividend or unlawful stock purchase or redemption or for any improper personal benefit derived by the director from any transaction.

  The Company's Bylaws provide that the Company will indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of the Company as a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The Company's Bylaws further provide that the Company may indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Company, or is or was serving or has agreed to serve at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

  The indemnification referred to in the preceding paragraph will be from and against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. However, such indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding the preceding two sentences, in the case of an action or suit by or in the right of the Company to procure a judgment in its favor (a) the indemnification referred to in this paragraph will be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (b) no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the Company unless, and only to the extent that, the Delaware Court of Chancery (or the court in which such action or suit was brought) determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery (or such other court) deems proper. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it will ultimately be determined that he or she is not entitled to be indemnified by the Company. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

  The indemnification described in the preceding two paragraphs will not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such a person.

  The Company will maintain insurance on behalf of any person who is or was or has agreed to serve at the request of the Company as a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against, and incurred by, him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Bylaws; provided, however, such insurance must be available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

 UNDERWRITING AGREEMENT

  The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to the Registration Statement, provides for the indemnification of the directors and officers of the Company against certain liabilities, including liabilities arising under the Securities Act.

  The above discussion of the Certificate of Incorporation, Bylaws, Underwriting Agreement and Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by the Certificate of Incorporation, Bylaws, Underwriting Agreement and such statute.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In connection with its formation on October 2, 1997, the Company issued 500 shares of common stock to EDS in consideration for a cash payment of $1,000. Effective January 1, 1998 the Company issued an additional 500 shares of common stock to EDS in consideration for the assets transferred to the Company in connection with the Reorganization. Effective March 6, 1998, the Company issued as a dividend a $73 million Intercompany Note to EDS. Prior to the consummation of the Offering the 1,000 shares of common stock will be
reclassified into     shares of Class B Common Stock. Based on the
relationship between the Company and EDS and other factors, the Company believes that these issuances and distributions were exempt from registration under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

  (a) Exhibits

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  1.1*   --Form of Underwriting Agreement.
  3.1*   --Restated Certificate of Incorporation of the Company.
  3.2*   --Amended and Restated Bylaws of the Company.
  4.1*   --Registration Rights Agreement between the Company and EDS.
  4.2*   --Specimen Stock Certificate for the Class A Common Stock, par value
           $.01 per share, of the Company.
  5.1*   --Opinion of Baker & Botts, L.L.P. regarding legality of securities being registered.
 10.1*   --Registration Rights Agreement between the Company and EDS (see
           Exhibit 4.1).
 10.2*   --Intercompany Agreement, effective as of January 1, 1998, between the
           Company and EDS.
 10.3*   --Management Services Agreement, effective as of January 1, 1998, between the Company and EDS.
 10.4*   --Credit Agreement, effective as of January 1, 1998, between the
           Company and EDS.
 10.5*   --Form of Credit Agreement entered into between EDS Finance Plc and each of substantially all of the Non-U.S. subsidiaries of the
           Company, each effective as of January 1, 1998.
 10.6*   --Intercompany Note of Unigraphics Solutions Inc., dated March 6,
           1998, in the principal amount of $73 million issued to EDS.
 10.7*   --Tax Sharing Agreement, effective as of January 1, 1998, between the
           Company and EDS.
 10.8*   --Memorandum of Understanding, effective as of January 1, 1998, between EDS and the Company regarding performance of certain obligations of EDS to General Motors Corporation.
 10.9    --Asset Purchase Agreement, dated as of March 2, 1998, among the
           Company, certain subsidiaries of the Company, Intergraph Corporation and certain subsidiaries of Intergraph Corporation.
 10.10*  --Unigraphics Solutions Inc. 1998 Incentive Plan.
 10.11   --Form of Indemnification Agreement to be entered into by the Company and certain of the directors and executive officers of the Company.
 10.12*  --Employment Agreement, dated as of     , 1998, between the Company
           and John J. Mazzola.
 10.13*  --Employment Agreement, dated as of     , 1998, between the Company
           and Anthony J. Affuso.

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
 10.14*  --Employment Agreement, dated as of     , 1998, between the Company
           and Douglas Barnett.
 10.15*  --Employment Agreement, dated as of     , 1998, between the Company
            and Donald E. Davidson.
 10.16*  --Employment Agreement, dated as of     , 1998, between the Company
           and James Duncan.
 10.17*  --Employment Agreement, dated as of     , 1998, between the Company
           and Dennis P. Kruse.
 21.1    --Subsidiaries of the Company.
 23.1    --Consent and report on schedule of KPMG Peat Marwick LLP.
 23.2    --Consent of Ernst & Young LLP.
 23.3    --Consent of Baker & Botts, L.L.P. (included in the opinion filed as
           Exhibit 5.1 to this Registration Statement).
 24.1    --Powers of Attorney (included in the signature page of this
           Registration Statement).
 27.1    --Financial Data Schedule.

--------
* To be filed by amendment.

(b) Financial Statement Schedule
    Schedule II Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant also undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MARYLAND HEIGHTS, STATE OF MISSOURI, ON MARCH 19, 1998.

                                          Unigraphics Solutions Inc.

                                                   /s/ John J. Mazzola
                                          By: _________________________________
                                                      JOHN J. MAZZOLA
                                               President and Chief Executive
                                                          Officer

  KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Unigraphics Solutions Inc., a Delaware corporation, which is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints Gary J. Fernandes, Gary B. Moore and D. Gilbert Friedlander, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, it being understood that said attorneys-in-fact and agents, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person and that each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

        SIGNATURE                      TITLE                      DATE

   /s/ John J. Mazzola       President and Chief             March 19, 1998
_________________________    Executive Officer
     JOHN J. MAZZOLA         (Principal Executive
                             Officer)

 /s/ Douglas E. Barnett      Vice President and Chief        March 19, 1998
_________________________    Financial Officer
   DOUGLAS E. BARNETT        (Principal Financial and
                             Accounting Officer)

  /s/ Gary J. Fernandes      Chairman of the Board of        March 19, 1998
_________________________    Directors
    GARY J. FERNANDES

    /s/ Gary B. Moore        Vice Chairman of the            March 19, 1998
_________________________    Board of Directors
      GARY B. MOORE

                           UNIGRAPHICS SOLUTIONS INC.
              (A DIVISION OF ELECTRONIC DATA SYSTEMS CORPORATION)

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                   ADDITIONS  ADDITIONS
                        BALANCE AT CHARGED TO CHARGED TO            BALANCE AT
                        BEGINNING  COSTS AND    OTHER                  END
                         OF YEAR    EXPENSES   ACCOUNTS  DEDUCTIONS  OF YEAR
                        ---------- ---------- ---------- ---------- ----------
For the year ended
 December 31, 1997
  Allowance for
   doubtful accounts...   $4,907     2,425       --        1,914      $5,418
                          ------     -----       ---       -----      ------
    Total valuation and
     qualifying
     accounts..........   $4,907     2,425       --        1,914      $5,418
                          ======     =====       ===       =====      ======
For the year ended
 December 31, 1996
  Allowance for
   doubtful accounts...   $5,181     1,251       --        1,525      $4,907
                          ------     -----       ---       -----      ------
    Total valuation and
     qualifying
     accounts..........   $5,181     1,251       --        1,525      $4,907
                          ======     =====       ===       =====      ======
For the year ended
 December 31, 1995
  Allowance for
   doubtful accounts...   $1,959     2,994       --         (228)     $5,181
                          ------     -----       ---       -----      ------
    Total valuation and
     qualifying
     accounts..........   $1,959     2,994       --         (228)     $5,181
                          ======     =====       ===       =====      ======

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  1.1*   --Form of Underwriting Agreement.
  3.1*   --Restated Certificate of Incorporation of the Company.
  3.2*   --Amended and Restated Bylaws of the Company.
  4.1*   --Registration Rights Agreement between the Company and EDS.
  4.2*   --Specimen Stock Certificate for the Class A Common Stock, par value
           $.01 per share, of the Company.
  5.1*   --Opinion of Baker & Botts, L.L.P. regarding legality of securities being registered.
 10.1*   --Registration Rights Agreement between the Company and EDS (see
           Exhibit 4.1).
 10.2*   --Intercompany Agreement, effective as of January 1, 1998, between the
           Company and EDS.
 10.3*   --Management Services Agreement, effective as of January 1, 1998, between the Company and EDS.
 10.4*   --Credit Agreement, effective as of January 1, 1998, between the
           Company and EDS.
 10.5*   --Form of Credit Agreement entered into between EDS Finance Plc and each of substantially all of the Non-U.S. subsidiaries of the
           Company, each effective as of January 1, 1998.
 10.6*   --Intercompany Note of Unigraphics Solutions Inc., dated March 6,
           1998, in the principal amount of $73 million issued to EDS.
 10.7*   --Tax Sharing Agreement, effective as of January 1, 1998, between the
           Company and EDS.
 10.8*   --Memorandum of Understanding, effective as of January 1, 1998, between EDS and the Company regarding performance of certain obligations of EDS to General Motors Corporation.
 10.9    --Asset Purchase Agreement, dated as of March 2, 1998, among the
           Company, certain subsidiaries of the Company, Intergraph Corporation and certain subsidiaries of Intergraph Corporation.
 10.10*  --Unigraphics Solutions Inc. 1998 Incentive Plan.
 10.11   --Form of Indemnification Agreement to be entered into by the Company and certain of the directors and executive officers of the Company.
 10.12*  --Employment Agreement, dated as of     , 1998, between the Company
           and John J. Mazzola.
 10.13*  --Employment Agreement, dated as of     , 1998, between the Company
           and Anthony J. Affuso.
 10.14*  --Employment Agreement, dated as of     , 1998, between the Company
           and Douglas Barnett.
 10.15*  --Employment Agreement, dated as of     , 1998, between the Company
           and Donald E. Davidson.
 10.16*  --Employment Agreement, dated as of     , 1998, between the Company
           and James Duncan.
 10.17*  --Employment Agreement, dated as of     , 1998, between the Company
           and Dennis P. Kruse.
 21.1    --Subsidiaries of the Company.
 23.1    --Consent and report on schedule of KPMG Peat Marwick LLP.
 23.2    --Consent of Ernst & Young LLP.
 23.3    --Consent of Baker & Botts, L.L.P. (included in the opinion filed as
           Exhibit 5.1 to this Registration Statement).
 24.1    --Powers of Attorney (included in the signature page of this
           Registration Statement).
 27.1    --Financial Data Schedule.

--------
*To be filed by amendment.